As filed with the Securities and Exchange Commission on November 20, 2015

Registration No. 333-207117

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4

to

Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kitov Pharmaceuticals Holdings Ltd.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	2834	Not Applicable
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Classification Code Number)

One Azrieli Center, Round Building, Tel Aviv, 6701101 Israel
+972-2-6254124
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19715
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Perry Wildes, Adv.	Rick A. Werner, Esq.	Robert F. Charron, Esq.	Ronen Kantor, Adv.
Gross, Kleinhendler,	Haynes and Boone, LLP	Ellenoff Grossman	Doron Tikotzky Kantor
Hodak, Halevy,	30 Rockefeller Plaza,	& Schole LLP	Gutman Cederboum
Greenberg & Co. One Azrieli Center Tel Aviv 67021, Israel Tel: +972 (3) 607-4444	26th Floor New York, New York 10112 (212) 659-7300	1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300	12 Abba Hillel Silver Street Ramat Gan 52506, Israel Tel: +972 (3) 613 3371

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)(3)		Amount of Registration Fee (6)
Ordinary shares, no par value per share, represented by American Depositary Shares	US$	13,411,875	US$	1,350.58
Warrants to purchase American Depositary Shares		14,375		1.45
Ordinary shares underlying the American Depositary Shares issuable upon exercise of warrants		13,411,875		1,350.58
Underwriter’s warrants to purchase American Depositary Shares(4)		—		—
Ordinary shares underlying the American Depositary Shares issuable upon exercise of underwriter’s warrants (5)		670,594		67.53
Total	US$	27,508,719	US$	2,770.14

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) American Depositary Shares, or ADSs, issuable upon deposit of ordinary shares registered hereby are registered under a separate registration statement on Form F-6 (Registration No. 333-207858). Each ADS represents twenty (20) ordinary shares.

(3) Includes shares granted pursuant to the underwriters’ over-allotment option.

(4) In accordance with Rule 457(g) under the Securities Act, because the ordinary shares of the Registrant underlying the Underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 100% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriter’s warrants is $670,594 (which is equal to 5% of $13,411,875).

(6) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 20, 2015

1,250,000 American Depositary Shares Each Representing 20 Ordinary Shares

1,250,000 Warrants to Purchase American Depositary Shares

We are offering American Depositary Shares, or ADSs, and warrants to purchase ADSs, or warrants, at an offering price of $  per ADS and $ per warrant. The ADSs and warrants will be separately issued, but the ADSs and warrants will be issued and sold to purchasers in equal proportion. Each warrant will have a per ADS exercise price of 100% of the per ADS public offering price, will be exercisable immediately and will expire five years from the date of issuance. Each ADS represents 20 of our ordinary shares. This is our initial public offering in the United States.

Our ordinary shares are currently traded on the Tel Aviv Stock Exchange, or the TASE, under the symbol “KTOV.” The last reported sale price of our ordinary shares on the TASE on November 16, 2015 was NIS 1.815, or $ 0.466, per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.892 = $1.00).

No public market currently exists for our ordinary shares, ADSs or warrants in the United States.

We have applied to list our ADSs and warrants on The NASDAQ Capital Market under the symbols “KTOV” and “KTOVW”, respectively.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act) and will be subject to reduced public company reporting requirements.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our ADSs and warrants.

Neither the Securities and Exchange Commission, the Israeli Securities Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Per Warrant	Total
Initial public offering price	$	$	$
Underwriting discounts and commissions (1)	$	$	$
Proceeds to us (before expenses) (2)	$	$	$

(1)	In addition, we have agreed to reimburse the representative for certain expenses and to issue to the representative warrants equal to 5% of the ADSs sold in this offering. See “Underwriting” beginning on page 108 for a complete description of discounts, compensation and fees payable to the underwriters.
(2)	Does not include proceeds from the exercise of the warrants in cash, if any.

The underwriters will receive compensation in addition to the underwriting discounts and commissions. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the underwriters to purchase up to 187,500 additional ADSs and/or warrants to purchase up to an additional 187,500 ADSs from us at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $ , and the total proceeds to us, before expenses, will be $ .

The underwriters expect to deliver the ADSs and warrants to purchasers in the offering on or about  , 2015.

Rodman & Renshaw a unit of H.C. Wainwright & Co.	Joseph Gunnar & Co.

The date of this prospectus is , 2015

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. When you make a decision about whether to invest in our ADSs and warrants, you should not rely upon any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our ADSs and warrants means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these ADSs or warrants in any circumstances under which the offer or solicitation is unlawful.

Until and including 25 days after the date of this prospectus, all dealers that buy, sell, or trade our ADSs or warrants, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources.

Unless otherwise indicated, all information contained in this prospectus (i) gives retrospective effect to a consolidation of our share capital at a ratio of 1:13, which was effected on November 30, 2014, or the Consolidation, so that: (A) each 13 ordinary shares of Kitov Holdings were consolidated into one ordinary share of Kitov Holdings; and (B) each of the Company’s options (tradable and non-tradable) outstanding immediately prior to the consolidation of the share capital was adjusted by multiplying the number of ordinary shares into which such option was exercisable by 1/13 (rounded to 0.07692) and (ii) assumes no exercise of the underwriter’s option to purchase up to  additional ADSs and/or warrants to purchase up at an additional ADSs to cover over-allotments, if any.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our ADSs and warrants. You should read this summary together with the more detailed information appearing in this prospectus, including “Risk factors,” “Selected consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations,” “Business” and our consolidated financial statements and the related notes included at the end of this prospectus, before making an investment in our ADSs and warrants. Unless the context otherwise requires, all references to (i) “Kitov Holdings,” refers to Kitov Pharmaceuticals Holdings Ltd., (ii) “we,” “us,” “our,” and similar designations refer to Kitov Pharmaceuticals Holdings Ltd., together with its wholly-owned subsidiary, Kitov Pharmaceuticals Ltd., and (iii) “Kitov Pharmaceuticals” refers to Kitov Pharmaceuticals Ltd., the wholly owned subsidiary of Kitov Pharmaceuticals Holdings Ltd. The terms “shekels”, “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar”, “US$” or “$” refer to U.S. dollars, the lawful currency of the United States and the term “Euro” or “€” refer to the Euro, the lawful currency of the European Union member states. Unless derived from our financial statements or otherwise indicated, U.S. dollar translations of NIS amounts and U.S. dollar translations of Euro amounts presented in this prospectus are translated using the rate of NIS 3.776 to $1.00 and Euro 0.9068 to $1.00, respectively, based on the exchange rates reported by the Bank of Israel on June 30, 2015. We report under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”).

Our company

We are a biopharmaceutical company focused on the development of therapeutic candidates for the simultaneous treatment of two clinical conditions:

•	pain caused by osteoarthritis; and
•	hypertension (high blood pressure), which can be pre-existing or caused by the treatment for osteoarthritis.

In particular, we focus on developing combinations of existing drugs in advanced stages of development. We currently have two combinations in our pipeline, KIT-301, based on the generic drugs naproxen and isradipine, and KIT-302, based on celecoxib and the generic drug amlodipine besylate. Both naproxen and celecoxib are active ingredients of known and approved-for-use drugs designed primarily to relieve pain caused by osteoarthritis. Celecoxib is the active ingredient in the branded drug “Celebrex®”. These combinations are designed to simultaneously relieve pain caused by osteoarthritis and treat hypertension, which is one of the side effects of using Non-Steroidal Anti-Inflammatory Drugs, or NSAIDs, for treating pain caused by osteoarthritis.

We are currently focusing our development efforts on KIT-302, which is in an advanced stage of its Phase III clinical study. We are currently not developing KIT-301, for which we have an active investigational new drug, or IND, due to our need to allocate resources for advancing the development of KIT-302. Depending on market acceptance of KIT-302 if approved, we will consider whether to continue the further development of KIT-301.

Where applicable, we intend to seek U.S. Food and Drug Administration, or FDA, approval for the commercialization of our therapeutic candidates through the Section 505(b)(2) regulatory path under the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and in corresponding regulatory paths in other foreign jurisdictions. Our current pipeline consists of two clinical development therapeutic candidates, KIT-301 and KIT-302, which have been cleared for Phase III clinical trials, which will then be subject to review and approval by the FDA. Upon and subject to receipt of the requisite approvals, we intend to commercialize our therapeutic candidates through licensing and other commercialization arrangements with pharmaceutical companies on a global and/or territorial basis. We may also evaluate, on a case by case basis, co-development and similar arrangements, as well as independent commercialization of our therapeutic candidates.

Our competitive strengths

We believe there are several advantages to the products we are developing, such as:

•	providing a solution to the concerns of physicians who avoid prescribing NSAID treatment for pain caused by osteoarthritis due to its cardiovascular side effects;

•	reassuring physicians who are concerned that their patients who are treated for osteoarthritis will be also treated for hypertension, which is a known side effect of NSAID treatments for pain caused by osteoarthritis. This is a particular concern, as hypertension is usually not accompanied by tangible symptoms, and therefore patients may not be aware of their condition or the need to treat it;

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•	using one drug that also includes an active ingredient that treats hypertension either as an existing condition or as a side effect of using other drugs, ensures that the patient receives the suitable treatment for their disease and for its side effect;

•	purchasing one drug as opposed to purchasing two separate drugs may lead to financial savings for patients in the U.S. by requiring payment of just one co-payment and prescription fee as opposed to a double co-payment and prescription fee. In addition, the use of one combination drug reduces the patient’s discretion with respect to whether to purchase and use only one of the drugs and provides a comprehensive dual medical treatment in one combined drug; and

•	using calcium channel blockers in our therapeutic candidates as an antihypertensive. Calcium channel blockers are not included in the FDA Safety Information Release for NSAIDs co-administered with ACE inhibitors or with angiotensin II receptor antagonists.

In addition to the aforementioned medical and economic advantages, we believe the combination drugs that we have developed have several commercial advantages, such as reduced development time compared to the development time of new chemical entities (NCEs) and decreased risk factors in the development process. These commercial advantages derive from the fact that combination drugs are based on known materials already approved for use by the FDA. The FDA offers a shortened regulatory procedure referred to as a “505(b)(2) NDA” to approve combination drugs. This procedure may be used to file a request to approve a product that relies on the results of the safety and effectiveness trials performed for the components of the combination in the past by others and not by the filers of the request for approval. Accordingly, the approval process in a 505(b)(2) NDA is shorter and less expensive compared to the approval process for NCEs. In addition, the use of known, proven and safe components recognized by physicians and medical organizations, and the enhanced medical effect of concurrently treating and preventing hypertension, may shorten the time and decrease the costs usually required for the acceptance of the new product in the drug marketplace.

Our strategy

Our goal is to become a significant player in the development of innovative chemical drugs with a clinical and commercial added value, based on known and approved-for-use drugs.

Key elements of our strategy are to:

•	develop combination products with clinical and commercial advantages in the treatment of hypertension and pain caused by osteoarthritis, based on a combination of existing drugs and obtain approval thereof from the FDA and other foreign regulatory authorities;

•	expand our line of therapeutic candidates through the acquisition or in-licensing of technologies, products and drugs intended to meet clinical needs, thereby utilizing the skills, knowledge and experience of our personnel to develop and enhance the value of additional products, and bring them to market efficiently;

•	capitalize on the FDA’s 505(b)(2) regulatory pathway to obtain more timely and efficient approval of our formulations of previously approved products, when applicable; and

•	cooperate with third parties to both develop and commercialize therapeutic candidates in order to share costs and leverage the expertise of others.

We intend to enter into sub-license agreements with international companies for potential or future therapeutic candidates based on potential upfront and milestone payments, royalties and/or other marketing arrangements, depending on product and market conditions.

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Risks associated with our business

Investing in our ADSs and warrants involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 7 before making a decision to invest in our ADSs and warrants. The following is a summary of some of the principal risks we face:

•	we have a history of operating losses. We expect to incur additional losses in the future and may never be profitable;

•	our limited operating history as a pharmaceutical research and development company makes it difficult to evaluate our business and prospects;

•	our current working capital is not sufficient to complete our research and development with respect to each of our therapeutic candidates. Our failure to raise sufficient capital would significantly impair our ability to fund our operations, develop our therapeutic candidates, attract development or commercial partners and retain key personnel;

•	if we and/or our potential commercialization partners are unable to obtain FDA or other foreign regulatory authority approval for our therapeutic candidates, we and/or our potential commercialization partners will be unable to commercialize our therapeutic candidates;

•	clinical trials may involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. We and/or our potential commercialization partners will not be able to commercialize our therapeutic candidates without completing such trials;

•	we rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including, but not limited to, failing to meet established deadlines for the completion of such clinical trials;

•	even if our therapeutic candidates receive regulatory approval or do not require regulatory approval, they may not become commercially viable products; and

•	the market for our therapeutic candidates is rapidly changing and competitive, and new drug delivery mechanisms, drug delivery technologies, new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

•

one of the active pharmaceutical ingredients we use in KIT-302, celecoxib, enjoys patent protection in the United States until December 2015. If the patent on this active pharmaceutical ingredient is further extended, it would delay the commercialization of our leading therapeutic candidate.

Non – Binding Term Sheet

On October 27, 2015, we announced that we had entered into a non-binding term sheet with NextGen Biomed Ltd., or NextGen, an Israeli company publicly traded on the TASE, for either our acquisition of NextGen’s 98.6% holdings in its privately-held subsidiary, Dermipsor Ltd., or Dermipsor, or the receipt of an exclusive license for all Dermipsor's intellectual property, all in consideration for $1.2 million, or the Consideration. Under the terms of the term sheet, we would have the right, in our sole discretion, to pay the Consideration with our ordinary shares instead of a cash payment, provided that we would not issue more than 2,296,450 ordinary shares, which would constitute 15.1% of our issued and outstanding share capital immediately prior to this offering. NextGen would also be entitled to additional consideration upon the attainment of certain milestones, and we would have the right, in our sole discretion, to pay such additional consideration with our ordinary shares, provided that upon issuance of additional ordinary shares, the number of shares to be issued to NextGen would not exceed, together with the originally issued ordinary shares, 2,578,753 ordinary shares, constituting 19.9% of our issued and outstanding share capital immediately prior to this offering. The shares issued to NextGen would be subject to a twenty-four (24) month resale restriction. The transaction is subject to execution of a final binding agreement between the parties approved by the relevant organs of each party.

Based on information we received from NextGen, Dermipsor Ltd. is a privately-held biopharmaceutical company focused on the development of a combination topical drug for the treatment of psoriasis, a dermatological disease characterized by patches of abnormal skin. For more information, see "Business – Non-Binding Term Sheet".

Financial Update

While we have not finalized our full financial results for the nine month period ending September 30, 2015, we had approximately $981,000 of cash and cash equivalents as of September 30, 2015. Our current cash resources are not sufficient to complete the research and development of either of our therapeutic candidates. This cash amount is an estimate only, has not been reviewed and is subject to change upon completion of the review of our financial statements as of and for the quarter ended September 30, 2015. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of September 30, 2015.

Corporate information

Kitov Holdings was incorporated under the laws of the State of Israel (under a previous name) on August 12, 1968. Our principal executive offices are located at One Azrieli Center, 132 Menachem Begin Road, Tel Aviv, Israel, and our telephone number is 972-2-625-4124. Our website is www.kitovpharma.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

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THE OFFERING

ADSs we are offering

1,250,000 ADSs representing 25,000,000 ordinary shares (or 1,437,500 ADSs representing 28,750,000 ordinary shares if the underwriters exercise their over-allotment option to purchase additional ADSs in full).

Warrants we are offering	Warrants to purchase 1,250,000 ADSs. Each warrant will have a per ADS exercise price of 100% of the per ADS public offering price, will be exercisable upon issuance and will expire in five years from the date of issuance. The ADSs issuable upon exercise of the warrants will be subject to anti-dilution in certain circumstances. See the “Description of Securities” section of this prospectus.

The ADSs and warrants will be separately issued, but the ADSs and warrants will be issued and sold to purchasers in equal proportion.

Option to purchase additional ADSs and warrants

We have granted to the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to an aggregate of 187,500 additional ADSs and/or additional warrants to purchase up to an aggregate amount of 187,500 ADSs solely to cover over-allotments, if any.

Ordinary shares to be outstanding after this offering	37,958,560 ordinary shares, or 62,958,560 ordinary shares if the warrants offered in this offering are exercised in full. If the underwriters exercise their over-allotment option in full, the ordinary shares outstanding immediately after this offering will be 41,708,560 ordinary shares, or 70,458,560 ordinary shares if the warrants offered in this offering are exercised in full.

Offering Price

The offering price will be determined by reference to the closing price of our ordinary shares on the TASE, on the pricing date after taking into account prevailing market conditions and through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. On November 16, 2015, the last reported sale price of our ordinary shares was New Israeli Shekel, or NIS 1.815, or $0.466, per share (based on the exchange rate reported by the Bank of Israel for such date).

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $10,123,603, or approximately $11,874,850 if the underwriters exercise their over-allotment option to purchase additional ADSs and warrants in full, assuming an initial public offering price of $9.33 per ADS, based on last reported sale price of our ordinary shares on the TASE on November 16, 2015 (based on the exchange rate reported by the Bank of Israel on that date) and $0.01 per warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering as follows:

(i) approximately $1.5 million to expand our clinical development program, specifically with respect to the Phase III clinical trial for our leading therapeutic candidate, KIT-302;

(ii) approximately $1.0 million to finance the CMC activities required for submitting a New Drug Application (NDA) for KIT-302 to the FDA;

(iii) approximately $0.5 million to perform the final PK (pharmacokinetic) trial for the selected formulation of KIT-302;

(iv) approximately $0.5 million to finance our business development activities to enable out-licensing of our leading therapeutic candidate, KIT-302;

(v) up to approximately $0.6 million to repay outstanding loans entered into on August 12, 2015, or the August Loans, See "Business – August Loan Agreement" on page of this prospectus;

(vi) approximately $1 to $3 million to expand our clinical development pipeline for additional drug products; and

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(vii) the balance of the net proceeds for general corporate purposes, including working capital requirements. See “Use of Proceeds” on page 30 of this prospectus.

Depositary	The Bank of New York Mellon, Depositary

The ADSs	Each ADS represents 20 ordinary shares. The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement. To better understand the terms of the ADSs and warrants, you should carefully read the “Description of Securities” section of this prospectus. You should also read the deposit agreement and warrant agent agreement, which are filed as exhibits to the registration statement that includes this prospectus.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Proposed NASDAQ Capital Market symbol	We have applied to list our ADSs and our warrants on The NASDAQ Capital Market under the symbols “KTOV” and “KTOVW”, respectively. Our ordinary shares are currently traded on the TASE under the symbol “KTOV.”

The number of ordinary shares to be outstanding after this offering is based on 12,958,560 ordinary shares outstanding as of November 16, 2015.

Unless otherwise indicated, all information in this prospectus:

•               assumes an initial public offering price of $9.33 per ADS, based on the last reported sale price of our ordinary shares on the TASE on November 16, 2015 (based on the exchange rate reported by the Bank of Israel on that date) and $0.01 per warrant;

•               assumes no exercise by holders of our 50,053,450 Series 2 Traded warrants to purchase 3,850,111 ordinary shares;

•               assumes no exercise by holders of our options to purchase 232,888 ordinary shares at a weighted average exercise price of NIS 9.52 (approximately $2.52) per share under our 2013 Option Plan, as amended;

•               excludes the ordinary shares issuable at our discretion upon conversion of our outstanding August Loans following closing of this offering;

•               excludes up to 1,720,000 ordinary shares issuable upon exercise of warrants issued to the lenders under our August Loans;

•               excludes 1,379,060 ordinary shares issuable upon achievement of the milestone pursuant to the Share Transfer Agreement. See "Business – Share Transfer Agreement with Kitov Pharmaceuticals";

•               excludes ordinary shares underlying the ADSs issuable upon exercise of warrants to be issued in this offering;

•               assumes no exercise by the underwriters of their over-allotment option to purchase from us up to 187,500 additional ADSs and additional warrants to purchase up to 187,500 ADSs; and

•               gives effect to the Consolidation.

Certain of our directors and executive officers and their affiliated entities have indicated an interest in purchasing an aggregate of up to approximately $225,000 in ADSs and warrants in this offering at the aggregate offering price. However, because indications of interest are not binding agreements or commitments to purchase, these directors and executive officers may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering.

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SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present our summary consolidated statements of operations for the two years ended December 31, 2014 and 2013, and for the six months ended June 30, 2015 and 2014, and our summary consolidated statements of financial position as of December 31, 2014 and 2013 and as of June 30, 2015. Our summary consolidated statements of operations for the two years ended December 31, 2014 and 2013, and our summary consolidated statements of financial position as of December 31, 2014 and 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. We prepare our consolidated financial statements in accordance with IFRS as issued by the IASB. Our historical results are not necessarily indicative of results to be expected in any future periods. You should read this information together with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Six Months ended June 30,
	2014	2013	2015	2014
	(U.S. Dollars in thousands, except per share and weighted average shares data)
Statement of Operations:
Research and development expenses	3,192	109	919	1,928
General and administrative expenses	1,269	1,061	708	476
Trade listing expenses and other expenses	720	1,383	-	720

Operating loss	5,181	2,553	1,627	3,124
Financing expense, net	71	75	55	85
Loss for the period	5,252	2,628	1,682	3,209
Loss per ordinary share:(1)
Basic and diluted	*(1.17)	1.60	(0.18)	*(0.91)

Weighted average number of ordinary shares used in computing basic and diluted loss per share (in thousands):	*4,482	*1,641	9,338	*3,529

* Adjusted to reflect the Consolidation

	As of December 31,
	2014	2013	As of June 30, 2015
			Actual	As Adjusted(2)
	(U.S. Dollars, in thousands)		(U.S. Dollars, in thousands)
Balance Sheet Data:
Cash and cash equivalents	1,313	193	1,652	11,776
Working capital (*)	773	(946)	1,216	11,340
Total assets	1,759	311	2,009	12,133
Total liabilities	(986)	(1,257)	(877)	(877)
Accumulated deficit	(9,852)	(4,600)	(11,534)	(11,534)
Total equity (deficit)	773	(946)	1,132	11,256

(*) Working capital is defined as current assets less current liabilities

(1)	Basic loss per ordinary share is calculated by dividing the loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. There are no differences between basic and diluted loss per ordinary share since there are no dilutive potential ordinary shares.

(2)	As adjusted gives effect to the sale of ADSs and warrants by us in this offering assuming an initial public offering price of $9.33 per ADS, based on the last reported sale price of our ordinary shares on the TASE on November 16, 2015 (based on the exchange rate reported by the Bank of Israel on that date) and $0.01 per warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the initial public offering prices would increase (decrease) each of cash and cash equivalents, total current assets and total shareholders’ equity by approximately $1,150,000 million, assuming that the number of ADSs and warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions. The as adjusted information presented in the summary statement of financial position data is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

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RISK FACTORS

Investment in our ADSs or warrants involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus before you decide to buy our ADSs or warrants. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We are a clinical development stage biopharmaceutical company with a history of operating losses. We expect to incur additional losses in the future and may never be profitable.

We are a clinical development stage biopharmaceutical company, and we are focused on the development of innovative pharmaceutical products. Both of our current therapeutic candidates are in the clinical development stage, and neither has been approved for marketing or is being marketed or commercialized. Our therapeutic candidates require additional clinical trials before we can obtain the regulatory approvals in order to initiate commercial sales. For professional considerations and in order to manage our financial and human resources, we are currently advancing the development of KIT-302, and after its completion, we will consider the further development of KIT-301. We have incurred losses from commencement of our pharmaceutical research and development activities through June 30, 2015 of approximately $11.5 million as a result of research and development activities, clinical trial related activities, listing for trading and fund raising related activities, general administrative and other expenses. We may incur significant additional losses as we continue to focus our resources on advancing our therapeutic candidates. Our ability to generate revenue and achieve profitability depends mainly upon our ability, alone or with others, to successfully develop our therapeutic candidates and obtain the required regulatory approvals in various territories and then commercialize our therapeutic candidates. We may be unable to achieve any or all of these goals with regard to our therapeutic candidates. As a result, we may never be profitable or achieve significant or sustained revenues.

Our limited operating history as a pharmaceutical research and development company makes it difficult to evaluate our business and prospects.

We have a limited operating history as a pharmaceutical research and development company, and our operations to date have been limited primarily to acquiring therapeutic candidates, research and development, raising capital and recruiting scientific and management personnel and third party partners. We have not yet demonstrated an ability to commercialize or obtain regulatory approval for any of our therapeutic candidates. Consequently, any predictions about our future performance may not be accurate, and you may not be able to fully assess our ability to complete development or commercialize our therapeutic candidates, obtain regulatory approvals, or achieve market acceptance or favorable pricing for our therapeutic candidates.

Our current working capital is not sufficient to complete our research and development with respect to either of our therapeutic candidates. We will need to raise additional capital to achieve our strategic objectives of developing and commercializing therapeutic candidates, and our failure to raise sufficient capital would significantly impair our ability to fund our operations, develop our therapeutic candidates, attract development or commercial partners and retain key personnel.

Our financial statements for the year ended December 31, 2014 and for the six months ended June 30, 2015 contained an explanatory paragraph in the footnotes as to our ability to continue as a going concern. We have funded our operations primarily through offerings of our securities and private loans. We plan to fund our future operations through commercialization and out-licensing of our therapeutic candidates and raising additional capital. As of September 30, 2015, we had cash and cash equivalents of approximately $981,000. This amount is not sufficient to complete the research and development of either of our therapeutic candidates.

Our business presently generates no revenues, and given that we plan to continue expending substantial funds in research and development, including clinical trials, we will need to raise additional capital in the future through either debt or equity financing or pursuant to development or commercialization agreements with third parties with respect to particular therapeutic candidates. However, we cannot be certain that we will be able to raise capital on commercially reasonable terms or at all, or that our actual cash requirements will not be greater than anticipated. We may have difficulty raising needed capital or securing a development or commercialization partner in the future as a result of, among other factors, our lack of revenues from commercialization of the therapeutic candidates, as well as the inherent business risks associated with our company and present and future market conditions. In addition, global and local economic and geopolitical conditions may make it more difficult for us to raise needed capital or secure a development or commercialization partner in the future and may impact our liquidity. If we are unable to obtain future financing, we may be forced to delay, reduce the scope of, or eliminate one or more of our research, development or commercialization programs related to our therapeutic candidates, any of which may have a material adverse effect on our business, financial condition and results of operations. Moreover, to the extent we are able to raise capital through the issuance of debt or equity securities, it could result in substantial dilution to existing shareholders.

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Our long term capital requirements are uncertain and subject to numerous risks.

We estimate that so long as no significant revenues are generated from our therapeutic candidates, we will need to raise substantial additional funds to acquire, develop and/or commercialize both of our current therapeutic candidates and any additional therapeutic candidates, as our current cash and short-term investments are not sufficient to complete the research and development of both of our current therapeutic candidates and any additional therapeutic candidates and fund our related expenses. Our long term capital requirements are expected to depend on many potential factors, including, among others:

•	the regulatory path of each of our therapeutic candidates;

•	our ability to successfully commercialize our therapeutic candidates, including securing commercialization agreements with third parties and favorable pricing and market share;

•	the progress, success and cost of our clinical trials and research and development programs;

•	the costs, timing and outcome of regulatory review and obtaining regulatory approval of our therapeutic candidates and addressing regulatory and other issues that may arise post-approval;

•	the costs of obtaining and enforcing our issued patents and defending intellectual property-related claims;

•	the costs of developing sales, marketing and distribution channels; and

•	our consumption of available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated.

If we are unable to commercialize or out-license our therapeutic candidates or obtain future financing, we may be forced to delay, reduce the scope of, or eliminate one or more of our research and development programs related to the therapeutic candidates, which may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business and Regulatory Matters

If we and/or our potential commercialization partners are unable to obtain FDA or other foreign regulatory authority approval for our therapeutic candidates, we and/or our potential commercialization partners will be unable to commercialize our therapeutic candidates.

To date, we have not marketed, distributed or sold any therapeutic candidate or other product. Our therapeutic candidates are subject to extensive governmental laws, regulations and guidelines relating to development, clinical trials, manufacturing and commercialization of drugs. We may not be able to obtain regulatory approval for any of our therapeutic candidates in a timely manner or at all.

Any material delay in obtaining, or the failure to obtain, required regulatory approvals will increase our costs and materially and adversely affect our ability to generate future revenues. Any regulatory approval to market a therapeutic candidate may be subject to limitations on the indicated uses for marketing the therapeutic candidate or may impose restrictive conditions of use, including cautionary information, thereby limiting the size of the market for the therapeutic candidate. We also are, and will be, subject to numerous regulatory requirements from both the FDA and foreign state agencies that govern the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. Moreover, approval by one regulatory authority does not ensure approval by other regulatory authorities in separate jurisdictions. Each jurisdiction may have different approval processes and may impose additional testing requirements for our therapeutic candidates than other jurisdictions. Additionally, the FDA or other foreign regulatory bodies may change their approval policies or adopt new laws, regulations or guidelines in a manner that delays or impairs our ability to obtain the necessary regulatory approvals to commercialize our therapeutic candidates.

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Clinical trials may involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. We and/or our potential commercialization partners will not be able to commercialize our therapeutic candidates without completing such trials.

We have limited experience in conducting and managing the clinical trials that are required to commence commercial sales of our therapeutic candidates. Clinical trials are expensive, complex, can take many years to complete and have uncertain outcomes. We cannot predict whether we, independently or through third parties, will encounter problems with any of the completed, ongoing or planned clinical trials that will cause delays, including suspension of clinical trials, delays in recruiting patients into the clinical trials, or delay of data analysis or release of the final report. The clinical trials of our therapeutic candidates may take significantly longer to complete than is estimated. Failure can occur at any stage of the testing, and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of our current or future therapeutic candidates.

In connection with the clinical trials for our therapeutic candidates and other therapeutic candidates that we may seek to develop in the future, either on our own or through licensing or partnering agreements, we face various risks, including but not limited to:

•	delays in securing clinical investigators or trial sites for the clinical trials;

•	delays in receiving import or other government approvals to ensure appropriate drug supply;

•	delays in obtaining institutional review board (human ethics committee) and other regulatory approvals to commence a clinical trial;

•	negative or inconclusive results from clinical trials;

•	the U.S. Food and Drug Administration or other foreign regulatory authorities may disagree with the number, design, size, conduct or implementation of our clinical studies;

•	an inability to monitor patients adequately during or after treatment;

•	problems with investigator or patient compliance with the trial protocols;

•	a therapeutic candidate may not prove safe or efficacious;

•	there may be unexpected or even serious adverse events and side effects from the use of a therapeutic product;
•	the results with respect to any therapeutic candidate may not confirm the positive results from earlier preclinical studies or clinical trials;

•	the results may not meet the level of statistical significance required by the FDA or other foreign regulatory authorities;

•	the results will justify only limited and/or restrictive uses, including the inclusion of warnings and contraindications, which could significantly limit the marketability and profitability of the therapeutic candidate;
•	the clinical trials may be delayed or not completed due to the failure to recruit suitable candidates or if there is a lower rate of suitable candidates than anticipated or if there is a delay in recruiting suitable candidates; and

•	changes to the current regulatory requirements related to clinical trials which can delay, hinder or lead to unexpected costs in connection with our receiving the applicable regulatory approvals.

A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials, even after seeing promising results in earlier clinical trials. As such, we do not know whether any clinical trials we may conduct will demonstrate adequate efficacy and safety sufficient to obtain regulatory approval to market our therapeutic candidates. If any of the clinical trials of any therapeutic candidate do not produce favorable results, our ability to obtain regulatory approval for the therapeutic candidate may be adversely impacted, which will have a material adverse effect on our business, financial condition and results of operations.

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If we do not establish collaborations for our therapeutic candidates or otherwise raise substantial additional capital, we will likely need to alter our development and any commercialization plans.

Our drug development programs and the potential commercialization of our therapeutic candidates will require additional cash to fund expenses. As such, our strategy includes selectively partnering or collaborating with multiple pharmaceutical and biotechnology companies to assist us in furthering development and potential commercialization of our therapeutic candidates, in some or all jurisdictions. We may not be successful in collaborations with third parties on acceptable terms, or at all. In addition, if we fail to negotiate and maintain suitable development or commercialization agreements, we may have to limit the size or scope of our activities or we may have to delay one or more of our development or commercialization programs. Any failure to enter into development or commercialization agreements with respect to the development, marketing and commercialization of any therapeutic candidate or failure to develop, market and commercialize such therapeutic candidate independently will have an adverse effect on our business, financial condition and results of operation.

Any collaborative arrangements that we establish may not be successful or we may otherwise not realize the anticipated benefits from these collaborations. We do not control third parties with whom we have or may have collaborative arrangements, and we rely on them to achieve results which may be significant to us. In addition, any future collaboration arrangements may place the development and commercialization of our therapeutic candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

Our collaborative arrangements require us to rely on external consultants, advisors, and experts for assistance in several key functions, including clinical development, manufacturing, regulatory, market research, and intellectual property. We do not control these third parties, but we rely on them to achieve results, which may be significant to us. Relying upon collaborative arrangements to develop and commercialize our therapeutic candidates subject us to a number of risks, including:

•	we may not be able to control the amount and timing of resources that our collaborators may devote to our therapeutic candidates;

•	should a collaborator fail to comply with applicable laws, rules, or regulations when performing services for us, we could be held liable for such violations;

•	our collaborators may experience financial difficulties or changes in business focus;

•	our collaborators partners may fail to secure adequate commercial supplies of our therapeutic candidates upon marketing approval, if at all;

•	our collaborators partners may have a shortage of qualified personnel;

•	we may be required to relinquish important rights, such as marketing and distribution rights;

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	under certain circumstances, a collaborator could move forward with a competing therapeutic candidate developed either independently or in collaboration with others, including our competitors; and

•	collaborative arrangements are often terminated or allowed to expire, which could delay the development and may increase the cost of developing our therapeutic candidates.

If any of these scenarios materialize, they could have an adverse effect on our business, financial condition or results of operations.

Our business plan is based upon the combination of drugs that have not been previously combined. Unexpected difficulties or delays in perfecting the combination of such drugs or in successfully marketing such combination drugs could have an adverse effect on our business, financial condition and results of operations.

We are focused on the development of combinations of existing drugs for the simultaneous treatment of pain caused by osteoarthritis and hypertension.

Since these existing drugs have not previously been combined into one therapeutic agent, we cannot be certain whether the combination will work as intended. In particular, we do not know whether the combination will be bio-equivalent to the separate component drugs, and we cannot be certain that the formulation and manufacturing process for the combination drugs will develop as planned. In addition, we cannot be certain that the market will consider our combination drug to be superior to treatment with the separate drug components. Any delays in perfecting the combination, the production of the combination, or in market acceptance of the combination could have an adverse effect on our business, financial condition and results of operations.

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We rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including, but not limited to, failing to meet established deadlines for the completion of such clinical trials.

We do not have the ability independently to conduct clinical trials for our product candidates, and we rely on third parties, such as contract research organizations, medical institutions, contract laboratories, current and potential development or commercialization partners, clinical investigators and independent study monitors to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. Although we have, in the ordinary course of business, entered into agreements with these third parties, we continue to be responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA requires us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. To date, we believe our contract research organizations and other similar entities with which we are working have performed well. However, if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them. Although we believe that there are a number of other third-party contractors we could engage to continue these activities, it may result in a delay of the affected trial and additional costs. Accordingly, we may be delayed in obtaining regulatory approvals for our therapeutic candidates and may be delayed in our efforts to successfully commercialize our therapeutic candidates for targeted diseases.

In addition, we rely substantially on third-party data managers for the clinical trial data that we present to regulatory authorities in order to obtain marketing authorizations. Although we attempt to audit and control the quality of third party data, we cannot guarantee the authenticity or accuracy of such data, nor can we be certain that such data has not been fraudulently generated. There is no assurance that these third parties will pass FDA or regulatory audits, which could delay or prohibit regulatory approval.

If third parties do not manufacture our therapeutic candidates in sufficient quantities, in the required timeframe, and at an acceptable cost, clinical development and commercialization of our therapeutic candidates would be delayed.

We do not currently own or operate manufacturing facilities, and we rely, and expect to continue to rely, on third parties to manufacture clinical and commercial quantities of our therapeutic candidates. Our reliance on third parties includes our reliance on them for quality assurance related to regulatory compliance. Our current and anticipated future reliance upon others for the manufacture of our therapeutic candidates may adversely affect our future profit margins, if any, and our ability to develop therapeutic candidates and commercialize any therapeutic candidates on a timely and competitive basis.

We may not be able to maintain our existing or future third party manufacturing arrangements on acceptable terms, if at all. If for some reason our existing or future manufacturers do not perform as agreed or expected, or our existing or future manufacturers otherwise terminate their arrangements with us, we may be required to replace them. Although we are not substantially dependent upon our existing manufacturing agreements since we could replace them with other third party manufacturers, we may incur added costs and delays in identifying, engaging, qualifying and training any such replacements.

We rely on third party contract vendors to manufacture and supply us with high quality API, or active pharmaceutical ingredients, in the quantities we require on a timely basis.

We currently do not manufacture any API ourselves. Instead, we rely on third-party vendors for the manufacture and supply of our APIs that are used to formulate our therapeutic candidates. While there are many potential API suppliers in the market, if these suppliers are incapable or unwilling to meet our current or future needs on acceptable terms or at all, we could experience a delay in conducting additional clinical trials of our therapeutic candidates and incur additional costs.

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While there may be several alternative suppliers of API in the market, we have not conducted extensive investigation into the quality or availability of their APIs. As a result, we can provide no assurances that supply sources will not be interrupted from time to time. Changing API suppliers or finding and qualifying new API suppliers can be costly and take a significant amount of time. Many APIs require significant lead time to manufacture. There can also be challenges in maintaining similar quality or technical standards from one manufacturing batch to the next.

If we are not able to find stable, reliable supplies of our API, we may not be able to produce enough supplies of our therapeutic candidates, which could affect our business, financial condition and results of operation.

We anticipate continued reliance on third-party manufacturers if we are successful in obtaining marketing approval from the FDA and other regulatory agencies for any of our therapeutic candidates.

To date, our therapeutic candidates have been manufactured in relatively small quantities for formulation development and clinical trials by third-party manufacturers and our therapeutic candidates may be developed in the future for preclinical and clinical trials, as may be required. If the FDA or other regulatory agencies approve any of our therapeutic candidates for commercial sale, we expect that we would continue to rely, at least initially, on third-party manufacturers to produce commercial quantities of our approved therapeutic candidates. These manufacturers may not be able to successfully increase the manufacturing capacity for any of our approved therapeutic candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If they are unable to successfully increase the manufacturing capacity for a therapeutic candidate, or we are unable to establish alternative manufacturing capabilities, the commercial launch of any approved products may be delayed or there may be a shortage in supply.

We and our third-party manufacturers are, and will be, subject to regulations of the FDA and other foreign regulatory authorities.

We and our contract manufacturers are, and will be, required to adhere to laws, regulations and guidelines of the FDA and other foreign regulatory authorities setting forth current good manufacturing practices. These laws, regulations and guidelines cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to our therapeutic candidates. We and our manufacturers may not be able to comply with applicable laws, regulations and guidelines. We and our manufacturers are and will be subject to unannounced inspections by the U.S. Food and Drug Administration, state regulators and similar foreign regulatory authorities outside the U.S. Our failure, or the failure of our third-party manufacturers, to comply with applicable laws, regulations and guidelines could result in the imposition of sanctions on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our therapeutic candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of our therapeutic candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect regulatory approval and supplies of our therapeutic candidates and materially and adversely affect our business, financial condition and results of operations.

Even if we obtain regulatory approvals, our therapeutic candidates will be subject to ongoing regulatory review. If we fail to comply with continuing U.S. and applicable foreign laws, regulations and guidelines, we could lose those approvals, and our business would be seriously harmed.

Even if our therapeutic candidates receive regulatory approval, we or our potential commercialization partners, as applicable, will be subject to ongoing reporting obligations, including pharmacovigilance, and the therapeutic candidates and the manufacturing operations will be subject to continuing regulatory review, including inspections by the U.S. Food and Drug Administration and other foreign regulatory authorities. The results of this ongoing review may result in the withdrawal of a therapeutic candidate from the market, the interruption of the manufacturing operations or the imposition of labeling or marketing limitations. Since many more patients are exposed to drugs following their marketing approval, serious but infrequent adverse reactions that were not observed in clinical trials may be observed during the commercial marketing of the therapeutic candidate. In addition, the manufacturer and the manufacturing facilities that we or our potential commercialization partners use or will use to produce any therapeutic candidate will be subject to periodic review and inspection by the FDA and other foreign regulatory authorities. Later discovery of previously unknown problems with any therapeutic candidate, manufacturer or manufacturing process, or failure to comply with rules and regulatory requirements, may result in actions such as:

•	restrictions on such therapeutic candidate, manufacturer or manufacturing process;

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•	warning letters from the U.S. Food and Drug Administration or other foreign regulatory authorities;

•	withdrawal of the therapeutic candidate from the market;

•	suspension or withdrawal of regulatory approvals;

•	refusal to approve pending applications or supplements to approved applications that we or our potential commercialization partners submit;

•	voluntary or mandatory recall;

•	fines;

•	refusal to permit the import or export of our therapeutic candidates;

•	product seizure or detentions;

•	injunctions or the imposition of civil or criminal penalties; or

•	adverse publicity.

If we, or our current or potential commercialization partners, suppliers, third party contractors or clinical investigators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or the adoption of new regulatory requirements or policies, we or our potential commercialization partners may lose marketing approval for any of our therapeutic candidates if any of our therapeutic candidates are approved, resulting in decreased or lost revenue from milestones, product sales or royalties.

Modifications to our therapeutic candidates, or to any other therapeutic candidates that we may develop in the future, may require new regulatory clearances or approvals or may require us or our current or potential development and commercialization partners, as applicable, to recall or cease marketing these therapeutic candidates until clearances are obtained.

Modifications to our therapeutic candidates, after they have been approved for marketing, if at all, or to any other pharmaceutical product or medical device that we may develop in the future, may require new regulatory clearance or approvals, and, if necessitated by a problem with a marketed product, may result in the recall or suspension of marketing of the previously approved and marketed product until clearances or approvals of the modified product are obtained. The FDA and other foreign regulatory authorities require pharmaceutical product and device manufacturers initially to make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine in conformity with applicable laws, regulations and guidelines that a modification may be implemented without pre-clearance by the U.S. Food and Drug Administration or other foreign regulatory authorities; however, the U.S. Food and Drug Administration or other foreign regulatory authorities can review a manufacturer’s decision and may disagree. The U.S. Food and Drug Administration or other foreign regulatory authorities may also on their own initiative determine that a new clearance or approval is required. If the U.S. Food and Drug Administration or other foreign regulatory authorities require new clearances or approvals of any pharmaceutical product for which we or our current or potential development and commercialization partners previously received marketing approval, we or our current or potential development and commercialization partners may be required to recall such therapeutic candidate and to stop marketing the therapeutic candidate as modified, which could require us or our current or potential development and commercialization partners to redesign the therapeutic candidate and cause a material adverse effect on our business, financial condition and results of operations.

While we have negotiated a special protocol assessment, or SPA, agreement with the FDA relating to the Phase III clinical trial protocol for KIT-302, this agreement does not guarantee approval of KIT-302 or any other particular outcome from regulatory review of the study or the drug candidate.

We have reached agreement with the FDA to conduct the Phase III clinical trial for KIT-302 pursuant to an SPA agreement. The FDA’s SPA process is designed to facilitate the FDA’s review and approval of drugs by allowing the FDA to evaluate the proposed design and size of Phase III trials that are intended to form the primary basis for determining a drug product’s efficacy. Upon specific request by a clinical trial sponsor, the FDA will evaluate the protocol and respond to a sponsor’s questions regarding, among other things, primary efficacy endpoints, trial design and data analysis plans, within 45 days of receipt of the request. The FDA ultimately assesses whether the protocol design and planned analysis of the trial are acceptable to support regulatory approval of the drug candidate with respect to its effectiveness against the indication studied. All agreements and disagreements between the FDA and the sponsor regarding an SPA must be clearly documented in an SPA letter or the minutes of a meeting between the sponsor and the FDA. Nevertheless, an SPA agreement does not guarantee approval of a drug candidate, and even if the FDA agrees to the design, execution and analysis proposed in protocols reviewed under the SPA process, the FDA may revoke or alter its agreement in certain circumstances. In particular, an SPA agreement is not binding on the FDA if public health concerns emerge that were unrecognized at the time of the SPA agreement, other new scientific concerns regarding product safety or efficacy arise, the sponsor company fails to comply with the agreed upon trial protocols, or the relevant data, assumptions or information provided by the sponsor in a request for the SPA change or are found to be false or omit relevant facts. In addition, even after an SPA agreement is finalized, the SPA agreement may be modified, and such modification will be deemed binding on the FDA review division, except under the circumstances described above, if the FDA and the sponsor agree in writing to modify the protocol and such modification is intended to improve the study. The FDA retains significant latitude and discretion in interpreting the terms of the SPA agreement and the data and results from any study that is the subject of the SPA agreement.   A revocation or alteration in our existing SPA could significantly delay or prevent approval of our application. Our SPA with the FDA does not ensure that KIT-302 will receive marketing approval or that the approval process will be faster than conventional regulatory procedures.  Further, we cannot assure you that our Phase III clinical trial of KIT-302 will succeed or will result in any FDA approval for KIT-302.  Our Phase III clinical trial may not be completed in accordance with the SPA agreement and the data generated may not meet the endpoints that have been agreed in the SPA to represent adequate evidence of effectiveness, and, for those or other reasons, may not result in any FDA approval for KIT-302. Even if we believe that the data collected from the Phase III clinical trial demonstrates adequate evidence of efficacy in accordance with the SPA, if the FDA revokes or alters its agreement under the SPA, or if the FDA interprets the data collected from the clinical trial differently than we do, the FDA may not deem the data sufficient to support an application for regulatory approval, which could materially adversely affect our business, financial condition and results of operations.

We depend on our ability to identify and acquire or in-license therapeutic candidates to achieve commercial success.

Our therapeutic candidates were all acquired by us from third parties. We evaluate internally and with external consultants each potential therapeutic candidate. However, there can be no assurance as to our ability to accurately or consistently select therapeutic candidates that have the highest likelihood to achieve commercial success.

Our business could suffer if we are unable to attract and retain key employees or directors.

The loss of the services of members of senior management or other key personnel could delay or otherwise adversely impact the successful completion of our planned clinical trials or the commercialization of our therapeutic candidates or otherwise affect our ability to manage our company effectively and to carry out our business plan. These key personnel include Dr. J. Paul Waymack, our founder and chairman of the board of directors. We do not maintain key-man life insurance. Although we have entered into employment or consultancy agreements with all of the members of our senior management team, members of our senior management team may resign at any time. High demand exists for senior management and other key personnel in the pharmaceutical industry. There can be no assurance that we will be able to continue to retain and attract such personnel.

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Our growth and success also depend on our ability to attract and retain additional highly qualified scientific, technical, business development, marketing, managerial and finance personnel. We experience intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to liability from their former employers. In addition, if we elect to independently commercialize any therapeutic candidate, we will need to expand our marketing and sales capabilities. While we attempt to provide competitive compensation packages to attract and retain key personnel, many of our competitors are likely to have greater resources and more experience than we have, making it difficult for us to compete successfully for key personnel. If we cannot attract and retain sufficiently qualified technical employees on acceptable terms, we may not be able to develop and commercialize competitive therapeutic candidates. Further, any failure to effectively integrate new personnel could prevent our business from successfully growing.

We are an international business, and we are exposed to various global and local risks that could have an adverse effect our business.

We operate our business in multiple international jurisdictions. Such operations could be affected by changes in foreign exchange rates, capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, trade regulations and procedures and actions affecting approval, production, pricing, and marketing of, reimbursement for and access to, our products, as well as by political unrest, unstable governments and legal systems and inter-governmental disputes. Any of these changes could adversely affect our business.

Risks Related to Our Industry

Even if our therapeutic candidates receive regulatory approval or do not require regulatory approval, they may not become commercially viable products.

Even if our therapeutic candidates are approved for commercialization, they may not become commercially viable products. For example, if we or our potential commercialization partners receive regulatory approval to market a therapeutic candidate, approval may be subject to limitations on the indicated uses or subject to labeling or marketing restrictions which could materially and adversely affect the marketability and profitability of the therapeutic candidate. In addition, a new therapeutic candidate may appear promising at an early stage of development or after clinical trials but never reach the market, or it may reach the market but not result in sufficient product sales, if any. A therapeutic candidate may not result in commercial success for various reasons, including:

•	difficulty in large-scale manufacturing, including yield and quality;

•	low market acceptance by physicians, healthcare payers, patients and the medical community as a result of lower demonstrated clinical safety or efficacy compared to other products, prevalence and severity of adverse side effects, or other potential disadvantages relative to alternative treatment methods;

•	insufficient or unfavorable levels of reimbursement from government or third-party payers, such as insurance companies, health maintenance organizations and other health plan administrators;

•	infringement on proprietary rights of others for which we or our potential commercialization partners have not received licenses;

•	incompatibility with other therapeutic candidates;

•	other potential advantages of alternative treatment methods and competitive forces that may make it more difficult for us to penetrate a particular market segment;

•	ineffective marketing and distribution support;

•	lack of significant competitive advantages over existing products on the market;

•	lack of cost-effectiveness; or

•	timing of market introduction of competitive products.

Physicians, various other health care providers, patients, payers or the medical community in general may be unwilling to accept, utilize or recommend any of our approved therapeutic candidates. If we are unable, either on our own or through third parties, to manufacture, commercialize and market our proposed formulations or therapeutic candidates when planned, or develop commercially viable therapeutic candidates, we may not achieve any market acceptance or generate revenue.

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The market for our therapeutic candidates is rapidly changing and competitive, and new drug delivery mechanisms, drug delivery technologies, new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The pharmaceutical and biotechnology industry is highly competitive, and we face significant competition from many pharmaceutical, biopharmaceutical and biotechnology companies that are researching and marketing products designed to address the indications for which we are currently developing therapeutic candidates or for which we may develop therapeutic candidates in the future. There are various other companies that currently market or are in the process of developing products that address all of the indications or diseases treated by our therapeutic candidates. For information regarding our competition, See “Business- Our Therapeutic Candidates.”

New drug delivery mechanisms, drug delivery technologies, new drugs and new treatments that have been developed or that are in the process of being developed by others may render our therapeutic candidates noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects compared to our therapeutic candidates. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities, human resources and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for us. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources.

The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our formulations or therapeutic candidates, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medications or drug delivery technologies. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive drugs may limit the potential for our therapeutic candidates to receive widespread acceptance if commercialized.

If third-party payers do not adequately reimburse customers for any of our therapeutic candidates that are approved for marketing, they might not be purchased or used, and our revenues and profits will not develop or increase.

Our revenues and profits will depend heavily upon the availability of adequate reimbursement for the use of our approved therapeutic candidates, if any, from governmental or other third-party payers, both in the U.S. and in foreign markets. Reimbursement by a third-party payer may depend upon a number of factors, including the third-party payer’s determination that the use of an approved therapeutic candidate is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective, including compared to approved alternate therapies; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a therapeutic candidate from each government or other third-party payer is a time-consuming and costly process that could require us or our current or potential development and commercialization partners to provide supporting scientific, clinical and cost-effectiveness data for the use of our therapeutic candidates to each payer. Even when a payer determines that a therapeutic candidate is eligible for reimbursement, the payer may impose coverage limitations that preclude payment for some uses that are approved by the U.S. Food and Drug Administration or other foreign regulatory authorities. Reimbursement rates may vary according to the use of the therapeutic candidate and the clinical setting in which it used, may be based on payments allowed for lower-cost products that are already reimbursed, may be incorporated into existing payments for other products or services, and may reflect budgetary constraints or imperfections in Medicare, Medicaid or other data used to calculate these rates.

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In the U.S., there have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services which may affect payments for our therapeutic candidates in the U.S. We believe that legislation that reduces reimbursement for our therapeutic candidates could adversely impact how much or under what circumstances healthcare providers will prescribe or administer our therapeutic candidates, if approved. This could materially and adversely impact our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our therapeutic candidates, if approved. At this stage, we are unable to estimate the extent of the direct or indirect impact of any such federal and state proposals.

Further, the Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payers often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and both the Centers for Medicare and Medicaid Services and other third-party payers may have sufficient market power to demand significant price reductions.

Legislative or regulatory reform of the healthcare system in the United States may harm our future business.

 Healthcare costs have risen significantly over the past decade. On March 23, 2010, President Obama signed the “Patient Protection and Affordable Care Act” (P.L. 111-148) and on March 30, 2010, the President signed the “Health Care and Education Reconciliation Act” (P.L. 111-152), collectively commonly referred to as the “Healthcare Reform Law” which, among other things, requires most individuals to have health insurance or pay a tax penalty; establishes new regulations for health plans; creates insurance exchanges; and imposes new requirements and changes in reimbursement and funding for healthcare providers, device manufacturers and pharmaceutical companies. Although many of the changes do not take effect until 2014 or later, several provisions of the Healthcare Reform Law took effect immediately or soon after. The Healthcare Reform Law imposes additional requirements and obligations upon us, which, to a certain extent, will depend upon the mix of products we sell. Some of the changes imposed by the Healthcare Reform Law include, among other things:

•	revisions to the Medicaid drug rebate program under which manufacturers must pay rebates by: (a) increasing the rebate percentage for brand name drugs to 23.1% of the average manufacturer price (“AMP”), with limited exceptions, (b) increasing the rebate for outpatient generic, multiple source drugs to 13% of AMP; (c) changing the definition of AMP; and (d) extending the Medicaid drug rebate program to certain drugs dispensed to individuals enrolled with a Medicaid managed care organization, with limited exceptions;

•	the imposition of annual fees upon manufacturers or importers of branded prescription drugs, which fees will be in amounts determined by the Secretary of Treasury based upon market share and other data;

•	providing a 50% discount on certain brand name prescription drugs for beneficiaries in the Medicare Part D coverage gap; and

•	expanding the definition of “covered entities” that purchase certain outpatient drugs in the 340B Drug Pricing Program of Section 340B of the Public Health Service Act.

While the Healthcare Reform Law may increase the number of patients who have insurance coverage for our products, the Healthcare Reform Law also restructures payments and reduces reimbursement to many institutional customers and others. Accordingly, the timing on the insurance mandate, the change in the Medicaid rebate levels, the additional fees imposed upon us if we market branded drugs, other compliance obligations, and the reduced and restructured reimbursement to institutional customers may result in a loss of revenue and could adversely affect our business. In addition, the Healthcare Reform Law contemplates the promulgation of significant future regulatory action which may also further affect our business.

We are subject to additional federal and state laws and regulations relating to our business, and our failure to comply with those laws could have a material adverse effect on our results of operations and financial conditions.

In the event that we were to market products in the United States, we would be subject to additional healthcare regulation and enforcement by the federal government and the states in which we conduct or will conduct our business. The laws that may affect our ability to operate include, but are not limited to, the following:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under government healthcare programs such as the Medicare and Medicaid programs;

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•	the federal Anti-Inducement Law (also known as the Civil Monetary Penalties Law), which prohibits a person from offering or transferring remuneration to a Medicare or State health care program beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of any item or service for which payment may be made, in whole or in part, by Medicare or a State health care program;
•	the Ethics in Patient Referrals Act of 1989, commonly referred to as the Stark Law, which prohibits physicians from referring Medicare or Medicaid patients for certain designated health services where that physician or family member has a financial relationship with the entity providing the designated health service, unless an exception applies;
•	federal false claims laws that prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other government healthcare programs that are false or fraudulent;
•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and
•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers.

Further, the recently enacted Healthcare Reform Law, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity can now be found guilty of fraud or an anti-kickback violation without actual knowledge of the statute or specific intent to violate it. In addition, the Healthcare Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statue constitutes a false or fraudulent claim for purposes of the False Claims Act. Possible sanctions for violation of these anti-kickback laws include monetary fines, civil and criminal penalties, exclusion from Medicare, Medicaid and other government programs and forfeiture of amounts collected in violation of such prohibitions. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our reputation, business, results of operations and financial condition.

The Healthcare Reform Law also imposes reporting requirements on certain medical device and pharmaceutical manufacturers, among others, to make annual public disclosures of certain payments or other transfers of value to physicians and teaching hospitals and ownership or investment interests held by physicians or their immediate family members. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests that are not reported. Manufacturers were required to begin data collection on August 1, 2013 and report such data to the Centers for Medicare & Medicaid Services (“CMS”) by March 31 each year. CMS made the data publicly available on its searchable database beginning in September 2014.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing, medical directorships, and other purposes. Some states, such as California, Massachusetts and Vermont, mandate implementation of corporate compliance programs, along with the tracking and reporting of gifts, compensation and other remuneration to physicians, and some states limit or prohibit such gifts.

The scope and enforcement of these laws is uncertain and subject to change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. We cannot predict the impact on our business of any changes in these laws. Federal or state regulatory authorities may challenge our current or future activities under these laws. Any such challenge could have a material adverse effect on our reputation, business, results of operations, and financial condition. Any state or federal regulatory review of us, regardless of the outcome, would be costly and time-consuming.

We could be exposed to significant drug product liability claims, which could be time consuming and costly to defend, divert management attention and adversely impact our ability to obtain and maintain insurance coverage.

The clinical trials that we conduct, and the testing, manufacture, marketing and commercial sale of our therapeutic candidates, involve and will involve an inherent risk that significant liability claims may be asserted against us. We currently have a clinical trial liability policy that includes coverage for our clinical trials. Should we decide to seek additional insurance against such risks before our product sales commence, there is a risk that such insurance will be unavailable to us, or if it can be obtained at such time, that it will be available only at an unaffordable cost. Even if we obtain insurance, it may prove inadequate to cover claims or litigation costs, especially in the case of wrongful death claims. Product liability claims or other claims related to our therapeutic candidates, regardless of their outcome, could require us to spend significant time and money in litigation or to pay significant settlement amounts or judgments. Any successful product liability or other claim may prevent us from obtaining adequate liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products and therapeutic candidates. A product liability claim could also significantly harm our reputation and delay market acceptance of our therapeutic candidates.

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Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. For example, the global financial crisis caused extreme volatility and disruptions in the capital and credit markets. An economic downturn could result in a variety of risks to our business, including weakened demand for our therapeutic candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our partners and suppliers, possibly resulting in supply disruption, or cause future customers to delay making payments for our products. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Our business involves risks related to handling regulated substances which could severely affect our ability to conduct research and development of our therapeutic candidates.

In connection with our current or potential development and commercialization partners’ research and clinical development activities, as well as the manufacture of materials and therapeutic candidates, we and our current or potential development and commercialization partners are subject to foreign, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. We and our current or potential development and commercialization partners may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Our research and clinical development, as well as the activities of our manufacturing and current or potential development and commercialization partners, both now and in the future, may involve the controlled use of hazardous materials, including but not limited to certain hazardous chemicals. We cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an occurrence, we could be held liable for any damages that result and any such liability could exceed our resources.

Risks Related to Intellectual Property

We may be unable adequately to protect or enforce our rights to intellectual property, causing us to lose valuable rights. Loss of patent rights may lead us to lose market share and potential profits.

Our success depends, in part, on our ability, and the ability of our current or potential development and commercialization partners to obtain patent protection for our therapeutic candidates, maintain the confidentiality of our trade secrets and know how, operate without infringing on the proprietary rights of others and prevent others from infringing our proprietary rights.

We try to protect our proprietary position by, among other things, filing U.S., European, and other patent applications related to our therapeutic candidates, inventions and improvements that may be important to the continuing development of our therapeutic candidates.

Because the patent position of pharmaceutical companies involves complex legal and factual questions, we cannot predict the validity and enforceability of patents with certainty. Our competitors may independently develop drug delivery technologies or products similar to ours or design around or otherwise circumvent any patents that may be issued to or licensed by us. Our pending patent applications, and those that we may file in the future or those we may license from third parties may not result in patents being issued. If these patents are issued, they may not provide us with proprietary protection or competitive advantages. The degree of future protection to be afforded by our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

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Patent rights are territorial; thus, the patent protection we have sought will only extend, if issued, to those countries, if any, in which we will be issued patents. Even so, the laws of certain countries do not protect our intellectual property rights to the same extent as do the laws of the U.S. and the European Union. Competitors may successfully challenge any of our patents, produce similar drugs or products that do not infringe such patents, or produce drugs in countries where we have not applied for patent protection or that do not respect such patents. Furthermore, it is not possible to know the scope of claims that will be allowed in published applications and it is also not possible to know which claims of granted patents, if any, will be deemed enforceable in a court of law.

After the completion of development and registration of any future patents, third parties may still act to manufacture or market our therapeutic candidates in infringement of our patent protected rights. Such manufacture or marketing of our therapeutic candidates in infringement of any patent-protected rights is likely to cause us damage and lead to a reduction in the prices of our therapeutic candidates, thereby reducing our potential profits.

In addition, due to the extensive time needed to develop, test and obtain regulatory approval for our therapeutic candidates, any patents that may be issued that protect our therapeutic candidates may expire early during commercialization. This may reduce or eliminate any market advantages that such patents may give us. Following patent expiration, we may face increased competition through the entry of generic products into the market and a subsequent decline in market share and profits.

One of the active pharmaceutical ingredients on which our leading therapeutic candidate, KIT-302, is based, currently enjoys patent protection until December 2, 2015. If the reissued patent on this active ingredient is further extended, it would delay the commercialization of KIT-302 and may have a material adverse effect on our business.

Our leading therapeutic candidate, KIT-302, is based on one generic drug (amlodipine besylate) and one drug currently protected by patents held by Pfizer Inc. (Celebrex®). The U.S. Patent and Trademark Office granted Pfizer a “reissue patent” covering methods of treating osteoarthritis and other approved conditions with celecoxib, the active ingredient in Celebrex®. The reissued patent expired on May 30, 2014. If the U.S. Patent and Trademark Office further extends the reissue patent on Celebrex®, it would delay the commercialization of KIT-302 and may have a material adverse impact on our business.

If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

In addition to filing patents, we generally try to protect our trade secrets, know-how and technology by entering into confidentiality or non-disclosure agreements with parties that have access to it, such as our current or potential development and commercialization partners, employees, contractors and consultants. We also enter into agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees, advisors, research collaborators, contractors and consultants while we employ or engage them. However, these agreements can be difficult and costly to enforce or may not provide adequate remedies. Any of these parties may breach the confidentiality agreements and willfully or unintentionally disclose our confidential information, or our competitors might learn of the information in some other way. The disclosure to, or independent development by, a competitor of any trade secret, know-how or other technology not protected by a patent could materially adversely affect any competitive advantage we may have over any such competitor.

To the extent that any of our employees, advisors, research collaborators, contractors or consultants independently develop, or use independently developed, intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to this type of information. If a dispute arises with respect to any proprietary right, enforcement of our rights can be costly and unpredictable and a court may determine that the right belongs to a third party.

Legal proceedings or third-party claims of intellectual property infringement and other challenges may require us to spend substantial time and money and could prevent us from developing or commercializing our therapeutic candidates.

The development, manufacture, use, offer for sale, sale or importation of our therapeutic candidates may infringe on the claims of third-party patents or other intellectual property rights. The nature of claims contained in unpublished patent filings around the world is unknown to us, and it is not possible to know which countries patent holders may choose for the extension of their filings under the Patent Cooperation Treaty, or other mechanisms. We may also be subject to claims based on the actions of employees and consultants with respect to the usage or disclosure of intellectual property learned at other employers. The cost to us of any intellectual property litigation or other infringement proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation or defense of intellectual property litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Intellectual property litigation and other proceedings may also absorb significant management time. Consequently, we are unable to guarantee that we will be able to manufacture, use, offer for sale, sell or import our therapeutic candidates in the event of an infringement action.

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In the event of patent infringement claims, or to avoid potential claims, we may choose or be required to seek a license from a third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we were able to obtain a license, the rights may be non-exclusive, which could potentially limit our competitive advantage. Ultimately, we could be prevented from commercializing a therapeutic candidate or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement or other claims, we are unable to enter into licenses on acceptable terms. This inability to enter into licenses could harm our business significantly.

We may be subject to other patent-related litigation or proceedings that could be costly to defend and uncertain in their outcome.

In addition to infringement claims against us, we may in the future become a party to other patent litigation or proceedings before regulatory agencies, including interference or re-examination proceedings filed with the U.S. Patent and Trademark Office or opposition proceedings in other foreign patent offices regarding intellectual property rights with respect to our therapeutic candidates, as well as other disputes regarding intellectual property rights with our current and potential development and commercialization partners, or others with whom we have contractual or other business relationships. Post-issuance oppositions are not uncommon and we and our current and potential development and commercialization partners will be required to defend these opposition procedures as a matter of course. Opposition procedures may be costly, and there is a risk that we may not prevail.

Risks Related to our Operations in Israel

We conduct our operations in Israel and therefore our results may be adversely affected by political, economic and military instability in Israel and its region.

We are incorporated under the laws of the State of Israel, our principal offices are located in central Israel and some of our officers, employees and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital. In 2008, 2012, and again in the summer of 2014, Israel was engaged in an armed conflict with Hamas, a militia group and political party operating in the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. These conflicts involved missile strikes against civilian targets in various parts of Israel, and negatively affected business conditions in Israel. Political uprisings and civil resistance demonstrations in various countries in the Middle East, including Egypt and Syria, have affected the political stability of those countries. It is not clear how this instability, will develop and how it will affect the political and security situation in the Middle East. This instability may lead to deterioration of the political relationships that exist between Israel and these countries, and have raised concerns regarding security in the region and the potential for armed conflict. In addition, it is widely believed that Iran, which has previously threatened to attack Israel, has been stepping up its efforts to achieve nuclear capability. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon. The tension between Israel and Iran or these groups may escalate in the future and turn violent, which could affect the Israeli economy generally and us in particular. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations. For example, any major escalation in hostilities in the region could result in a portion of our employees being called up to perform military duty for an extended period of time. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

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Further, in the past, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business and trade activity with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Provisions of Israeli law and our articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, our company, or an acquisition of a significant portion of our shares, which could prevent a change of control, and negatively affect the price of our ordinary shares.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders, especially for those shareholders whose country of residence does not have a tax treaty with Israel which exempts such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

These and other similar provisions could delay, prevent or impede an acquisition of us or our merger with another company, or an acquisition of a significant portion of our shares, even if such an acquisition or merger would be beneficial to us or to our shareholders. See “Description of Our Share Capital - Merger.”

Because a certain portion of our expenses is incurred in currencies other than the U.S. dollar, our results of operations may be harmed by currency fluctuations and inflation.

Our reporting and functional currency is the U.S. dollar. Most of the royalty payments from potential development and commercialization partners are expected to be payable in U.S. dollars, and we expect our revenues from future licensing agreements to be denominated mainly in U.S. dollars or in Euros. We pay a portion of our expenses in U.S. dollars; however, a portion of our expenses, related to salaries of the employees in Israel and payment to part of the service providers in Israel, are paid in NIS and in other currencies. In addition, a portion of our financial assets is held in NIS. As a result, we are exposed to currency fluctuation risks. For example, if the NIS strengthens against the U.S. dollar, our reported expenses in U.S. dollars may be higher than anticipated. In addition, if the NIS weakens against the U.S. dollar, the U.S. dollar value of our financial assets held in NIS will decline.

It may be difficult to enforce a U.S. judgment against us and our officers and directors in Israel or the U.S., or to serve process on our officers and directors.

We are incorporated in Israel. Most of our executive officers and directors reside outside of the U.S., and all of our assets and most of the assets of our executive officers and directors are located outside of the U.S. Therefore, a judgment obtained against us or such executive officers and our directors in the U.S., including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the U.S. and may not be enforced by an Israeli court. It may also be difficult for you to affect service of process on these persons in the U.S. or to assert U.S. securities law claims in original actions instituted in Israel.

Your obligations and responsibilities as a shareholder will be governed by Israeli law which may differ in some respects from the obligations and responsibilities of shareholders of U.S. companies. Israeli law may impose obligations and responsibilities on a shareholder of an Israeli company that are not imposed upon shareholders of corporations in the U.S.

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We are incorporated under Israeli law. The obligations and responsibilities of the holders of our ordinary shares are governed by our articles of association and Israeli law. These obligations and responsibilities differ in some respects from the obligations and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and related party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the implications of these provisions that govern shareholders’ actions. These provisions may be interpreted to impose additional obligations and responsibilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.

The Israeli Companies Law and our articles of association permit us to indemnify our directors and officers for acts performed by them in their capacity as directors and officers. The Israeli Companies Law and our articles of association provide that a company may not exempt or indemnify a director or an office holder nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of (a) a breach by the director or officer of his duty of loyalty, except for insurance and indemnification where the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; (b) a breach by the director or officer of his duty of care if the breach was done intentionally or recklessly, except if the breach was solely as a result of negligence; (c) any act or omission done with the intent to derive an illegal personal benefit; or (d) any fine, civil fine, monetary sanctions, or forfeit imposed on the officer or director. See “Management –Exculpation, Insurance and Indemnification of Directors and Officers.”

We have issued letters of indemnification to our directors and officers, pursuant to which we have agreed to indemnify them in advance for any liability or expense imposed on or incurred by them in connection with acts they perform in their capacity as a director or officer, subject to applicable law. The amount of the advance indemnity will not exceed 25% of our then consolidated shareholders’ equity, per our most recent consolidated annual financial statements.

Our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their duties as directors by shifting the burden of such losses and expenses to us. Although we have obtained directors and officers liability insurance, certain liabilities or expenses covered by our indemnification obligations may not be covered by such insurance or the coverage limitation amounts may be exceeded. As a result, we may need to use a significant amount of our funds to satisfy our indemnification obligations, which could severely harm our business and financial condition and limit the funds available to stockholders who may choose to bring a claim against our company. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their duties, and may similarly discourage the filing of derivative litigation by our shareholders against the directors and officers even though such actions, if successful, might otherwise benefit our shareholders.

Risks primarily related to our ADSs, ordinary shares, and the offering

You will experience immediate and substantial dilution in the consolidated net tangible book value of the ADSs you purchase in this offering.

The initial public offering price of our ADSs will substantially exceed the consolidated net tangible book value per share of our ADSs immediately after to this offering. Therefore, assuming the sale of ADSs at an initial public offering price of $9.33 per ADS, based on the last reported sale price of our ordinary shares on the TASE on November 16, 2015 (based on the exchange rate reported by the Bank of Israel on that date), and after deducting the underwriting discounts and commissions and the estimated expenses payable by us, if you purchase our ADSs in this offering, you will suffer immediate dilution of $3.41 per ADS, or $3.10 per ADS if the underwriters exercise their over-allotment option to purchase additional ADSs in full, representing the difference between our pro forma consolidated net tangible book value per share as of June 30, 2015, after giving effect to this offering and the offering price. As a result of this dilution, investors purchasing ADSs from us in this offering will have contributed 50.1% of the total amount of our total gross funding to date but will own only 65.9% of our equity. See the section entitled “Dilution” on page 33 below for a more detailed illustration of the dilution you may incur. In addition, if outstanding options to purchase our ordinary shares or warrants to purchase our ADSs are exercised in the future, you will experience additional dilution. Moreover, you will experience further dilution if within 28 months from the completion of our acquisition of Kitov Pharmaceuticals, or November 11, 2015, we attain the milestone set forth in our 2013 Share Transfer Agreement pursuant to which we will issue 1,379,060 of our ordinary shares to the former shareholders of Kitov Pharmaceuticals. The independent external data monitoring committee responsible for analyzing the data required to determine whether the milestone set forth in the 2013 Share Transfer Agreement was met is expected to publish its intermediate findings by December 15, 2015. Until such time, we will not be able to determine whether the milestone triggering the issuance of 1,379,060 of our ordinary shares was met. See “Business - Share Transfer Agreement with Kitov Pharmaceuticals.”

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We may be classified as a Passive Foreign Investment Company, or PFIC, for U.S. federal income tax purposes in 2015 or in any subsequent year, which may have negative tax consequences for U.S. investors.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is “passive income” or (ii) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Based on our estimated gross income, the average value of our gross assets, and the nature of our business, we believe that we may be classified as a PFIC in the current taxable year and in future years. In addition, because we have valued our goodwill based on the market value of our equity, a decrease in the price of our ordinary shares may result in our becoming a PFIC. If we are treated as a PFIC for any taxable year during which a U.S. investor held our ordinary shares or ADSs, certain adverse U.S. federal income tax consequences could apply to the U.S. investor. See “Taxation and Government Programs – Passive Foreign Investment Company Consequences.”

The market price of our ordinary shares is, and the market price of our ADSs and warrants will be, subject to fluctuation, which could result in substantial losses by our investors.

The stock market in general, and the market price of our ordinary shares on the Tel Aviv Stock Exchange in particular, is subject to fluctuation, and changes in our share price may be unrelated to our operating performance. The market price of our ordinary shares on the Tel Aviv Stock Exchange has fluctuated in the past, and we expect it will continue to do so. The market price of our ADSs and warrants may likewise be subject to wide fluctuations. The market price of our ordinary shares and ADSs and warrants are and will be subject to a number of factors, including:

•	announcements of technological innovations or new therapeutic candidates by us or others;

•	announcements by us of significant acquisitions, strategic partnerships, in-licensing, out-licensing, joint ventures or capital commitments;

•	expiration or terminations of licenses, research contracts or other development or commercialization agreements;

•	public concern as to the safety of drugs that we, our current or potential development and commercialization partners or others develop;

•	the volatility of market prices for shares of biotechnology companies generally;

•	success or failure of research and development projects;

•	departure of key personnel;

•	developments concerning intellectual property rights or regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our ordinary shares or ADSs or warrants are covered by analysts;

•	changes in government regulations or patent decision;

•	developments by our current or potential development and commercialization partners; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our ordinary shares and ADSs and warrants and result in substantial losses by our investors.

Additionally, market prices for securities of biotechnology and pharmaceutical companies historically have been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company. In the past, following periods of market volatility, shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and attention of management from our business, even if we are successful.

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Future sales of our ordinary shares or ADSs or warrants could reduce the market price of our ordinary shares and ADSs and warrants.

All of our outstanding ordinary shares are registered and available for sale in Israel. As of November 16, 2015, we had an aggregate of 12,958,560 issued and outstanding ordinary shares (not including 21 shares held in treasury), 50,053,450 Series 2 Traded warrants to purchase 3,850,111 ordinary shares, the ordinary shares issuable upon conversion of our outstanding August Loans (assuming an initial public offering price of $9.33 per ADS, based on the last reported sale price of our ordinary shares on the TASE on November 16, 2015 (based on the exchange rate reported by the Bank of Israel on that date)), warrants to purchase 1,720,000 ordinary shares issued to lenders of our August Loans, and 2,483,753 non-tradable options to purchase 232,888 ordinary shares under our 2013 Option Plan. See “Business ––August Loan Agreement” and “Management –– 2013 Option Plan.” Substantial sales of our ordinary shares or ADSs or warrants, or the perception that such sales may occur in the future, including sales of shares issuable upon the exercise of options, may cause the market price of our ordinary shares or ADSs or warrants to decline. Moreover, the issuance of shares underlying our options will also have a dilutive effect on our shareholders, which could further reduce the price of our ordinary shares and ADSs and warrants on their respective exchanges.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of applicable Securities and Exchange Commission and NASDAQ Capital Market requirements, which may result in less protection than is accorded to investors under rules applicable to U.S domestic issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the NASDAQ Listing Rules for U.S domestic issuers. We will follow home country practice in Israel with regard to (1) the composition of the board of directors, which does not require that a majority of a company’s board of directors be independent, but rather that there are at least two independent directors, (2) director nomination procedures, as permitted by the Israeli Companies Law, under which our board of directors selects director nominees, subject to the terms of our articles of association, which provide that incumbent directors are re-nominated for additional terms. Directors are not selected, or recommended for board of director selection, as required by the NASDAQ Listing Rules, by independent directors constituting a majority of the board’s independent directors or by a nominations committee comprised solely of independent directors, and (3) quorum requirement at shareholders’ meetings, as permitted under the Israeli Companies Law, under which and pursuant to our articles of association, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 25% of the voting rights of our shares (and in an adjourned meeting, with some exceptions, any number of shareholders), instead of 33 1/3% of the issued share capital required under the NASDAQ Listing Rules. In addition, we will follow our home country law, instead of the NASDAQ Listing Rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on The NASDAQ Capital Market may provide less protection than is accorded to investors under the NASDAQ Listing Rules applicable to domestic issuers.

In addition, as a foreign private issuer, we will be exempt from the rules and regulations under the U.S. Securities Exchange Act of 1934, as amended or the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act, to file annual, quarterly and current reports and financial statements with the Securities and Exchange Commission, or the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act.

The depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying ADSs if a holder of our ADSs does not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect their interests.

Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying ADSs at shareholders’ meetings if a holder of our ADSs does not vote, unless:

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders.

The effect of this discretionary proxy is that a holder of our ADSs cannot prevent our ordinary shares underlying such ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

We currently do not anticipate paying cash dividends, and accordingly, shareholders must rely on the appreciation in our ADSs for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Therefore, the success of an investment in our ADSs will depend upon any future appreciation in their value. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which our holders have purchased their ADSs.

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The ability of any Israeli company to pay dividends or repurchase its shares is subject to Israeli law, and the amount of cash dividends payable may be subject to devaluation in the Israeli currency.

The ability of an Israeli company to pay dividends or repurchase its shares is governed by Israeli law, which provides that distributions, including cash dividends and share repurchases, may be made only out of retained earnings as determined for statutory purposes in Israeli currency. Since we do not have earnings, we do not have any ability to pay dividends or repurchase our shares. In the event of a devaluation of the Israeli currency against the U.S. dollar, the amount in U.S. dollars available for payment of cash dividends out of prior years’ earnings will decrease.

You may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act of 1933, as amended or the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited ordinary shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to affect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. In addition, the depositary may withhold from such dividends or distributions its fees and an amount on account of taxes or other governmental charges to the extent the depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Holders of ADSs must act through the depositary to exercise rights of shareholders of our company.

Holders of our ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement for the ADSs. Under Israeli law, the minimum notice period required to convene a shareholders’ meeting is no less than 35 or 21 calendar days, depending on the proposals on the agenda for the shareholders’ meeting. When a shareholder meeting is convened, holders of our ADSs may not receive sufficient notice of the meeting to permit them to withdraw their ordinary shares to allow them to cast their vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of our ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of our ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote the ordinary shares underlying their ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if the ordinary shares underlying their ADSs are not voted as they requested. In addition, ADS holders will not be able to call a shareholders’ meeting.

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Our ordinary shares and our ADSs will be traded on different markets and this may result in price variations.

Our ordinary shares trade on the Tel Aviv Stock Exchange, and we have applied to have our ADSs and warrants listed on The NASDAQ Capital Market. Trading on these markets will take place in different currencies (U.S. dollars on The NASDAQ Capital Market and New Israeli Shekels, or NIS, on the Tel Aviv Stock Exchange), and at different times (resulting from different time zones, different trading days and different public holidays in the U.S. and Israel). The trading prices of our securities on these two markets may differ due to these and other factors. Any decrease in the price of our securities on one of these markets could cause a decrease in the trading price of our securities on the other market.

Our ADSs and warrants have no prior trading history in the U.S., and an active market may not develop, which may limit the ability of our investors to sell our ADSs and warrants in the U.S.

There is no public market for our ADSs, warrants or ordinary shares in the U.S. Although we have applied to have our ADSs and warrants listed on The NASDAQ Capital Market, an active trading market for our ADSs or warrants may never develop or may not be sustained if one develops. If an active market for our ADSs or warrants does not develop, it may be difficult to sell your ADSs or warrants.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ADSs or warrants, the price of our ADSs or warrants could decline.

The trading market for our ADSs and warrants will rely in part on the research and reports that equity research analysts publish about us and our business. The price of our ADSs or warrants could decline if such research or reports are not published or if one or more securities analysts downgrade our ADSs or warrants or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We have broad discretion as to the use of the net proceeds from this offering and may not use them effectively

We currently intend to use the net proceeds from this offering to expand our clinical development program, specifically with respect to our Phase III clinical trial for our leading therapeutic candidate, KIT-302, finance the CMC activities required for submitting a New Drug Application to the FDA, perform the final PK (pharmacokinetic) trial for the selected formulation of KIT-302, repay outstanding August Loans; expand our clinical development pipeline for additional drug products; finance our business development activities to enable out-licensing of our leading therapeutic candidate, KIT-302; and for general corporate purposes, including working capital requirements. For more information, see “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income.

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We will incur increased costs as a result of operating as a public company in the U.S, and our management will be required to devote substantial time to new compliance initiatives.

We have applied to have our ADSs and warrants listed on The NASDAQ Capital Market. As a public company whose securities are listed in the United States, we will incur accounting, legal and other expenses that we did not incur as a public company listed on the Tel Aviv Stock Exchange, including costs associated with our reporting requirements under the Exchange Act. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the SEC and The NASDAQ Capital Market, and provisions of Israeli corporate law applicable to public companies. We expect that these rules and regulations will increase our legal and financial compliance costs, introduce new costs such as investor relations and stock exchange listing fees, and will make some activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act (and the rules and regulations of the SEC thereunder). When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

Pursuant to Section 404 of the Sarbanes-Oxley Act and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, starting with the second annual report that we file with the SEC after the closing of this offering, our management will be required to report on the effectiveness of our internal control over financial reporting. In addition, once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above and depending on our status as per Rule 12b-2 of the Exchange Act, our independent registered public accounting firm may also need to attest to the effectiveness of our internal control over financial reporting under Section 404. We have not yet commenced the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404 and whether there are any material weaknesses or significant deficiencies in our existing internal controls. This process will require the investment of substantial time and resources, including by our chief financial officer and other members of our senior management. As a result, this process may divert internal resources and take a significant amount of time and effort to complete. In addition, we cannot predict the outcome of this determination and whether we will need to implement remedial actions in order to implement effective controls over financial reporting. The determination and any remedial actions required could result in us incurring additional costs that we did not anticipate, including the hiring of outside consultants. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. As a result, we may experience higher than anticipated operating expenses, as well as higher independent auditor fees during and after the implementation of these changes. If we are unable to implement any of the required changes to our internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect our operations, financial reporting and/or results of operations and could result in an adverse opinion on internal controls from our independent auditors and cause the market price of our ordinary shares ADSs and warrants to decline.

Changes in the laws and regulations affecting public companies will result in increased costs to us as we respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We cannot predict or estimate the amount or timing of additional costs we may incur in order to comply with such requirements.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements that are applicable to other public companies that are not “emerging growth companies.” Most of such requirements relate to disclosures that we would only be required to make if we also ceased to be a foreign private issuer in the future, for example, the requirement to hold stockholder advisory votes on executive and severance compensation and executive compensation disclosure requirements for U.S. companies. However, as a foreign private issuer, we would still be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are exempt from such requirement for as long as we remain an emerging growth company, which may be up to five fiscal years after the date of this offering. We will remain an emerging growth company until the earliest of: (a) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the closing of this offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We cannot predict if investors will find our ordinary shares, ADSs, or warrants less attractive as a result of our reliance on exemptions under the JOBS Act. If some investors find our ordinary shares, ADS, or warrants less attractive as a result, there may be a less active trading market for our ordinary shares, ADS, and warrants and our share price may be more volatile.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this Registration Statement may include forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would”, and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, certain sections of this Registration Statement contain information obtained from independent industry and other sources. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the initiation, timing, progress and results of our preclinical and clinical trials, and other development efforts;

•	our ability to successfully complete our clinical trials;

•	our receipt of regulatory approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;

•	the clinical development, commercialization, and market acceptance of our therapeutic candidates;

•	our ability to establish and maintain corporate collaborations;

•	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

•	the implementation of our business model, strategic plans for our business and therapeutic candidates;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	estimates of our expenses, future revenues capital requirements and our needs for additional financing;

•	competitive companies, technologies and our industry; and

•	the political and security situation in Israel on our business.

You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus for a discussion of these and other risks that relate to our business and investing in our ADSs and warrants. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement.

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PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares are currently traded on the Tel Aviv Stock Exchange under the symbol “KTOV”. No trading market currently exists for our ADSs, warrants or ordinary shares in the U.S. We have applied to have our ADSs and warrants listed on The NASDAQ Capital Market under the symbols “KTOV” and “KTOVW”, respectively.

The following table sets forth, for the periods indicated, the reported high and low closing sales prices of our ordinary shares on the Tel Aviv Stock Exchange in NIS and U.S. dollars. U.S. dollar per ordinary share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel.

	NIS		$ U.S.
	* Price Per Ordinary Share		* Price Per Ordinary Share
	High	Low	High	Low
Annual

2014	18.06	1.34	5.16	0.34
2013	33.27	3.04	9.41	0.83
2012	9.31	3.29	2.43	0.83
2011	15.01	4.76	4.21	1.25
2010	20.50	5.86	5.41	1.52

Quarterly

Third Quarter 2015	1.82	1.19	0.48	0.31
Second Quarter 2015	1.84	1.38	0.47	0.35
First Quarter 2015	4.13	1.51	1.05	0.38
Fourth Quarter 2014	3.35	1.34	0.90	0.34
Third Quarter 2014	6.89	3.25	2.01	0.88
Second Quarter 2014	8.35	6.01	2.41	1.75
First Quarter 2014	18.06	8.10	5.16	2.33
Fourth Quarter 2013	33.27	10.28	9.41	2.96
Third Quarter 2013	31.72	5.76	8.97	1.58
Second Quarter 2013	7.36	5.76	2.03	1.61
First Quarter 2013	7.36	3.04	2.02	0.82

Most Recent Six Months

October 2015	2.07	1.44	0.54	0.37
September 2015	1.55	1.30	0.40	0.33
August 2015	1.70	1.19	0.45	0.31
July 2015	1.82	1.37	0.48	0.36
June 2015	1.64	1.38	0.43	0.37
May 2015	1.84	1.57	0.47	0.41

* Price adjusted due to the distribution of dividends in October 2012 in connection with the sale by Kitov Holdings (then known as Mainrom Line Logistics Ltd.) of all of its activities, assets, rights, obligations and liabilities to a private company held by its then controlling shareholders. See “Business – Company History.”

On November 16, 2015 the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 1.815 per share, or $0.466 per share (based on the representative U.S. dollar – NIS rate of exchange of 3.892 on November 16, 2015). As of November 16, 2015 there was one shareholder of record of our ordinary shares. The number of record holders is not representative of the number of beneficial holders of our ordinary shares, as the shares of all shareholders listed on the Tel Aviv Stock Exchange are recorded in the name of our Israeli share registrar, Registration Company of United Mizrahi Bank Ltd. There were no record holders of our ordinary shares in the U.S. as of November 16, 2015.

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USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $10,123,603, or approximately $11,874,850 if the underwriters exercise in full their over-allotment option to purchase additional ADSs and warrants, assuming an initial public offering price of $9.33 per ADS, based on the last reported sale price of our ordinary shares on the TASE on November 16, 2015 (based on the exchange rate reported by the Bank of Israel on that date) and $0.01 per warrant, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the initial public offering prices would increase (decrease) the net proceeds we receive from this offering by approximately $1.1 million, assuming that the number of ADSs and warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The primary purposes of this offering are to raise additional capital, create a U.S. public market for our ADSs and warrants, allow potential future access to the U.S. public markets should we need more capital in the future, increase the profile and prestige of our company with existing and possible strategic partners and make our shares more valuable and attractive to our employees and potential employees for compensation purposes.

We expect to use the net proceeds from this offering as follows:

(i)	approximately $1.5 million to expand our clinical development program, specifically with respect to the Phase III clinical trial for our leading therapeutic candidate , KIT-302;

(ii)	approximately $1.0 million to finance the CMC activities required for submitting a New Drug Application (NDA) for KIT-302 to the FDA;

(iii)	approximately $0.5 million to perform the final PK (pharmacokinetic) trial for the selected formulation of KIT-302;

(iv)	approximately $0.5 million finance our business development activities to enable out-licensing of our leading therapeutic candidate, KIT-302;

(v)	up to approximately $0.6 million to repay the August Loans;

(vi)	approximately $1 to $3 million to expand our clinical development pipeline for additional drug products; and

(vii)	the balance of the net proceeds for general corporate purposes, including working capital requirements.

We believe that based on the anticipated size of this offering as set forth on the cover page of this prospectus, the net proceeds from the offering, together with our current cash reserves, should be sufficient to complete the Phase III clinical trial for KIT-302, perform the final PK trial for KIT-302, and perform the scale-up and ancillary work required to submit an NDA for KIT-302 to the FDA.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the results of our Phase III clinical trial for KIT-302, the results of the final PK trial, and our ability to identify additional therapeutic candidates to be developed. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

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DIVIDEND POLICY

We anticipate that, for the foreseeable future, we will retain any future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends for at least the next several years. We did not declare dividends during the two most recent fiscal years and the six month period ended June 30, 2015.

The distribution of dividends may also be limited by the Israeli Companies Law, which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. Our articles of association provide that dividends will be paid at the discretion of, and upon resolution by, our board of directors, subject to the provision of the Israeli Companies Law.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2015 on:

• •	an actual basis; on an as adjusted basis, to give effect to the receipt of the August Loans in the amount of $430,000;

•	on an as adjusted basis, to give further effect to the issuance of 1,250,000 ADSs and warrants to purchase up to 1,250,000 ADSs in this offering assuming an initial public offering price of $9.33 per ADS, the last reported sale price of our ordinary shares on the TASE on November 16, 2015 (based on the exchange rate reported by the Bank of Israel on that date) and $0.01 per warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, thus providing us with net proceeds of $10,123,603 of which $430,000 will be used to repay the August Loans assuming the lenders in the August Loans do not participate in this Offering. In the event all the lenders in the August Loans do participate in this Offering in an amount equal to at least their respective Loan Amounts, we will be required to repay allocation fees to such lenders in aggregate amount of $141,900. See "Business – August Loan Agreement".

You should read this table in conjunction with our financial statements and related notes appearing at the end of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of June 30, 2015 (in thousand USD)
	Actual	Adjusted for August Loan	Adjusted Pro Forma

Cash and cash equivalents	1,652	2,082	11,776

Shareholders’ equity:
Ordinary shares		-
August Loans	-	430	-
Share premium	11,626	11,626	21,739
Capital reserves	1,040	1,040	1,040
Warrants to purchase ADSs		-	11
Accumulated deficit	(11,534)	(11,534)	(11,534)
Total shareholders’ equity	1,132	1,132	11,256
Total capitalization	1,132	1,562	11,256

This table assumes an initial public offering price of $9.33 per ADS, the last reported sale price of our ordinary shares on the TASE on November 16, 2015 (based on the exchange rate reported by the Bank of Israel on that date) and $0.01 per warrant. The number of ordinary shares to be outstanding after this offering is based on 12,958,560 ordinary shares outstanding as of November 16, 2015 and:

•           assumes no exercise by holders of our 50,053,450 Series 2 Traded warrants to purchase 3,850,111 ordinary shares;

•           assumes no exercise by holders of our options to purchase 232,888 ordinary shares at a weighted average exercise price of NIS 9.52 (approximately $2.52) per share under our 2013 Option Plan, as amended;

•           excludes the ordinary shares issuable at our discretion upon conversion of our outstanding August Loans following closing of this offering;

•           excludes up to 1,720,000 ordinary shares issuable upon exercise of warrants issued to the lenders under our August Loans;

•           excludes 1,379,060 ordinary share issuable upon achievement of the milestone pursuant to the Share Transfer Agreement. See "Business- Share Transfer Agreement with Kitov Pharmaceuticals";

•           excludes ordinary shares underlying the ADSs issuable upon exercise of warrants to be issued in this offering;

•           assumes no exercise by the underwriters of their over-allotment option to purchase from us up to 187,500 additional ADSs and 187,500 additional warrants to purchase up to ADSs; and

•           gives effect to the Consolidation.

A $1.00 increase (decrease) in the initial public offering prices would increase (decrease) the as adjusted amount of each of cash and cash equivalents, share premium and total capitalization, by approximately $1,150,000 million, assuming that the number of ADSs and warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

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DILUTION

If you invest in our ADSs in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per ADS and the consolidated net tangible book value per ADS after this offering. Such calculation does not reflect any dilution associated with the sale and exercise of the warrants. Our consolidated net tangible book value as of June 30, 2015 was $1.132 million, or $0.09 per ordinary share or $ 1.75 per ADS. Consolidated net tangible book value per ADS was calculated by:

•	subtracting our consolidated liabilities from our consolidated tangible assets;

•	dividing the difference by the number of ordinary shares outstanding; and

•	Multiplying by the number of ordinary shares underlying each ADS.

After giving effect to adjustments relating to this offering, our consolidated net tangible book value on June 30, 2015 would have been approximately $11.26 million, equivalent to $5.93 per ADS. The adjustments made to determine our consolidated net tangible book value are as follows:

•	an increase in consolidated tangible assets to reflect the net proceeds of this offering received by us as described under “Use of Proceeds;” and

•	the addition of the ADSs offered in this prospectus (as set forth on the cover page of this prospectus), to the number of ordinary shares outstanding.

The following table illustrates the immediate increase in our consolidated net tangible book value of $ 4.18 per ADS and the immediate dilution to new investors: Initial public offering price per ADS and warrant		9.34
Consolidated net tangible book value per ADS as of June 30, 2015	1.75
Increase in consolidated net tangible book value per ADS attributable to the offering	4.18
As adjusted consolidated net tangible book value per ADS after this offering		5.93
Dilution per ADS to new investors		3.41

Percentage of dilution per ADS to new investors		36.50%

A $1.00 increase (decrease) in the assumed initial public offering price of $9.33 per ADS , based on the last reported sale price of our ordinary shares on the TASE on November 16, 2015 (based on the exchange rate reported by the Bank of Israel on that date) would increase (decrease) the consolidated net tangible book value attributable to this offering by $0.92 per ADS, the consolidated net tangible book value after giving effect to this offering by $0.61 per ADS and the dilution per ADS to new investors in this offering by $0.31, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ over-allotment option to purchase additional ADSs from us is exercised in full, and assuming an initial public offering price of $9.33 per ADS, based on the last reported sale price of our ordinary shares on the TASE on November 16, 2015 (based on the exchange rate reported by the Bank of Israel on that date), the consolidated net tangible book value attributable to this offering would be $4.49 per ADS, the consolidated net tangible book value after giving effect to this offering would be $6.24 per ADS and the dilution per ADS to new investors in this offering would be $3.10, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The table below summarizes, as of June 30, 2015, the differences for our existing shareholders and new investors in this offering, with respect to the number of ADSs purchased from us, the total consideration paid for the ADSs and the average per ADS price paid before deducting fees and offering expenses.

	Shares purchased		Total consideration		Average price per share
	Number	%	Amount	%
Existing shareholders	12,958,560	34.1%	$11,626,000	49.9%	$0.90
New investors	25,000,000	65.9%	11,663,000	50.1%	$0.47
Total	37,958,560	100%	$23,289,000	100%	$0.61

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our selected consolidated financial data, which is derived from our consolidated financial statements, which have been prepared in accordance with IFRS as issued by the IASB. The selected consolidated statements of financial position as of December 31, 2014 and 2013 and our selected consolidated statements of operations data for the years ended December 31, 2014, 2013, and 2012 is derived from our audited consolidated financial statements presented elsewhere in this prospectus. You should read this selected consolidated financial data in conjunction with, and it is qualified in its entirety by, reference to our historical financial information and other information provided in this prospectus including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes. The historical results set forth below are not necessarily indicative of the results to be expected in future periods.

	Year Ended December 31,			Six Months ended June,
	2014	2013	2012	2015	2014

	(U.S. Dollars in thousands, except per share and weighted average shares data)
Statement of Operations:
Research and development expenses	3,192	109	94	919	1,928
General and administrative expenses	1,269	1,061	608	708	476
Trade listing expenses and other expenses	720	1,383	-	-	720

Operating loss	5,181	2,553	702	1,627	3,124
Financing expense, net	71	75	1	55	85
Loss for the period	5,252	2,628	703	1,682	3,209
Loss per ordinary share:(1)
Basic and diluted	*(1.17)	*(1.60)	*(0.52)	*(0.18)	(0.91)
Weighted average number of ordinary shares used in computing basic and diluted loss per share (in thousands):	*4,482	*1,641	*1,351	9,338	*3,529

* Adjusted to reflect the Consolidation

	December 31, 2014	December 31, 2013	June 30, 2015

	(U.S. Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	1,313	193	1,652
Working capital(*)	773	(946)	1,216
Total assets	1,759	311	2,009
Total liabilities	(986)	(1,257)	(877)
Accumulated deficit	(9,852)	(4,600)	(11,534)
Total equity (deficit)	773	(946)	1,132

(*) Working capital is defined as current assets less current liabilities

(1)	Basic loss per ordinary share is calculated by dividing the loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. There are no differences between basic and diluted loss per ordinary share since there are no dilutive potential ordinary shares.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of the prospectus contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Introduction

We are a biopharmaceutical company focused on the development of therapeutic candidates for the simultaneous treatment of two clinical conditions:

•	pain caused by osteoarthritis, and

•	hypertension (high blood pressure), which can be pre-existing or caused by the treatment for osteoarthritis.

In particular, we focus on developing combinations of existing drugs in advanced stages of development. We currently have two combinations in our pipeline, KIT-301, based on the generic drugs naproxen and isradipine, and KIT-302, based on celecoxib and the generic drug amlodipine besylate. Both naproxen and celecoxib are active ingredients of known and approved-for-use drugs designed primarily to relieve pain caused by osteoarthritis. Celecoxib is the active ingredient in the branded drug “Celebrex®”. These combinations are designed to simultaneously relieve pain caused by osteoarthritis and treat hypertension, which is one of the side effects of using NSAIDs for treating pain caused by osteoarthritis. Since the commencement of our pharmaceutical research and development activities, we have not generated any revenues.

We are currently focusing our development efforts on KIT-302, which is in an advanced stage of its Phase III clinical study. We are currently not developing KIT-301, for which we have an active IND, due to our need to allocate resources for advancing the development of KIT-302. Depending on market acceptance of KIT-302 if approved, we will consider whether to continue the further development of KIT-301.

Where applicable, we intend to seek FDA approval for the commercialization of our therapeutic candidates through the Section 505(b)(2) regulatory path under the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and in corresponding regulatory paths in other foreign jurisdictions. Our current pipeline consists of two clinical development therapeutic candidates, KIT-301 and KIT-302, which have been cleared for Phase III clinical trials, which will then be subject to review and approval by the FDA. Upon and subject to receipt of the requisite approvals, we intend to commercialize our therapeutic candidates through licensing and other commercialization arrangements with pharmaceutical companies on a global and/or territorial basis. We may also evaluate, on a case by case basis, co-development and similar arrangements, as well as the independent commercialization of our therapeutic candidates.

On July 11, 2013, Kitov Holdings (then known as Mainrom Line Logistics Ltd.) acquired issued and outstanding shares of Kitov Pharmaceuticals, in exchange for the issuance by Kitov Holdings to Kitov Pharmaceuticals’ shareholders of ordinary shares constituting, immediately following such issuance, approximately 63.75% of the fully diluted share capital of Kitov Holdings (subject to a potential issuance of additional ordinary shares of Kitov Holdings to Kitov Pharmaceuticals’ shareholders upon the attainment of a milestone in connection with our Phase III clinical trial for KIT-302). See “Business – Share Transfer Agreement with Kitov Pharmaceuticals”. The acquisition was accounted for under IFRS as issued by the IASB, as a reverse merger, and therefore the consolidated financial statements of Kitov Holdings presented in this report include the financial results of Kitov Pharmaceuticals for the two years ended December 31, 2013 and 2014 and of Kitov Holdings for the period from July 11, 2013 to December 31, 2014.

History of Losses

Since commencement of our pharmaceutical research and development operations, we have generated significant losses mainly in connection with the research and development of our therapeutic candidates. Such research and development activities are expected to expand over time and will require further resources if we are to be successful. As a result, we expect to continue incurring operating losses, which may be substantial over the next several years, and will need to obtain additional funds to further develop our research and development programs. As of June 30, 2015, we had an accumulated deficit of approximately $11.5 million.

We expect to continue to fund our operations over the next several years through public or private equity offerings, debt financings or through commercialization of our therapeutic candidates. As of June 30, 2015, we had approximately $1.6 million of cash and cash equivalents.

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Components of Statement of Operations

Research and Development Expenses

See “– Research and Development, Patents and Licenses” below.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation for directors, employees and consultants in executive and operational functions. Other significant general and administrative costs include professional fees for outside accounting and legal services, travel costs and insurance premiums.

Expenses Related to Stock Exchange Listing

Expenses related to stock exchange listing represents the effective cost of the acquisition of Kitov Holdings, at that time a public shell company, from an accounting perspective, by Kitov Pharmaceuticals. The cost was determined based on the market value of the outstanding shares of Kitov Holdings that were held by the former shareholders of Kitov Holdings immediately following the acquisition.

Other Expenses

Other expenses represent payments made to Mr. Sheer Roichman as required by the Share Transfer Agreement. See “Business – Share Transfer Agreement with Kitov Pharmaceuticals.”

Finance Income and Finance Expense

Finance Income comprises changes in the fair value of financial liabilities and Finance Expense consists primarily of interest and fees in connection with loans granted to Kitov Holdings from third parties and related parties.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with IFRS as issued by the IASB, requires companies to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are subject to an inherent degree of uncertainty and actual results may differ. Our significant accounting policies are more fully described in Note 3 to our annual financial statements included elsewhere in this prospectus. Critical accounting estimates and judgments are evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances, and are particularly important to the portrayal of our financial position and results of operations.

Share-based compensation

In accordance with IFRS 2 Share – based Payment, the grant of stock options to our employees for services rendered represents a supplementary benefit. Under IFRS 2 Share – based Payment, we estimate the fair value of these stock options at the grant date and record the value within shareholders’ equity. Fair value is determined using a standard option pricing model that takes into account the specific features of the stock option plan (net price, period of exercise, etc.), market data at the grant date (such as price, volatility, etc.) and behavioral assumptions relating to option holders. Different assumptions could result in material changes to the expense amounts recorded for these options.

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Operating Results

Comparison of the Six Month Period Ended June 30, 2015 to the Six Month Period Ended June 30, 2014

Research and Development Expenses

Research and development expenses decreased to $919,000 during the six-month period ended June 30, 2015 from $1.928 million during the six-month period ended June 30, 2014. This decrease was primarily due to the offset of amounts to be paid to us under the the terms of our agreement with Dexcel Ltd., or Dexcel (see “Business – Services and License Agreements – Development Services Agreement with Dexcel”).

General and Administrative Expenses

General and administrative expenses increased to $708,000 during the six-month period ended June 30, 2015 from $476,000 during the six-month period ended June 30, 2014. This increase was primarily due to additional professional fees and to increased salary costs and consulting fees.

Other Expenses

During the six-month period ended June 30, 2014, other expenses were NIS 2.5 million (approximately $720,000 based on the representative rate of exchange on the date of payment, March 12, 2014) due to the payment to Mr. Sheer Roichman as required by the Share Transfer Agreement. See “Business – Share Transfer Agreement with Kitov Pharmaceuticals.” During the six-month period ended June 30, 2015 there were no other expenses.

Operating Loss

Operating loss decreased to $1.627 million during the six-month period ended June 30, 2015 from $3.124 million during the six-month period ended June 30, 2014 primarily due to the decrease in research and development expenses and the lack of other expenses described above.

Finance Expense

Finance expense decreased to $55,000 during the six-month period ended June 30, 2015 from $85,000 during the six-month period ended June 30, 2014 primarily resulting from the weaker rate of exchange of NIS to U.S. dollars in 2015 and from changes in the fair value of financial liabilities.

Loss for the Period

Loss for the period decreased to $1.682 million during the six-month period ended June 30, 2015 from $3.209 million during the six-month period ended June 30, 2014 primarily due to the decrease in research and development expenses and the lack of other expenses described above.

Comparison of the Year Ended December 31, 2014 to the Year Ended December 31, 2013

Research and Development Expenses

Research and development expenses increased to $3.192 million during the year ended December 31, 2014 from $109,000 during the year ended December 31, 2013. This increase was primarily due to costs associated with preparation for and conduct of the Phase III clinical trial for KIT-302 and the formulation of the combination drug by Dexcel.

General and Administrative Expenses

General and administrative expenses increased to $1.269 million during the year ended December 31, 2014 from $1.061 million during the year ended December 31, 2013. This increase was primarily due to additional professional fees as a public company, following the acquisition of Kitov Pharmaceuticals by Kitov Holdings on July 11, 2013, as well as increased salary costs and consulting fees.

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Expenses Related to Stock Exchange Listing

Expenses related to stock exchange listing was $1.383 million during the year ended December 31, 2013 and represents the effective cost of the acquisition of Kitov Holdings, at that time a public shell company, from an accounting perspective, by Kitov Pharmaceuticals. There were no such expenses during the year ended December 31, 2014.

Other Expenses

During the year ended December 31, 2014, other expenses were NIS 2.5 million (approximately $720,000 based on the representative rate of exchange on the date of payment, March 12, 2014) due to the payment to Mr. Sheer Roichman as required by the Share Transfer Agreement See “Business – Share Transfer Agreement with Kitov Pharmaceuticals.” During the year ended December 31, 2013 there were no other expenses.

Operating Loss

Operating loss increased to $5.181 million during the year ended December 31, 2014 from $2.553 million during the year ended December 31, 2013 due to the increases in research and development expenses, general and administrative expenses and other expenses described above.

Finance Expense

Finance expense increased to $345,000 during the year ended December 31, 2014 from $75,000 during the year ended December 31, 2013 primarily resulting from the weaker rate of exchange of NIS to U.S. dollars in 2014. Finance income was $274,000 during the year ended December 31, 2014 as a result of changes in the fair value of financial liabilities. There was no finance income during the year ended December 31, 2013.

Loss for the Year

Loss for the year increased to $5.252 million during the year ended December 31, 2014 from $2.628 million during the year ended December 31, 2013 due to the increase in operating loss and finance expense described above.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act, or the JOBS Act, was signed into law. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. In addition, as a result of this election, our future financial statements may not be comparable to those of public companies that are not emerging growth companies and are required to comply with public company effective dates for new or revised accounting standards.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we also elected or may elect to rely on other exemptions, including without limitation, not (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). These exemptions will apply until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the closing of this offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

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Liquidity and Capital Resources

Our therapeutic candidates are in the research and development stage and therefore do not generate revenues. Since commencement of our operations as a pharmaceutical research and development company, our activities have been financed by equity offerings and private loans. We have raised an aggregate of approximately NIS 4.1 million (approximately $1.137 million) from private loans (of which $430,000 from the August Loans remain outstanding) and gross proceeds of approximately NIS 33.5 million (approximately $9.2 million based on the representative rates of exchange on the dates of the closings, March 3, 2014, September 3, 2014, and March 30, 2015) from our public offerings on the Tel Aviv Stock Exchange (described below). The proceeds from the public offerings were used to repay the private loans and to fund our ongoing operations. As of September 30, 2015, we had on hand approximately $981,000 in cash and cash equivalents.

We estimate that so long as no significant revenues are generated from our therapeutic candidates, we will need to raise substantial additional funds to acquire, develop and/or commercialize our current therapeutic candidates and any additional therapeutic candidates, as our current cash and short-term investments are not sufficient to complete the research and development of both of our current therapeutic candidates and any additional therapeutic candidates and fund our related expenses. However, additional financing may not be available on acceptable terms, if at all. Our long term capital requirements will depend on many factors, including:

•	the regulatory path of our therapeutic candidates;

•	our ability to successfully commercialize our therapeutic candidates, including securing commercialization agreements with third parties and favorable pricing and market share;

•	the progress, success and cost of our clinical trials and research and development programs;

•	the costs, timing and outcome of regulatory review and obtaining regulatory approval of our therapeutic candidates and addressing regulatory and other issues that may arise post-approval;

•	the costs of obtaining and enforcing our issued patents and defending intellectual property-related claims;

•	the costs of developing sales, marketing and distribution channels; and

•	our consumption of available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated.

If we are unable to commercialize or out-license our therapeutic candidates or obtain future financing, we may be forced to delay, reduce the scope of, or eliminate one or more of our research and development programs related to the therapeutic candidates, which may have a material adverse effect on our business, financial condition and results of operations.

Cash Flow

Operating activities

For the year ended December 31, 2014, net cash flow used in operating activities was approximately $4.526 million compared to approximately $512,000 for the year ended December 31, 2013. The increase in net cash flow used in operating activities was due to costs associated with preparation for and conduct of the Phase III clinical trial for KIT-302 and the formulation of the combination drug by Dexcel following the acquisition of Kitov Pharmaceuticals Ltd. by Kitov Holdings. The operating activities consisted of regulatory, strategy, planning and initiation of the Phase III clinical trial for KIT-302 and the formulation of prototypes of KIT-302, including increased payments to consultants and other service providers.

Investment activities

We had no investment activities during the years ended December 31, 2014 and 2013.

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Financing activities

For the year ended December 31, 2014, financing activities consisted of net proceeds from issuance of shares and warrants on the Tel Aviv Stock Exchange of $6.6 million, repayment of loans received from related parties of $622,000 net repayment of loans received from third parties of $114,000, proceeds from conversion of options to shares of $57,000, and interest payments of $100,000, compared to loans received from related parties of $578,000 for the year ended December 31, 2013. The proceeds from the share issuances were used to finance the activities related to the Phase III clinical trial for KIT-302 and the formulation of prototypes of KIT-302 following the acquisition of Kitov Pharmaceuticals by Kitov Holdings.

Research and Development, Patents and Licenses

Our research and development expenses consist primarily of costs of clinical trials, salaries, and consulting fees (including share-based payments), and fees paid to external service providers. We primarily use external service providers to manufacture our therapeutic candidates and to perform clinical trials with our therapeutic candidates. We charge all research and development expenses to operations as they are incurred. We expect our research and development expense to remain our primary expense in the near future as we continue to develop our therapeutic candidates.

 From the commencement of the pharmaceutical research and development activities of Kitov Pharmaceuticals through June 30, 2015, we incurred research and development expenses of approximately $4.576 million. Set forth below is a summary of the research and development costs for the years ended December 31, 2014 and 2013 and for the six-month period ended June 30, 2015. Virtually all of the costs were incurred in connection with the development of KIT-302.

	Year Ended December 31,		Six
	2014	2013	Months ended June 30 , 2015	Total
	(U.S. dollars in thousands)
Total gross direct project costs	3,192	109	919	4,220

In addition to the major cost of clinical trials, research and development expenses include consulting expenses for regulatory and project management work required for development of our drug portfolio at the current stage of development. Set forth below is a summary of our research and development expenses based on the type of expenditure.

	Year Ended December 31,
	2014	2013
	US dollars in thousands
Payroll expenses - related party	-	47
Sub-contractors - preparations for clinical trials	3,192	62

	3,192	109

In April 2014, we entered into an agreement with Dexcel for the development of the drug formulation for KIT-302 and its manufacture in quantities sufficient to support the filing of a New Drug Application with FDA (see “Business – Services and License Agreements– Development Services Agreement with Dexcel”). We therefore have begun incurring costs in 2014 for the development of the drug formulation for KIT-302.

Due to the inherently unpredictable nature of clinical development processes, we are unable to estimate with any certainty the costs we will incur in the continued development of our therapeutic candidates for potential commercialization. We estimate a total cost of approximately $1 million to $1.5 million of research and development expenses in order to complete the Phase III clinical trial for KIT-302 and $150,000 to prepare for the Phase III clinical trial for KIT-301. In addition, we expect the final formulation PK trial for KIT-302 to cost approximately $800,000.

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While we are currently focused on advancing our therapeutic candidates, our future research and development expenses will depend on the clinical success of each therapeutic candidate, as well as available resources and the ongoing assessments of each therapeutic candidate’s commercial potential. In addition, we cannot forecast with any degree of certainty which therapeutic candidates may be subject to future commercialization arrangements, when such commercialization arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements. See “Risk Factors – If we and/or our potential commercialization partners are unable to obtain U.S. Food and Drug Administration or other foreign regulatory authority approval for our therapeutic candidates, we and/or our potential commercialization partners will be unable to commercialize our therapeutic candidates.”

As we obtain results from clinical trials, we may elect to discontinue or delay development and clinical trials for certain therapeutic candidates in order to focus our resources on more promising therapeutic candidates or projects. Completion of clinical trials by us or our licensees may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a therapeutic candidate. See “Risk Factors – Risks Related to Our Business and Regulatory Matters.”

We expect our research and development expenses to increase from current levels as we continue the advancement of our clinical trials and therapeutic candidates’ development. The lengthy process of completing clinical trials and seeking regulatory approvals for our therapeutic candidates requires substantial expenditures. Any failure or delay in completing clinical trials, or in obtaining regulatory approvals, could cause a delay in generating product revenue and cause our research and development expenses to increase and, in turn, have a material adverse effect on our operations. Due to the factors set forth above, we are not able to estimate with any certainty if and when we would recognize any net revenues from our therapeutic candidates.

Disclosure of Contractual Obligations

The following table summarizes our significant contractual obligations as of June 30, 2015.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(U.S. dollars in thousands) (unaudited)

Office lease obligations	320	70	125	125	-
Obligations to R&D service providers (1)	2,750	2,750			-

Total	3,070	2,820	250		-

(1)	Reflects payments payable to Java Clinical Research and its sub-contractors, DABL Limited and Dexcel Ltd. upon achievement of various performance milestones in accordance with current time estimates, pursuant to our service agreements with them. See “Business - Services and License Agreements” and “Business – Services and License Agreements – Development Services Agreement with Dexcel”.

Kitov Pharmaceuticals had no material capital expenditures for the years ended December 31, 2014, 2013 and 2012.

Trend Information

We are a biopharmaceutical company which focuses its activities on the development of our therapeutic candidates. It is not possible for us to predict with any degree of accuracy the outcome of our research and development or commercialization efforts with regard to any of our therapeutic candidates. Our research and development expenditure is our primary expenditure. Increases or decreases in research and development expenditure are primarily attributable to the level and results of our clinical trial activities and the amount of expenditure on those trials.

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Off-Balance Sheet Arrangements

We are not party to any transactions, agreements or other contractual arrangements with unconsolidated entities whereby we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Quantitative and Qualitative Disclosure about Market Risk

Market risk is the risk of loss related to changes in market prices, including interest rates and foreign exchange rates, of financial instruments that may adversely impact our financial position, results of operations or cash flows. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Risk of Interest Rate Fluctuation and Credit Exposure Risk

We do not anticipate undertaking any significant long-term borrowings. At present, our credit and interest risk arises from cash and cash equivalents, deposits with banks as well as accounts receivable. A substantial portion of our liquid instruments is invested in short-term deposits with Bank Leumi le- Israel Ltd., a major Israeli banking institution.

We estimate that because the liquid instruments are invested mainly for the short-term and with highly-rated institutions, the credit and interest risk associated with these balances is immaterial. The primary objective of our investment activities is to preserve principal while maximizing the income we receive from our investments without significantly increasing risk and loss. Our investments are exposed to market risk due to fluctuations in interest rates, which may affect our interest income and the fair market value of our investments. We manage this exposure by performing ongoing evaluations of our investments.

Equity Price Risk

We are not exposed to equity securities price risk because we have never invested in equity securities.

Foreign Currency Exchange Risk

Our foreign currency exposures give rise to market risk associated with exchange rate movements of the U.S. dollar, our functional and reporting currency, mainly against the NIS and other currencies. Although the U.S. dollar is our functional currency and reporting currency, a portion of our expenses are denominated in NIS. Our NIS expenses consist principally of payments to employees or service providers and short term investments in currencies other than the U.S. dollar. We anticipate that a sizable portion of our expenses will continue to be denominated in currencies other than the U.S. dollar. If the U.S. dollar fluctuates significantly against the NIS it may have a negative impact on our results of operations. We manage our foreign exchange risk by aligning the currencies for holding short term investments with the currencies of expected expenses, based on our expected cash flows.

Portfolio diversification is performed based on risk level limits that we set. To date, we have not engaged in hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

(A)	Set forth below is a sensitivity test to possible changes in U.S. dollars/NIS exchange rate as of December 31, 2014:

Sensitive instrument	Income (loss) from change in exchange rate (U.S. dollars in thousands)		Value (U.S. dollars in thousands)	Income (loss) from change in exchange rate (U.S. dollars in thousands)
	Down 2%	Down 5%		Up 5%	Up 2%
Cash and cash equivalents	(3)	(8)	165	8	3
Accounts receivable	(9)	(21)	428	21	9
Suppliers	1	2	(33)	(2)	(1)
Accounts payable	2	5	(100)	(5)	(2)
Total income (loss)	(9)	(23)	460	23	9

(B)	As of the date of this prospectus, our interest rate risk exposure is in respect to bank deposits, which expose us to risk due to change in fair value interest rates. As of June 30, 2015 we had bank deposits carrying annual interest of 0.06%. Under these low interest rates, reasonable changes in interest rates are expected have negligible impact on the fair value of these assets.

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BUSINESS

Overview

We are a biopharmaceutical company focused on the development of therapeutic candidates for the simultaneous treatment of two clinical conditions:

•	pain caused by osteoarthritis; and

•	hypertension (high blood pressure), which can be pre-existing or caused by the treatment for osteoarthritis.

In particular, we focus on developing combinations of existing drugs in advanced stages of development. We currently have in our pipeline two combinations, KIT-301, based on the generic drugs naproxen and isradipine, and KIT-302, based on celecoxib and the generic drug amlodipine besylate. Both naproxen and celecoxib are active ingredients of known and approved-for-use drugs designed primarily to relieve pain caused by osteoarthritis. Celecoxib is the active ingredient in the branded drug “Celebrex®”. These combinations are designed to simultaneously relieve pain caused by osteoarthritis and treat hypertension, which is one of the side effects of using NSAIDs for treating pain caused by osteoarthritis.

We are currently focusing our development efforts on KIT-302, which is in an advanced stage of its Phase III clinical study. We are currently not developing KIT-301, for which we have an active IND, due to our need to allocate resources for advancing the development of KIT-302. Depending on market acceptance of KIT-302 if approved, we will consider whether to continue the further development of KIT-301.

Where applicable, we intend to seek FDA approval for the commercialization of our therapeutic candidates through the Section 505(b)(2) regulatory path under the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and in corresponding regulatory paths in other foreign jurisdictions. Our current pipeline consists of two clinical development therapeutic candidates, KIT-301 and KIT-302, which have been cleared for Phase III clinical trials, which will then be subject to review and approval by the FDA. Upon and subject to receipt of the requisite approvals, we intend to commercialize our therapeutic candidates through licensing and other commercialization arrangements with pharmaceutical companies on a global and/or territorial basis. We may also evaluate, on a case by case basis, co-development and similar arrangements, as well as independent commercialization of our therapeutic candidates.

Our competitive strengths

We believe there are several advantages to the products we are developing, such as:

•	providing a solution to the concerns of physicians who avoid prescribing an NSAID treatment for pain caused by osteoarthritis due to its cardiovascular side effects;

•	reassuring physicians who are concerned that their patients who are treated for osteoarthritis will also be treated for hypertension, which is a known side effect of NSAID treatments for pain caused by osteoarthritis. This is a particular concern, as hypertension is usually not accompanied by tangible symptoms, and therefore patients may not be aware of their condition or the need to treat it;

•	using one drug that also includes an active ingredient that treats hypertension either as an existing condition or as a side effect of using other drugs, ensures that the patient receives the suitable treatment for their disease and for its side effect;

•	purchasing one drug as opposed to purchasing two separate drugs may lead to financial savings for patients in the U.S. by requiring payment of just one co-payment and prescription fee as opposed to a double co-payment and prescription fee. In addition, the use of one combination drug reduces the patient’s discretion with respect to whether to purchase and use only one of the drugs and provides a comprehensive dual medical treatment in one combined drug; and

•	using calcium channel blockers in our therapeutic candidates as an antihypertensive. Calcium channel blockers are not included in the FDA Safety Information Release for NSAIDs co-administered with ACE inhibitors or with angiotensin II receptor antagonists.

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In addition to the aforementioned medical and economic advantages, we believe the combination drugs that we have developed have several commercial advantages, such as reduced development time compared to the development time of new chemical entities (NCEs) and decreased risk factors in the development process. These commercial advantages derive from the fact that combination drugs are based on known materials already approved for use by the FDA. The FDA offers a shortened regulatory procedure referred to as a “505(b)(2) NDA” to approve combination drugs. This procedure may be used to file a request to approve a product that relies on the results of the safety and effectiveness trials performed for the components of the combination in the past by others and not by the filers of the request for approval. Accordingly, the approval process in a 505(b)(2) NDA is shorter and less expensive compared to the approval process for NCEs. In addition, the use of known, proven and safe components recognized by physicians and medical organizations, and the enhanced medical effect of concurrently treating and preventing hypertension, may shorten the time and decrease the costs usually required for the acceptance of the new product in the drug marketplace.

Our strategy

Our goal is to become a significant player in the development of innovative chemical drugs with a clinical and commercial added value.

Key elements of our strategy are to:

•	develop combination products with clinical and commercial advantages in the treatment of hypertension and pain caused by osteoarthritis, based on a combination of existing drugs and obtain approval thereof from the FDA and other foreign regulatory authorities;

•	expand our line of therapeutic candidates through the acquisition or in-licensing of technologies, products and drugs intended to meet clinical needs, thereby utilizing the skills, knowledge and experience of our personnel to develop and enhance the value of additional products, and bring them to market efficiently;

•	capitalize on the FDA’s 505(b)(2) regulatory pathway to obtain more timely and efficient approval of our formulations of previously approved products, when applicable;

•	cooperate with third parties to both develop and commercialize therapeutic candidates in order to share costs and leverage the expertise of others;

•

enter into sub-license agreements with international companies for potential or future therapeutic candidates based on potential upfront and milestone payments, royalties and/or other marketing arrangements, depending on product and market conditions; and

Our two current clinical stage therapeutic candidates, “KIT-301” and “KIT-302,” are described below.

Background on Osteoarthritis and Hypertension

Numerous factors influence the drug market, including the aging of the general population. As life expectancy increases, we expect that demand will increase for innovative drugs that treat diseases related to the elderly, such as osteoarthritis and hypertension.

Osteoarthritis

Arthritis means joint inflammation. The term is used to describe the pain, stiffness and/or swelling in the joints of the body where one or more bones are joined by ligaments. A normal joint provides a smooth surface enabling adjacent bones to move and glide on each other during normal motion. In contrast, an arthritic joint is one that may have varying degrees of inflammation and possibly destruction of the joint cartilage. These destructive changes preclude normal motion and cause pain.

The most common type of arthritis is called osteoarthritis and is more common with advancing age. People with osteoarthritis usually have joint pain and a decreased range of joint movement. Unlike some other forms of arthritis, osteoarthritis affects only the joints. This condition is also sometimes called degenerative joint disease. Osteoarthritis primarily affects the joint cartilage. Healthy cartilage allows bones to glide over one another and absorbs energy from the shock of physical movement. However, with osteoarthritis, the surface layer of cartilage breaks down and wears away. This allows the bony surface of the different bones under the cartilage to rub together, causing, pain, swelling, and loss of motion of the joint. Over time, affected joints may lose their normal shape. Also, bone spurs, small growths called osteophytes, may grow on the edges of the joint further impairing joint function. Thus, bits of bone or cartilage can break off and float inside the joint space, causing more pain and possible damage.

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Osteoarthritis in the younger population is usually caused by traumatic injuries to the joints. In contrast, in the older population it is a more of a chronic degenerative disease process. The main symptom of osteoarthritis is pain that appears gradually, worsens with exertion, and is transiently relieved by rest.

The pain caused by osteoarthritis is described by patients as a deep pain or a burning sensation related to the joint tissues of the affected area. Osteoarthritis mainly affects the cartilage and disrupts the structural balance in the cartilage of the joint, causing the cartilage cells to increase production of new raw materials required to create cartilage, but concurrently produce enzymes that digest the cartilage.

Osteoarthritis is one of the most common diseases worldwide causing physical disability in adults. According to data published in the Center for Disease Control (CDC) website, an estimated 26.9 million U.S. adults in 2005 were diagnosed with osteoarthritis, of which approximately 50% suffer from hypertension. Among individuals in the US, it is estimated that over 40% will eventually suffer from osteoarthritis in at least one joint (Zhang Y., 2010 Clinics in Geriatric Medicine).

The pharmaceuticals used for treating osteoarthritis include a range of drugs. The particular choice of treatment is made according to the disease severity. These can range from acetaminophen for cases of milder severity, to Voltaren®, naproxen, and Celebrex® for moderate severity, up to treatment with narcotics for the most severe cases.

Various non pharmacological treatments are intended to relieve the pain caused by the disease and to preserve and improve joint function. Among these treatments are changes in the patient's life style, namely diet, physiotherapy and exercise. The objectives of these treatments are to strengthen the muscles adjacent to the joints and increase their ranges, thereby reducing body weight, and decreasing the loads on the weight carrying joints to subsequently reduce the intensity of the pain.

In some cases, the conservative non pharmacological treatments are not sufficiently helpful. In such cases, patients typically request medical treatment. According to data published on the website of the Mayo Clinic in April 2013, the most common medical treatments are the use of analgesics, such as NSAIDs, which include enzyme inhibitors, such as COX-2. NSAIDs are non-steroidal anti-inflammatory drugs that treat inflammation by inhibiting enzymes responsible for the development of inflammation and subsequent pain. COX-2 enzyme inhibitors are non-steroidal drugs that treat inflammation by directly inhibiting COX-2, an enzyme responsible for the development of inflammation and subsequent pain but do not target the COX-1 enzyme. Targeting selectivity for COX-2 reduces the risk of peptic ulceration, and is the main advantage of celecoxib, rofecoxib and other members of this drug class over non COX-2 selective NSAIDs.

After several COX-2 inhibiting drugs were approved for marketing, data from clinical trials revealed that COX-2 inhibitors caused a significant increase in heart attacks and strokes, with some drugs in the class possibly having worse risks than others. See "Business - Our Therapeutic Candidates – Competitive Treatments for Pain Caused by Osteoarthritis".

A typical osteoarthritis treatment plan with these analgesics is as follows: (i) initial treatment of minor osteoarthritis will begin with use of drugs such as acetaminophen; (ii) in the event that acetaminophen treatment is not effective, the physician will proceed to treatments using NSAIDs, which will begin using drugs such as Ibuprofen followed by naproxen and/or other NSAIDs (more than 20 types of drugs, including COX-2 enzyme inhibitors); (iii) in cases where treatment with these drugs is ineffective, the treatment will be direct injection of steroids into the affected joint; (iv) in cases where steroid injection is ineffective, treatment by injecting hyaluronic acid (HA) into the affected joint will be considered; and (v) in the event that all the aforementioned treatments fail, the patient may consider surgical replacement of the affected joint.

As noted above, non-steroidal anti-inflammatory drugs, or NSAIDs, both over-the-counter and prescription, are commonly taken to manage the pain of backache, osteoarthritis, rheumatoid arthritis, headache and other painful conditions. In 2012, approximately 100 million prescriptions were dispensed for oral anti-arthritis NSAIDs for the management of pain.

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NICOX, a pharmaceutical company, has attempted to develop NAPROXCINOD ®, a new chemical entity, or NCE, naproxen-based drug intended to treat pain and to act as an anti-hypertensive. From 2005 to 2010, NICOX completed three Phase III clinical trials following a significant investment. However, the results of the trials did not meet the FDA's expectations. Therefore, in May 2010, an outside advisory committee to the FDA recommended against approving the drug. As a result of this recommendation, and its own internal review, the FDA rejected the request for NDA approval. According to an announcement by NICOX in April 2012, pursuant to an appeal filed by NICOX in July 2011, a meeting was held in April 2012 between representatives of NICOX and the FDA, in which NICOX was informed that in order to gain approval of its drug, it must file a new New Drug Application, or NDA, that would include results from additional clinical trials, for the purpose of approving a specific dosage of the drug.

On July 9, 2015 the FDA published a safety announcement requiring labels for prescription NSAIDs to indicate that the risk of heart attack or stroke can occur as early as the first weeks of using an NSAID and that the risk may increase with longer use of the NSAID. In effect, the current labeling, in effect since 2005, will be strengthened as a result of a review by the FDA of a variety of new safety information on prescription and OTC NSAIDs, including observational studies, a large combined analysis of clinical trials, and other scientific publications. These studies were discussed at a joint meeting of the Arthritis Advisory Committee and Drug Safety and Risk Management Advisory Committee held in February 2014.

Hypertension (High Blood Pressure)

Hypertension is the most common chronic disease in the western world, affecting approximately thirty percent (30%) of the U.S. adult population, according to an article in Morbidity and Mortality Weekly Report (Gillespie CD et al 2013). Untreated, hypertension can cause significant morbidity and mortality.

According to its physiological definition, "hypertension" is an excessive pressure applied by the blood on the walls of the blood vessels. The term hypertension refers to excessive arterial blood pressure, which is the pressure in the arteries that propels blood to body organs.

The blood pressure is created as a result of the contraction of the cardiac muscle propelling blood into the arteries, which possess a limited capacity to store the blood. Blood pressure is measured in units of mercury (Hg) millimeters ("mm Hg"). Diagnosing hypertension in adults requires at least two measures on two different occasions. There are two blood pressure values:

•	Systolic pressure is the peak pressure in the arteries measured in the cardiac cycle, during the contraction of the heart (systole); and

•	Diastolic pressure is the lowest pressure point in the arteries measured when the heart’s left ventricle is relaxing and there is no contraction of the heart (diastole).

Hypertension was generally defined as a systolic blood pressure of greater than 140 mm Hg or a diastolic blood pressure of greater than 90 mm Hg.

The cause of hypertension in 95% of patients is unknown, and in these cases hypertension is defined as "essential hypertension". However, some studies postulate that genetic factors and environmental factors are involved in the initial development of hypertension. These factors include high salt consumption, obesity, excessive alcohol consumption, and probably mental and behavioral factors, which may be caused by various circumstances, including working in certain professions. Extreme hypertension may lead to functional disorders, and worsening health, while the affected person does not necessarily feel it and/or is aware of it. Therefore, hypertension is often referred to as the "Silent Killer".

The danger of hypertension is continuing damage to blood vessels in critical areas of the body, such as blood vessels in the heart, kidneys, eyes, and to the nerve tissue in the brain where any damage may cause a stroke. Moreover, damage to the blood vessels may cause blockage due to arteriosclerosis and lead to the tearing of the vessels. These complications may cause various diseases and even death.

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Hypertension treatment methods focus on reducing the patient’s blood pressure to normal values, thereby preventing the occurrence of complications in the long term. Even a small increase in blood pressure may cause significant cardiovascular problems. For example, it has been shown that any increase in blood pressure above a systolic value of 115 mm Hg is associated with an increased risk of suffering a cardiovascular death (Prospective Studies Collaboration, The Lancet 2002). This finding has been repeatedly replicated and it is now established that there is no safe level of blood pressure increase above of the “normotensive baseline value” of approximately 120 systolic and 70 diastolic . The documentation of a danger of any increase in blood pressure above a value of 120/70 was recently documented in September of 2015 in a large NIH sponsored clinical trial (http://www.nhlbi.nih.gov/news/press-releases/2015/landmark-nih-study-shows-intensive-blood-pressuremanagement-may-save-lives.) which enrolled over 9000 patients age 50 and older. This study also documented that patients age 50 and older with systolic blood pressures greater than 120 had a greater rate of adverse cardiovascular events than did those whose systolic blood pressure was treated to levels below 120.

It has been recognized for many decades that hypertension requires treatment. This fact has been recently re-emphasized by a paper that reviewed 147 prior randomized studies of antihypertensive treatments. This meta-analysis study (Law MR et al, BMJ 2009), concluded that the majority of the adult population with hypertension can be expected to benefit considerably from using anti-hypertension drugs.

Hypertension can be treated with many different classes of medications. These include diuretics, beta blockers, alpha blockers, calcium channel blockers, angiotensin converting enzyme (ACE) inhibitors, angiotensin receptor antagonists and vasodilators. In general, these medications work by either relaxing blood vessels and thereby lowering the pressure in arteries, or by assisting the body in removing fluid and thereby decreasing the pressure inside of arteries.

Although drugs from each of the various classes of antihypertension medications are able to reduce blood pressure, there are marked differences in their side effects profiles. For example, the diuretics can result in kidney problems, while the beta blockers can slow the heart rate. It is therefore important for physicians carefully to select which antihypertension medications to prescribe for patients based upon the patient’s other medical problems, including what concomitant medications they are receiving.

Blood pressure can undergo significant alterations when subjects are placed on various medications. For example, according to a May 2010 FDA Joint Meeting of the Arthritis Advisory Committee and the Drug Safety and Risk Management Advisory Committee report published by the FDA, an increase of about 3.5 mm Hg was diagnosed following the use of naproxen, while the use of Celebrex causes an increase of about 2.5 mm Hg. In addition, in August 2011 the FDA issued a Safety Information release stating that co-administration of NSAIDs, including selective COX-2 inhibitors, with ACE inhibitors or with angiotensin II receptor antagonists, may result in deterioration of renal function, including possible acute renal failure, and that the antihypertensive effect of ACE inhibitors may be attenuated by NSAIDs. No such Safety Information release was issued with regard to calcium channel blockers, which is the anti-hyperintensive used in our therapeutic candidates.

Background on Combination Products

Numerous companies worldwide have developed in recent years successful combination products comprised of a combination of two or more drugs to treat various medical conditions, where the safety and effectiveness of each of the drugs was proven separately.

Combination products manufactured and sold which are similar to our therapeutic product candidates, include:

•	Vimovo®, which was developed by Pozen Inc. and was approved by the FDA in May 2010. Vimovo® is a combination of naproxen and esomeprazole magnesium, marketed by AstraZeneca PLC worldwide (except in the U.S.) and by Horizon Pharma in the U.S., and is designed for treating both pain and preventing gastric ulcer. Vimovo’s® net sales in the U.S. reached $163 million in 2014, compared to net sales of $20 million in 2013.

•	Caduet®, a combination of Lipitor® and amlodipine, was originally developed and manufactured by Pfizer and is designated for treating both cholesterol and hypertension, with approximate sales of $180 million in 2014.

•	Janumet®, a combination of metformin and sitagliptin, manufactured by Merck & Co. Inc. and designated to treat diabetes, with approximate sales of $2,071 million in 2014.

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Combination drugs may provide improved medical treatment of patients diagnosed as suffering from two or more different diseases and also may provide convenience to patients of using a single drug instead of multiple drugs. In addition, combination drugs have significant commercial advantages deriving from maintaining and even increasing the market share of the active ingredients after their patents expire by extending the life span of the patents for the active ingredients through the use of combination drugs.

Our Therapeutic Candidates

Studies estimate that approximately 13.5 million patients in the U.S. alone may suffer concurrently from hypertension and chronic osteoarthritis pain in the joints, according to data published by the Center for Disease Control (CDC). We are developing two combinations, KIT-301 based on the generic drugs naproxen and isradipine and KIT-302 based on celecoxib and the generic drug amlodipine besylate. Both naproxen and celecoxib are active ingredients of known and approved-for-use drugs designed primarily to relieve pain caused by osteoarthritis. Celecoxib is the active ingredient in the branded drug “Celebrex®”. Our combinations are designed to simultaneously relieve pain caused by osteoarthritis and treat hypertension, which is one of the side effects of using NSAIDs for treating pain caused by osteoarthritis. Our strategy in developing our therapeutic candidates is based on our belief that the added anti-hypertensive drug will decrease the side effect of increased hypertension typically caused by the use of NSAIDs alone.

To date, no combination drug exists that offers the combined treatment of pain caused by osteoarthritis and hypertension. We therefore believe that KIT-301 and KIT-302 potentially hold significant advantages over the currently available drugs in the market, due to the fact that the drug treatment of osteoarthritis together with hypertension eases the burden of the treatment process for patients by providing the ability to use one drug instead of multiple drugs concurrently, thereby increasing the patients’ ease of compliance with the required treatment. KIT-301 does not include a treatment for gastrointestinal problems caused by the use of naproxen, the generic drug that is one of the components of KIT-301. In contrast, KIT-302 uses celecoxib, an NSAID that does not produce the extent of gastrointestinal side effects seen with other NSAIDs. For professional considerations and in order to manage our financial and human resources, we intend to advance the development of KIT-302 first, and only then consider the further development of KIT-301.

KIT-301

KIT-301 is a fixed dosage combination product based on two known and approved-for-use active ingredients (naproxen and isradipine), the combination of which we believe enables effective concurrent treatment of hypertension and pain caused by osteoarthritis. We are currently focusing our development efforts on KIT-302. We are currently not developing KIT-301, for which we have an active IND, due to our need to allocate resources for advancing the development of KIT-302. Depending on market acceptance of KIT-302 if approved, we will consider whether to continue the further development of KIT-301.

KIT-302

Similar to KIT-301, KIT-302 is a fixed dosage combination product based on two known active ingredients (celecoxib and amlodipine besylate), the effectiveness and safety of which has been separately proven for each, and which is intended to enable the concurrent treatment of pain caused by osteoarthritis and hypertension.

On November 7, 2013, we filed with the FDA the final statistical plan for the Phase III clinical trial protocol for KIT-302 as part of the FDA’s Special Protocol Assessment, or SPA, procedures. On February 20, 2014, the FDA replied and indicated that the proposed data analysis of the trial’s results that we submitted to the FDA provides a suitable solution to achieve the primary endpoint of the Phase III clinical trial and to support the final request for approval, which will be submitted. As a result of the SPA process, the FDA approved the Phase III trial design for our clinical trial, and cleared our clinical trial to begin, and on June 18, 2014, we commenced the clinical trial, as described below. The clinical trial is being performed using the Adaptive Trial Design method, or ATD, in accordance with the SPA. Based on the ATD format, in the first stage of the trial 150 patients are to be recruited. Then, the results of the trial will be disclosed to an independent external data monitoring committee, or DMC, which will analyze the results and determine the number of additional patients that we must recruit in order to demonstrate statistical validity and to meet the primary end point of the trial. To the extent the DMC recommends testing 200 or fewer additional patients, we will continue to recruit additional patients until reaching statistical validity and the primary end point of the trial. In the event that the DMC recommends testing more than 200 additional patients, our board will discuss the steps needed to complete such additional testing. If the trial generates the anticipated results, it would support our submission of a new drug application to FDA for KIT-302.

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Below is a summary of our projected timeline for the development of KIT-302:

Current Status	2015	2016
FDA Approved SPA. Ongoing Phase III clinical trial	Completion of recruitment for the Phase III clinical trial, pilot PK study and commencement of our business development activity for marketing rights in KIT-302	Final conclusive PK study and filing NDA

KIT-302 is based on one generic drug (amlodipine besylate) and one drug currently protected by patents held by Pfizer Inc. (Celebrex®). The U.S. Patent and Trademark Office granted Pfizer a “reissue patent” covering methods of treating osteoarthritis and other approved conditions with celecoxib, the active ingredient in Celebrex®. The reissued patent extends U.S. patent protection for Celebrex from May 30, 2014 to Dec. 2, 2015.

We currently expect to receive approval from the FDA to market KIT-302 in 2017. As a result of this timing and because KIT-302 combines the treatment of osteoarthritis by celecoxib with amlodipine besylate, which treats the side effect of hypertension, we believe that KIT-302 may be an attractive alternative to the generic versions of Celebrex® that we expect to be sold before KIT-302 enters the market.

Research and Development

Our strategy is to develop two drug combinations that are intended to treat hypertension and pain caused by osteoarthritis. These combinations are comprised of known and approved-for-use components, the combination of which is intended to simultaneously treat the pain caused by osteoarthritis and reduce blood pressure, thereby offsetting a side effect caused by the use of NSAIDs for osteoarthritis. Following discussions with the FDA, the FDA approved a development design in accordance with the 505(b)(2) NDA track. The FDA did not require us to perform pre-clinical trials (i.e., animal studies), and therefore we are required only to conduct a single Phase III clinical trial and a single standard pharmacokinetic trial, or PK Trial, for each of our therapeutic candidates.

For the development of KIT-302, we are performing a double blind, placebo controlled, Phase III clinical trial for testing the decrease of hypertension in patients receiving our KIT-302 drug product. This trial is being performed in the U.K. in four groups of thirty (30) to sixty (60) patients (and a total of 150 – 200 patients), with each patient treated over a total period of two weeks. Group One is receiving a placebo, Group Two is being treated with a standard drug available in the market for treating hypertension (amlodipine besylate, one of the components of KIT-302), Group Three is being treated with celecoxib only, and Group Four is being treated with the two components of KIT-302 (celecoxib and amlodipine besylate). The trial began in June 2014, and we expect to complete recruitment of the patients by the end of 2015 and to receive the interim results of the trial approximately eight weeks thereafter.

The purpose of the trial is to show that a combination of the two components of KIT-302, as demonstrated in Group Four, lowers blood pressure by at least 50% as compared to the reduction in blood pressure in patients in Group Two (treatment with the anti-hypertension drug only); however, we are not required to demonstrate or measure efficacy in treatment of pain caused by osteoarthritis. Group One and Group Three are for control purposes and will not be considered in evaluating the primary endpoint. The trial is being conducted with off-the-shelf drugs, and the combination drug is being developed in parallel by Dexcel. The trial is being conducted with only one dosage of amlodipine besylate (10 mg), although we expect to seek marketing approval from the FDA for three dosages (10mg, 5 mg, and 2.5 mg), each combined with 200 mg of celecoxib.

In addition, in connection with our Development Services Agreement with Dexcel, pursuant to which Dexcel is developing the formulation for KIT-302 and the subsequent stability testing and manufacturing scale-up in quantities adequate for submission of a new drug application to the FDA, Dexcel has performed a pilot clinical bioequivalence trial, or the Pilot PK Study. This Pilot PK Study was performed during April and May 2015, after completion of the formulation of two prototypes of KIT-302 to check the pharmacokinetics of the combination drug in order to show that the blood levels achieved with our combination are the same as those obtained with the individual components. On June 9, 2015, we obtained the successful results of the Pilot PK Study. See “Business – Services and License Agreements – Development Services Agreement with Dexcel” below for more information.

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The Phase III clinical trial for KIT-302 is being conducted in medical centers in the United Kingdom on the basis of approvals received from the British Regulatory Authority (MHRA) and the U.K. ethics committees. It is not currently known whether the European regulatory authorities will require additional studies in order to grant their approval to market KIT-302 in Europe.

If the results of the Phase III clinical trial present clear proof of the effectiveness of KIT-302, we will consider employing a similar development strategy for our second therapeutic candidate, KIT-301.

Competition and Market

The pharmaceutical market is characterized by large international pharmaceutical companies that develop a wide range of products, both generic and new chemical entities (NCEs), which operate alongside smaller companies, such as ours, that develop a specific drug or a combination of drugs. Therefore, many small companies enter into agreements with such global companies during the drug development stage in order to continue the development or marketing of the drug, taking advantage of the financial, marketing and/or other resources available to such global companies. At the same time, the global companies tend to enter into agreements with smaller companies in order to save development time and resources. The global drug sector is a highly developed market with a turnover of hundreds of billions of U.S. dollars and intense competition. Most of the drugs we intend to develop have competing drugs, developed at the same time by other companies and organizations. We are therefore exposed to competition in our field of operation. Although we believe our therapeutic candidates have advantages which our competitors lack, there is a constant risk in the drug development field that a competing party will complete the development stages before we are able to develop our therapeutic candidates intended for the same disease. Moreover, a constant threat in our market is presented by new drugs that have already completed all the development stages and have already entered the market and are competing with the treatments and drugs previously available on the market. All the drugs that we are currently developing are intended for oral use.

Competitive Treatments for Pain Caused by Osteoarthritis

The competition for KIT-302 and KIT-301 is expected to come from the oral anti-arthritic market, or more specifically the traditional non-selective NSAIDs (such as naproxen and diclofenac), traditional NSAID/gastroprotective agent combination products or combination product packages (such as Vimovo®, Arthrotec®, Prevacid® and NapraPAC™) and the only COX-2 inhibitor in the U.S. market, Celebrex® (including generic versions of Celebrex® that we expect to be sold following expiration of the patent). Sales of Celebrex in the U.S alone amounted to $1.7 billion in 2014.

Due to the voluntary withdrawal of Vioxx® by Merck & Co. in September 2004, the FDA ordered the withdrawal of Bextra® by Pfizer and issued a Public Health Advisory in April 2005, requiring manufacturers of all prescription products containing NSAIDs to provide warnings regarding potential adverse cardiovascular events as well as life-threatening gastrointestinal events associated with the use of NSAIDs. Moreover, subsequent to an FDA advisory committee meeting in February 2005 that addressed the safety of NSAIDs, and, in particular, the cardiovascular risks of COX-2 selective NSAIDs, the FDA has indicated that long-term studies evaluating cardiovascular risk will be required to approve new NSAID products that may be used on an intermittent or chronic basis. We believe that KIT-302 has a competitive advantage over other drugs in the market because, as a COX-2 inhibitor, it has limited gastrointestinal side effects, and due to the addition of amlodipine besylate it is designed to address existing hypertension and the cardiovascular side effects of NSAIDs.

Intellectual Property

Patents, trademarks and licenses and market exclusivity

Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. We also rely on our trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary position. We vigorously defend our intellectual property to preserve our rights and gain the benefit of our technological investments. Our business is not dependent, however, upon any single patent, trademark or contract. See “Risk Factors – Risks Related to Intellectual Property”.

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We own two patent applications. If granted, the two patent applications would have a maximum term extending until 2029, in all jurisdictions where the cases are pending.  The claimed subject matter in the two patent applications would include claims to new treatment methods using known compounds and new formulations and dosage types including unique combinations of known compounds.  See “Business – Services and License Agreements – Acquisition Agreement for Intellectual Property” below. The following is a brief description of our patent applications:

•

An application for a patent relating to a drug which addresses the users of anti-inflammatory drugs, pain relief drugs or fever reducing drugs of the NSAID type, in combination with anti-hypertension treatment, aiming to prevent or reduce the side effects related to the cardiovascular system. Patent applications related to this application were filed in the U.S., Australia, Japan, Canada and Europe in May 2009. Two preliminary applications for the patent were filed with priority dates in 2008; and

•

An application to approve a patent relating to a drug for treating hypertension or rapid pulse caused by a stimulating medical treatment (e.g., drugs against obesity or ADHD). The request for the patent includes a combination of a recognized and proven drug for treating hypertension caused by using drugs for treating ADHD, including stimulants (e.g., CNS stimulants), or from using the two drugs separately, to prevent increased hypertension or rapid pulse caused by using a stimulant. The patent application includes additional claims which are based on NSAID, which causes increased hypertension or rapid pulse. The patent application was filed in the U.S. in February 2011 as a continuation in part application of the first application with the same priority date.

In the branded pharmaceutical industry, the majority of a branded drug’s commercial value is usually realized during the period in which the product has market exclusivity. In the U.S. and some other countries, when market exclusivity expires and generic versions of a product are approved and marketed, there can often be very substantial and rapid declines in the branded product’s sales. The rate of this decline varies by country and by therapeutic category, and the number of generic competitor entrants to the market, among other factors; however, following patent expiration, branded products often continue to have market viability based upon the goodwill of the product name, which typically benefits from trademark protection.

A brand product’s market exclusivity is generally determined by two forms of intellectual property: patent rights held by the brand company and any regulatory forms of exclusivity to which the NDA-holder is entitled.

Patents are a key determinant of market exclusivity for most branded pharmaceuticals. Patents provide the brand company with the right to exclude others from practicing an invention related to the medicine. Patents may cover, among other things, the active ingredient(s), various uses of a drug product, pharmaceutical formulations, drug delivery mechanisms and processes for (or intermediates useful in) the manufacture of products, and polymorphs. Protection for individual products extends for varying periods in accordance with the expiration dates of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent, its scope of coverage and the availability of meaningful legal remedies in the country.

Market exclusivity is also sometimes influenced by regulatory exclusivity rights. Many developed countries provide certain non-patent incentives for the development of medicines. For example, the U.S., the European Union and Japan each provide for a minimum period of time after the approval of a new drug during which the regulatory agency may not rely upon the data of the original party who developed the drug to approve a competitor’s generic copy. Regulatory exclusivity rights are also available in certain markets as incentives for research on new indications, on orphan drugs and on medicines useful in treating pediatric patients. Regulatory exclusivity rights are independent of any patent rights and can be particularly important when a drug lacks broad patent protection. Most regulatory forms of exclusivity, however, do not prevent a competitor from gaining regulatory approval prior to the expiration of regulatory data exclusivity on the basis of the competitor’s own safety and efficacy data on its drug, even when that drug is identical to that marketed by the innovator.

We estimate the likely market exclusivity period for each of our 505(b)(2) products on a case-by-case basis. It is not possible to predict the length of market exclusivity for any of our branded products with certainty because of the complex interaction between patent and regulatory forms of exclusivity, and inherent uncertainties concerning patent litigation. There can be no assurance that a particular product will enjoy market exclusivity for the full period of time that we currently estimate or that the exclusivity will be limited to the estimate.

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Government Regulations and Funding

Pharmaceutical companies are subject to extensive regulation by foreign, federal, state and local agencies, such as the FDA in the U.S., the Ministry of Health in Israel, or the various European regulatory authorities. The manufacture, distribution, marketing and sale of pharmaceutical products are subject to government regulation in the U.S. and various foreign countries. Additionally, in the U.S., we must follow rules and regulations established by the FDA requiring the presentation of data indicating that our products are safe and efficacious and are manufactured in accordance with current good manufacturing practices (cGMP) regulations. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, and we may be criminally prosecuted. We and our manufacturers and clinical research organizations may also be subject to regulations under other foreign, federal, state and local laws, including, but not limited to, the U.S. Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Clean Air Act and import, export and customs regulations as well as the laws and regulations of other countries. The U.S. government has increased its enforcement activity regarding illegal marketing practices domestically and internationally. As a result, pharmaceutical companies must ensure their compliance with the Foreign Corrupt Practices Act and federal healthcare fraud and abuse laws, including the False Claims Act.

These regulatory requirements impact our operations and differ from one country to another, so that securing the applicable regulatory approvals of one country does not imply the approval of another country. The approval procedures involve high costs and are manpower intensive, usually extend over many years and require highly skilled and professional resources.

U.S. Food and Drug Administration Approval Process

The steps usually required to be taken before a new drug may be marketed in the U.S. generally include:

•	completion of pre-clinical laboratory and animal testing;

•	completion of required chemistry, manufacturing and controls testing;

•	the submission to the FDA of an investigational new drug, or IND, the application for which must be evaluated and found acceptable by the FDA before human clinical trials may commence;

•	performance of adequate and well-controlled human clinical trials to establish the safety, pharmacokinetics and efficacy of the proposed drug for its intended use;

•	submission and approval of an NDA; and

•	agreement with FDA of the language on the package insert.

Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, what types of patients may enter the study, schedules of tests and procedures, drugs, dosages, and length of study, as well as the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND process.

In all the countries that are signatories of the Helsinki Declaration (including Israel), the prerequisite for conducting clinical trials (on human subjects) is securing the preliminary approval of the competent authorities of that country to conduct medical experiments on human subjects in compliance with the other principles established by the Helsinki Declaration.

The clinical testing of a drug product candidate generally is conducted in three sequential phases prior to approval, but the phases may overlap or be combined. A fourth, or post approval, phase may include additional clinical studies. The phases are generally as follows:

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Clinical trials are usually conducted in three phases. Phase I clinical trials are normally conducted in small groups of healthy volunteers to assess safety of various dosing regimens and pharmacokinetics. After a safe dose has been established, in Phase II clinical trials the drug is administered to small populations of sick patients to look for initial signs of efficacy in treating the targeted disease or condition and to continue to assess safety. In the case of vaccines, the participants are healthy and the signs of efficacy can be obtained in early Phase I, therefore this Phase is defined as Phase I/II. Phase III clinical trials are usually multi-center, double-blind controlled trials in hundreds or even thousands of subjects at various sites to assess as fully as possible both the safety and effectiveness of the drug.

Clinical trials must be conducted in accordance with the FDA’s good clinical practices, or GCP, requirements. The FDA may order the temporary or permanent discontinuation of a clinical study at any time or impose other sanctions if it believes that the clinical study is not being conducted in accordance with FDA requirements or that the participants are being exposed to an unacceptable health risk. An institutional review board, or IRB, generally must approve the clinical trial design and patient informed consent at study sites that the IRB oversees and also may halt a study, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions. Additionally, some clinical studies are overseen by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee. This group recommends whether or not a trial may move forward at designated check points based on access to certain data from the study. The clinical study sponsor may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.

As a product candidate moves through the clinical testing phases, manufacturing processes are further defined, refined, controlled and validated. The level of control and validation required by the FDA increases as clinical studies progress. We and the third-party manufacturers on which we rely for the manufacture of our product candidates and their respective components (including the active pharmaceutical ingredient, or API) are subject to requirements that drugs be manufactured, packaged and labeled in conformity with cGMP. To comply with cGMP requirements, manufacturers must continue to spend time, money and effort to meet requirements relating to personnel, facilities, equipment, production and process, labeling and packaging, quality control, recordkeeping and other requirements.

Assuming completion of all required testing in accordance with all applicable regulatory requirements, detailed information on the product candidate is submitted to the FDA in the form of an NDA, requesting approval to market the product for one or more indications, together with payment of a user fee, unless waived. An NDA includes all relevant data available from pertinent nonclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information on the chemistry, manufacture, controls and proposed labeling, among other things. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the product candidate for its intended use to the satisfaction of the FDA.

If an NDA submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the Prescription Drug User Fee Act, or PDUFA, the FDA’s goal is to complete its initial review and respond to the applicant within ten months of submission, unless the application relates to an unmet medical need, or is for a serious or life-threatening indication, in which case the goal may be within six months of NDA submission. However, PDUFA goal dates are not legal mandates and the FDA response often occurs several months beyond the original PDUFA goal date. Further, the review process and the target response date under PDUFA may be extended if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the NDA. The NDA review process can, accordingly, be very lengthy. During its review of an NDA, the FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it typically follows such recommendations. Data from clinical studies are not always conclusive and the FDA and/or any advisory committee it appoints may interpret data differently than the applicant.

After the FDA evaluates the NDA and inspects manufacturing facilities where the drug product and/or its API will be produced, it will either approve commercial marketing of the drug product with prescribing information for specific indications or issue a complete response letter indicating that the application is not ready for approval and stating the conditions that must be met in order to secure approval of the NDA. If the complete response letter requires additional data and the applicant subsequently submits that data, the FDA nevertheless may ultimately decide that the NDA does not satisfy its criteria for approval. The FDA could also approve the NDA with a Risk Evaluation and Mitigation Strategies, or REMS, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-marketing testing. Such post-marketing testing may include Phase IV clinical trials and surveillance to further assess and monitor the product’s safety and efficacy after approval. Regulatory approval of products for serious or life-threatening indications may require that participants in clinical studies be followed for long periods to determine the overall survival benefit of the drug.

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If the FDA approves one of our product candidates, we will be required to comply with a number of post-approval regulatory requirements. We would be required to report, among other things, certain adverse reactions and production problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling for any of our products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural, substantive and record keeping requirements. If we seek to make certain changes to an approved product, such as certain manufacturing changes, we will need FDA review and approval before the change can be implemented. For example, if we change the manufacturer of a product or our API, the FDA may require stability or other data from the new manufacturer, and such data will take time and are costly to generate, and the delay associated with generating these data may cause interruptions in our ability to meet commercial demand, if any. While physicians may use products for indications that have not been approved by the FDA, we may not label or promote the product for an indication that has not been approved. Securing FDA approval for new indications is similar to the process for approval of the original indication and requires, among other things, submitting data from adequate and well-controlled studies that demonstrate the product’s safety and efficacy in the new indication. Even if such studies are conducted, the FDA may not approve any change in a timely fashion, or at all.

The FDA may also require post-marketing testing, or Phase IV testing, as well as risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions or an approval that could otherwise restrict the distribution or use of the product.

Section 505(b)(2) New Drug Applications

We intend to submit applications for both of our therapeutic candidates via the 505(b)(2) regulatory pathway. As an alternate path for FDA approval of new indications or new formulations of previously-approved products, a company may file a Section 505(b)(2) NDA, instead of a “stand-alone” or “full” NDA. Section 505(b)(2) of the Food, Drug, and Cosmetic Act, or FDC, was enacted as part of the Drug Price Competition and Patent Term Restoration Act of 1984, otherwise known as the Hatch-Waxman Amendments. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Some examples of products that may be allowed to follow a 505(b)(2) path to approval are drugs that have a new dosage form, strength, route of administration, formulation or indication.

The Hatch-Waxman Amendments permit the applicant to rely upon certain published nonclinical or clinical studies conducted for an approved product or the FDA’s conclusions from prior review of such studies. The FDA may require companies to perform additional studies or measurements to support any changes from the approved product. The FDA may then approve the new product for all or some of the labeled indications for which the reference product has been approved, as well as for any new indication supported by the Section 505(b)(2) application. While references to nonclinical and clinical data not generated by the applicant or for which the applicant does not have a right of reference are allowed, all development, process, stability, qualification and validation data related to the manufacturing and quality of the new product must be included in an NDA submitted under Section 505(b)(2).

To the extent that the Section 505(b)(2) applicant is relying on the FDA’s conclusions regarding studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the reference product has expired. Thus, the Section 505(b)(2) applicant may invest a significant amount of time and expense in the development of its products only to be subject to significant delay and patent litigation before its products may be commercialized.

Special Protocol Assessment

The special protocol assessment, or SPA, process is designed to facilitate the FDA’s review and approval of drugs by allowing the FDA to evaluate the proposed design and size of Phase III clinical trials that are intended to form the primary basis for determining a drug product’s efficacy. Upon specific request by a clinical trial sponsor, the FDA will evaluate the protocol and respond to a sponsor’s questions regarding, among other things, primary efficacy endpoints, trial design and data analysis plans, within 45 days of receipt of the request.

The FDA ultimately assesses whether the protocol design and planned analysis of the trial are acceptable to support regulatory approval of the drug candidate with respect to effectiveness of the indication studied. All agreements and disagreements between the FDA and the sponsor regarding an SPA must be clearly documented in an SPA letter or the minutes of a meeting between the sponsor and the FDA.

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Even if the FDA agrees to the design, execution and analyses proposed in protocols reviewed under the SPA process, the FDA may revoke or alter its agreement, such as under the following circumstances:

•           public health concerns emerge that were unrecognized at the time of the protocol assessment, or the director of the review division determines that a substantial scientific issue essential to determining safety or efficacy has been identified after testing has begun;

•           a sponsor fails to follow a protocol that was agreed upon with the FDA; or

•           the relevant data, assumptions or information provided by the sponsor in a request for SPA change, are found to be false statements or misstatements, or are found to omit relevant facts.

In addition, a documented SPA may be modified, and such modification will be deemed binding on the FDA review division, except under the circumstances described above, if the FDA and the sponsor agree in writing to modify the protocol and such modification is intended to improve the study. We have obtained an SPA with the FDA for our Phase III clinical trial protocol for KIT-302. Agreement by the FDA to an SPA does not guarantee that the results of a study conducted in accordance with the agreement will be successful.

FDA Guidelines on Anti-Hypertensive Drugs

In March 2011, the FDA published a new draft guideline stating that drugs designed to be anti-hypertensive may include in the usage indication section of the package insert a statement that “Reduced blood pressure decreases the risk of suffering fatal and non-fatal cardiovascular events, mainly stroke and myocardial infarction”. We do not intend to prove through our clinical trial that our products reduce the risk of suffering from the aforesaid diseases. Nevertheless, we expect that the said draft guideline will have a positive effect on the combination drugs we are developing because the combination drugs we are developing are intended to prevent hypertension. The FDA has informed us in writing that the package insert of our combination drug product may contain the statement provided in the draft guideline.

European Regulatory Authorities

In the event that we wish to perform trials in Europe or market or sell our products in Europe, we must apply to an applicable country’s regulatory authorities with a request to approve our drugs according to the Mutual Recognition Procedure (MRP), which is a procedure applied by European Directive No. 2001/83/EC that enables access to medicinal products (drugs) in 27 countries of the European Union. The MRP approval process requires the applicant to receive approval in one of the EU countries and then apply for recognition of the other member countries to acknowledge the approval within their territory. It is not currently known whether the European regulatory authorities will require additional studies in order to grant their approval to market KIT-302 in Europe.

The Israeli Ministry of Health

Our operations are subject to permits from the Israeli Ministry of Health on two levels:

First, pertaining to the import of drugs and/or raw materials, we are required to apply to the Ministry of Health for approval from its medical accessories and devices unit (AMR).

Second, pertaining to research and development, when we conduct trials in human, the trials will be subject to the approval of the Helsinki Committee, which acts by force of the Public Health Regulations (Trials in Human Beings), 1980 (“Trials in Human Beings Regulations”) and according to the guidelines of the Helsinki declaration, or any other approval required by the Ministry of Health. According to the Trials in Human Beings Regulations, the Helsinki Committee must plan and approve every experimental process that involved human beings. The Helsinki Committee is an institutional committee that acts in the medical institution where the trial is performed and is the party that approves and supervises the entire trial process. In practice, the physician, who is the chief researcher, submits a trial protocol to the committee on behalf of the requesting party. The committee forwards its decisions regarding the requests for medical trials that were approved by the committee to the manager of the medical institute and the manager has the authority to approve the requests without additional approval of the Ministry of Health. According to the procedure for medical trials in human beings of the Ministry of Health, the Helsinki Committee will not approve performance of a medical trial, unless it is absolutely convinced that the following conditions, among others, are fulfilled: (a) the expected benefits for the participant in the trial and to the company justify the risk and the inconvenience involved in the trial to its participant; (b) the available medical and scientific information justifies the performance to the requested medical trial; (c) the medical trial is planned in a scientific manner that enables a solution to the tested question and is described in a clear, detailed and precise manner in the protocol of the trial, conforming with the Helsinki principles declaration; (d) the risk to the participant in the trial is as minimal as possible; (e) optimal monitoring and follow-up of the participant in the trial; (f) the initiator, the chief researcher and the medical institute are capable and undertake to allocate the resources required for adequate execution of the medical trial, including qualified personnel and required equipment; and (g) the nature of the commercial agreement with the chief researcher and the medical institute does not impair the adequate performance of the medical trial.

All phases of clinical studies conducted in Israel must be conducted in accordance with the Public Health Regulations (Medical Studies Involving Human Subjects, 1980), including amendments and addenda thereto, the Guidelines for Clinical Trials in Human Subjects issued by the Israel Ministry of Health (the “Guidelines”) and the International Conference for Harmonized Tripartite Guideline for Good Clinical Practice. The regulations and the Guidelines stipulate that a medical study on humans will only be approved after the Helsinki Committee at the hospital intending to perform the study has approved the medical study and notified the relevant hospital director in writing. In addition, certain clinical studies require the approval of the Ministry of Health. The Helsinki Committee will not approve the performance of the medical study unless it is satisfied that it has advantages to the study participants and society at large that justify the risk and inconvenience for the participants and that the medical and scientific information justifies the performance of the requested medical study. The relevant hospital director, and the Ministry of Health, if applicable, also must be satisfied that the study is not contrary to the Helsinki Declaration or to other regulations. The Ministry of Health also licenses and regulates the marketing of pharmaceuticals in Israel, requiring the relevant pharmaceutical to meet internationally recognized cGMP standards.

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Pervasive and continuing regulation in the U.S.

After a drug is approved for marketing and enters the marketplace, numerous regulatory requirements continue to apply. These include, but are not limited to:

•           the FDA’s current good manufacturing practice regulations require manufacturers, including third party manufacturers, to follow stringent requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product;

•           labeling regulations and the FDA prohibitions against the promotion of drugs for unapproved uses (known as off-label uses), as well as requirements to provide adequate information on both risks and benefits during promotion of the drug;

•           approval of product modifications or use of a drug for an indication other than approved in an NDA;

•           adverse drug experience regulations, which require us to report information on adverse events during pre-market testing;

•           post-market testing and surveillance requirements, including Phase IV trials, when necessary to protect the public health or to provide additional safety and effectiveness data for the drug; and

•           the FDA’s recall authority, whereby it can ask, or under certain conditions order, drug manufacturers to recall from the market a product that is in violation of governing laws and regulation. After a drug receives approval, any modification in conditions of use, active ingredient(s), route of administration, dosage form, strength or bioavailability, will require a new approval, for which it may be possible to submit a 505(b)(2), accompanied by additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed changes. Additional clinical studies may be required for proposed changes.

Other U.S. Healthcare Laws and Compliance Requirements

For products distributed in the United States, we will also be subject to additional healthcare regulation and enforcement by the federal government and the states in which we conduct our business. Applicable federal and state healthcare laws and regulations include the following:

•	The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order, or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

•	The Ethics in Patient Referrals Act, commonly referred to as the Stark Law, and its corresponding regulations, prohibit physicians from referring patients for designated health services (including outpatient drugs) reimbursed under the Medicare or Medicaid programs to entities with which the physicians or their immediate family members have a financial relationship or an ownership interest, subject to narrow regulatory exceptions, and prohibits those entities from submitting claims to Medicare or Medicaid for payment of items or services provided to a referred beneficiary;

•	The federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government; and

•	Health Insurance Portability and Accountability Act of 1996, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. This statute also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services.

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•	Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

Reimbursement

Sales of our products in the United States may depend, in part, on the extent to which the costs of the products will be covered by third-party payers, such as government health programs, commercial insurance and managed health care organizations. These third-party payers are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payers do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, (the “MMA”), imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries and included a major expansion of the prescription drug benefit under Medicare Part D. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payers.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009. This law provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes of Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payers, it is not clear how such a result could be avoided and what if any effect the research will have on the sales of our product candidates, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. Decreases in third-party reimbursement for our products or a decision by a third-party payer to not cover our products could reduce physician usage of the products and have a material adverse effect on our sales, results of operations and financial condition.

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The Patient Protection and Affordable Care Act

On March 23, 2010, President Obama signed into legislation the Patient Protection and Affordable Care Act, which was subsequently amended by the Healthcare and Education Reconciliation Act (as amended, the “Affordable Care Act”). The Affordable Care Act will result in sweeping changes across the health care industry. The primary goal of this comprehensive legislation is to extend health insurance coverage to currently uninsured legal U.S. residents through a combination of public program expansion and private sector health insurance reforms. To fund the expansion of insurance coverage, the Affordable Care Act contains measures designed to promote quality and cost efficiency in health care delivery and to generate budgetary savings in the Medicare and Medicaid programs. The Affordable Care Act’s provisions are designed to encourage providers to find cost savings in their clinical operations. Pharmaceuticals represent a significant portion of the cost of providing care. Through modified reimbursement rates and other incentives, the U.S. government is requiring that providers identify the most cost-effective services, supplies and pharmaceuticals. This environment has caused changes in the purchasing habits of providers and resulted in specific attention to the pricing negotiation, product selection and utilization review surrounding pharmaceuticals. This attention may result in our products being chosen less frequently or the pricing being substantially lowered. Additionally, the Affordable Care Act is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare D program. We cannot predict the impact of the Affordable Care Act on pharmaceutical companies as many of the Affordable Care Act reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. The legislation also includes significant provisions that encourage state and federal law enforcement agencies to increase activities related to preventing, detecting and prosecuting those who commit fraud, waste and abuse in federal healthcare programs, including Medicare, Medicaid and Tricare. Since the enactment of the Affordable Care Act, numerous regulations have been issued providing further guidance on its requirements. The Affordable Care Act continues to be implemented through regulation and government activity but is subject to possible amendment, additional implementing regulations and interpretive guidelines. Several states have decided not to expand their Medicaid programs and are seeking alternative reimbursement models to provide care to the uninsured. The manner in which these issues are resolved could materially affect the extent to which and the amount at which pharmaceuticals are reimbursed by government programs such as Medicare, Medicaid and Tricare.

Services and License Agreements

Master Research Services Agreement with Java Clinical Research Ltd.

On February 9, 2014, we entered into a Master Research Services Agreement with Java Clinical Research Ltd., or Java, a contract research organization based in Dublin, Ireland. According to the terms of the agreement, Java will manage the Phase III clinical trial for KIT-302, including preparation and filing of the requests to the ethics boards and the necessary regulatory bodies of the European Union, recruiting the tested subjects, employment of the primary researchers, identification and evaluation of the medical centers and their subsequent management throughout the trial period and overall management of the trial process through its completion. We engage with third party medical centers for the performance of our Phase III clinical trial through Java. The total cost of the agreement with Java including the cost of all service providers with which we have engaged through Java, will amount to approximately $2.5 million.

The Master Research Services Agreement will remain in effect until Java has provided all services through the completion of our Phase III trial of KIT-302. However, the parties have customary termination rights and either party may terminate the agreement (or any work thereunder) upon 60 days’ notice.

Services Agreement with DABL Limited

On August 2, 2013, we entered into a services agreement with DABL Limited, or DABL, an Irish company based in Dublin, Ireland, in the ambulatory blood pressure monitoring technologies field. According to the agreement, DABL will provide protocol consultation services and coordinate the ambulatory blood pressure monitoring (ABPM) procedures and the analysis of the blood pressure tests during and after our Phase III trial of KIT-302. DABL’s technology enables the collection of data from hundreds of blood pressure tests during the day on each patient during the clinical trials as opposed to the traditional individual tests that yield many fewer results for statistical analysis during the same time frame.

The services agreement will remain in effect until DABL has provided all services including the statistical analysis of results the blood pressure tests following our Phase III trial of KIT-302. However, we may terminate the agreement at any time upon 90 days’ notice, and both parties have customary termination rights.

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Development Services Agreement with Dexcel

On April 1, 2014, we entered into a Development Services Agreement with Dexcel Ltd., or Dexcel, a global pharmaceutical company, which has been involved in the manufacture and marketing of more than 55 branded and generic products. The agreement provides for Dexcel to develop the formulation for KIT-302 and the subsequent stability testing and manufacturing scale-up in quantities adequate for submission of an NDA to the FDA. Dexcel’s services include performing compatibility testing of APIs with excipients, screening to find at least two prototypes and identifying analytical methods for product analysis. We agreed to bear the cost of the APIs as well as other materials or means required for Dexcel to perform the services under the agreement. In exchange for these services, we will pay Dexcel: (i) $2 million in cash in four equal installments ($500,000 which was paid upon execution of the agreement, $500,000 which was paid upon attainment of the second milestone in May 2015, and the remaining to be paid in two equal payments based on the remaining milestones during the development and manufacturing period); and (ii) in our ordinary shares having an aggregate value of $1.5 million issued in three equal installments (the first issuance of 157,783 ordinary shares was made upon execution of the agreement, the second issuance of 597,511 ordinary shares was made upon attainment of the second milestone in May 2015, and the remaining issuance is due upon the attainment of the remaining milestones during the development and manufacturing period).

In addition, in exchange for a right of first negotiation with regard to future global marketing rights for KIT-302 and for an option to negotiate the future commercial manufacture of KIT-302 Dexcel agreed to pay us $500,000 in two equal installments based on milestones during the development and manufacturing period (of which the first payment of $250,000 was made in May 2015 upon the attainment of the second development milestone). Under the terms of the agreement, in the event we intend to enter into negotiations with any third party to enter into a commercial marketing or licensing agreement for the product, we are obligated to notify Dexcel of our intention to do so, and Dexcel has the right, within 21 days, to notify us whether it wishes to negotiate with us on mutually agreeable and commercially reasonable terms for the rights, in which case we are required to negotiate exclusively with Dexcel in good faith in an attempt to reach a mutual agreement with 60 days. If Dexcel does not so notify us, or if upon expiration of this 60 day period the parties are unable to agree in good faith upon its terms and conditions, we will be free to enter into a commercial agreement with any party on any terms we determine.

On June 9, 2015 we, together with Dexcel, successfully completed the performance of a pilot pharmacokinetic clinical trial, or Pilot PK Study, which commenced on March 31, 2015 in Ichilov Medical Center in Tel Aviv. The objective of the Pilot PK Study was to demonstrate that the concentration of KIT-302 in the blood of the subjects is comparable to the concentrations observed in the administration of the two existing, approved drugs (celecoxib and amlodipine besylate, which are the active components of KIT-302). For the purpose of this Pilot PK Study, Dexcel manufactured two prototypes of the KIT-302 final formulation, based on the two existing approved drugs. The Pilot PK Study was performed with 15 subjects who were each treated with two different prototypes of the final formulation of KIT-302. During the course of the Pilot PK Study, blood samples were taken from the subjects following treatment with each of the two prototype formulations and following treatment with the two existing approved drugs (celecoxib and amlodipine besylate) separately for purposes of comparison, over a period of approximately six weeks. The Pilot PK Study demonstrated successful levels in the blood of the two prototype formulations, and one of the two final formulations that were tested met all the objectives of the study protocol and was selected for purposes of continuing the clinical development of KIT-302. In addition, based on the positive results achieved, we expect that the scope of the final PK study will be lower than originally expected.

The Development Services Agreement will remain in effect until Dexcel has provided all services through the completion of manufacturing scale-up in quantities adequate for submission of an NDA to the FDA. However, the parties have customary termination rights and either party may terminate the agreement upon 90 days’ notice.

Acquisition Agreement for Intellectual Property

Pursuant to an Asset Purchase Agreement, dated October 13, 2010, between Kitov Pharmaceuticals and JPW PCH LLC, or JPW, JPW sold to Kitov Pharmaceuticals JPW’s rights and interests in and to U.S. and international patent applications relating to KIT-301 and KIT-302 in exchange for $100 plus 80% of the equity in Kitov Pharmaceuticals. Kitov Pharmaceuticals assumed all liabilities arising from ownership, use or exercise, of rights under, the patent applications.

Under the terms of the agreement, JPW had a conditional right to repurchase the patent applications from Kitov Pharmaceuticals, which right has since expired.

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Manufacturing Agreement with Sterling Pharmaceuticals Services

In September 2013, we entered into an agreement with Sterling Pharmaceuticals Services LLC to produce the drugs for the Phase III trial of KIT-302. The clinical trial supplies include over encapsulated celecoxib, over encapsulated amlodipine besylate, and an over encapsulated placebo. Pursuant to the terms of the agreement, Sterling will manufacture the drugs and perform the stability and release tests, the packaging and the delivery to the various sites where the clinical trial is be performed. In January 2014, Sterling notified us that the drug production process was completed successfully, and it subsequently notified us that the primary stability tests were completed successfully. In June 2014, the drugs were shipped to the medical center where the trial began. In addition, pursuant to our decision to conduct the clinical trial according to the ATD method, we ordered the manufacture of additional drugs for the clinical trial.

Consulting Agreement with Lior Tamar Investments Ltd.

In August 2014, we entered into a consulting agreement with Lior Tamar Investments Ltd., or Lior Tamar, a privately held Israeli company, pursuant to which Lior Tamar provides us with various services, including  introduction to Israeli investors, facilitating meetings and introductions to underwriters, assistance in locating business cooperation opportunities, and consultation with respect to raising debt and bonds.  In consideration for these services, we pay Lior Tamar a monthly fee of $9,500, and 2.5% of all amounts actually raised and received by us from third parties, excluding amounts received from interested parties. However, Lior Tamar has waived its rights to receive 2.5% of the amounts raised in this offering in exchange for a flat fee of $245,000 in consideration of Lior Tamar’s services in connection with advising us on matters related to this offering.  Lior Tamar will not be serving as a finder, in any way, in connection with this offering. The agreement may be terminated by either party upon 60 days’ notice, and Lior Tamar is entitled to payment for any fund raising that closes during the 90 day period following termination of the agreement.

Share Transfer Agreement with Kitov Pharmaceuticals

On July 11, 2013, pursuant to a Share Transfer Agreement dated April 2, 2013 between Kitov Holdings, Kitov Pharmaceuticals, Dr. Morris Laster and JPW PCH LLC (Kitov Pharmaceutical’s shareholders at the time), and the controlling shareholder in Kitov Holdings at such time, Mr. Sheer Roichman and Haiku Capital Ltd. (a private company wholly owned by Mr. Roichman), Kitov Holdings (then called Mainrom Line Logistics Ltd.) acquired the shares of Kitov Pharmaceuticals in exchange for the issuance of 1,351,478 ordinary shares to Kitov Pharmaceutical’s shareholders, representing at the time 63.75% of the fully diluted share capital of Kitov Holdings. In addition, pursuant to the agreement, Kitov Holdings issued to the former shareholders of Kitov Pharmaceutical a right to purchase an additional 1,379,060 ordinary shares of Kitov Holdings if within 28 months from the completion of the acquisition, or November 11, 2015, we complete our Phase III clinical trial and the data analyses have demonstrated that the reduction in blood pressure in the group treated with KIT-302 was at least half of that achieved with amlodipine monotherapy, known as the Milestone. The independent external data monitoring committee responsible for the data analyses required to determine whether the Milestone was met, is expected to publish its intermediate findings by December 15, 2015. Until such time, we will not be able to determine whether the Milestone was met.

At the closing of the Share Transfer Agreement, Kitov Pharmaceutical’s shareholders transferred 100% of Kitov Pharmaceuticals share capital on a fully diluted basis to Kitov Holdings, as follows: (i) 80% of the share capital directly to Kitov Holdings and (ii) 20% of the share capital to a trustee, to hold such shares for the sole benefit of Kitov Holdings until the earlier of the occurrence of: (A) the Milestone referred to above or (B) 28 months from the closing of the Share Transfer Agreement, or November 11, 2015. On November 11, 2015 the 20% share capital held by the trustee was transferred to us, resulting in our holding 100% of the share capital of Kitov Pharmaceuticals.

In addition, under the terms of the Share Transfer Agreement, Mr. Roichman was entitled to receive various sums from the funds raised by us from public and private financings. This amount was paid in full by the Company in March 2014.

August Loan Agreement

On August 12, 2015 we entered into a loan agreement with certain lenders, pursuant to which the lenders extended us a loan, or the August Loan, in the aggregate amount of $430,000, or the Principal Amount.

In addition, we have an option, or the Additional Financing Option, at any time until the earliest of (i) completion of our initial public offering in the United States, or a U.S. offering; (ii) the completion of a public offering on the Tel Aviv Stock Exchange, or TASE, of our securities, or an Israeli Offering; or (iii) December 31, 2015, to require that each lender advance an additional principal amount equal to the Principal Amount advanced by such lender and up to an additional aggregate of $430,000, or the Additional Principal Amount. Such Additional Principal Amount, if any, shall have the same terms and conditions as the Principal Amount.

The Principal Amount and the Additional Principal Amount, if any, do not bear interest and are not linked to any index.

In the event that we complete a U.S. Offering, we will be required to pay each lender an allocation fee equal to 33% of the lender’s Principal Amount plus the Additional Principal Amount, if any, advanced by such lender, upon the repayment of the August Loan to such lender under the circumstances described below. In the event we do not complete a U.S. Offering and complete an Israeli Offering, we will be required to pay other applicable fees to the lenders. The Principal Amount plus the Additional Principal Amount, if any, together with the applicable allocation fee, shall be referred to hereinafter as the Loan Amount.

We must repay the August Loan, unless converted or repaid by such date, within five (5) business days of the earliest of the completion of the U.S. Offering, as follows:

•	Upon a U.S. Offering in which a lender placed an order to purchase shares in an amount equal to or greater than the Loan Amount applicable to such lender, or the U.S. Order, we shall repay the lender its applicable portion of the Loan Amount; and

•	In the event a lender:

o	did not place a U.S. Order, or

o	placed a U.S. Order in an amount lower than its applicable portion of the Loan Amount, we shall:

▪	(a) repay the lender the amount of the U.S. Order, if any; and

▪	(b) we may, at our sole discretion, either

•	repay the applicable Loan Amount less the U.S. Order amount (if any), less the applicable allocation fee; or

•	within forty five (45) days, convert such amount, into our ordinary shares at a conversion price equal to the closing price of the U.S. Offering

Pursuant to the August Loan agreement, we will, no later than September 27, 2015, issue the lenders warrants to purchase our ordinary shares as follows:

•	in consideration for the Principal Amount, warrants to purchase up to an aggregate amount of 860,000 ordinary shares, or the Initial Warrants; and

•	in consideration for the Additional Financing Option, additional warrants to purchase up to 860,000 additional ordinary shares, or the Additional Financing Warrants (for each $1.00 lent under the Additional Financing Option, we will issue a warrant to purchase two ordinary shares). The Initial Warrants and Additional Financing Warrants shall be fully vested at the date of grant and exercisable by each lender at any time until their expiration on August 31, 2016 at an exercise price equal to NIS1.80 and shall include customary adjustments.

In addition, we undertook that until the full repayment of the Principal Amount and the Additional Principal Amount, if any, together with the applicable allocation fee, if any, we will not incur any loans other than: (i) the Additional Principal Amount; or (ii) loans advanced by related parties; or (iii) loans which shall be used according to the terms thereof for the repayment of the Principal Amount and the Additional Principal Amount, if any, together with the applicable allocation fee, if any, or any part thereof.

In addition, we undertook that until the full repayment of the Principal Amount and the Additional Principal Amount, if any, our shareholders' equity, as reflected in our last published financial statements shall not be less than minus $ 500,000 (-$500,000). In the event that our shareholders' equity is lower than such amount, each lender may notify us by written notice of its demand for immediate repayment of its portion of the then unpaid outstanding Principal Amount and Additional Principal Amount, if any.

Non – Binding Term Sheet

On October 27, 2015, we announced that we had entered into a non-binding term sheet with NextGen, for either our acquisition of NextGen’s 98.6% holdings in its privately-held subsidiary, Dermipsor, or the receipt of an exclusive license for all Dermipsor's intellectual property, all in consideration for $1.2 million, or the Consideration. Under the terms of the term sheet, we would have the right, in our sole discretion, to pay the Consideration with our ordinary shares instead of a cash payment, provided that we would not issue more than 2,296,450 ordinary shares, which would constitute 15.1% of our issued and outstanding share capital immediately prior to this offering. NextGen would also be entitled to additional consideration upon the attainment of certain milestones, and we would have the right, in our sole discretion, to pay such additional consideration with our ordinary shares, provided that upon issuance of additional ordinary shares, the number of shares to be issued to NextGen would not exceed, together with the originally issued ordinary shares, 2,578,753 ordinary shares, constituting 19.9% of our issued and outstanding share capital immediately prior to this offering. The shares issued to NextGen would be subject to a twenty-four (24) month resale restriction. The transaction is subject to execution of a final binding agreement between the parties approved by the relevant organs of each party.

The Term Sheet expires upon the earlier of (i) the lapse of three (3) months from the signing of the Term Sheet, i.e. January 26, 2016, provided that the parties have not executed a binding agreement; or (b) receipt by us, no later than thirty (30) days from execution of the Term Sheet, of a written notice from NextGen, stating that NextGen has received a binding offer from a third party for the acquisition of Dermipsor’s activities, with terms more favorable than those of the term sheet, as approved by NextGen's management, provided such proposed acquisition is not conditioned upon any conditions on the purchaser.

Isaac Israel, our chief executive officer and member of our board of directors, is the chairman of the board of directors of NextGen and a former chief executive officer of Dermipsor.

Based on information we received from NextGen, Dermipsor Ltd. is a privately-held biopharmaceutical company focused on the development of a combination topical drug for the treatment of psoriasis, a dermatological disease characterized by patches of abnormal skin. NextGen further informed us that according to Data Monitor Reports, the disease affects approximately 2 to 4% of the U.S. population. While there is no known cure for psoriasis, mild to moderate cases are normally treated with ointments, primarily steroid and vitamin D ointments. The steroid ointments are generally effective, but may cause serious side effects, such as thinning of the skin. The vitamin D creams and ointments are safe, but not as effective in controlling the symptoms of the disease as are steroid ointments.

Employees and Consultants

As of the date of this prospectus and as of December 31, 2014, we had: (i) four consultants and service providers providing management and financial services, including our chief financial officer and our chairman of the board, who also fulfills duties and responsibilities of chief medical officer; (ii) one employee serving as our chief executive officer; (iii) one employee providing in-house legal services; and (iv) four consultants providing research and development services. As of December 31, 2013, we had (i) five consultants and service providers providing management and financial services, including our chief executive officer and chief financial officer and our chairman of the board, who also fulfills duties and responsibilities of chief medical officer; and (ii) two consultants providing research and development services.

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While none of our employees is party to a collective bargaining agreement, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists’ Associations) are applicable to our employees by order of the Israel Ministry of Labor. These provisions primarily concern the length of the workday, minimum daily wages for professional workers, pension fund benefits for all employees, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. We generally provide our employees with salary and benefits beyond the required minimums. Subject to certain exceptions, Israeli law generally requires severance pay upon the retirement, death or dismissal of an employee, and requires us and our employees to make payments to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Our employees have pension plans in accordance with the applicable Israeli legal requirements.

We have never experienced labor-related work stoppages or strikes and believe that our relations with our employees are satisfactory.

Property, Plant and Equipment

All of our facilities are leased, and we do not own any real property. Our principal executive offices are located in the Round Tower in the Azrieli Center, Tel-Aviv, Israel. The space is in a commercial office building and has approximately 100 square meters pursuant to a 60-month lease which commenced on January 1, 2015. In addition, we sub-lease a 20 square meter office space at 11 Beit Hadfus Street, Jerusalem, Israel pursuant to a sub-lease agreement entered into on July 16, 2014 with a third party which terminates on July 31, 2016. We have no material tangible fixed assets apart from the properties described above. We believe our facilities are adequate and suitable for our current needs.

Legal Proceedings

From time to time, we may become party to legal proceedings and claims in the ordinary course of business. We are not currently a party to any significant legal proceedings.

Company History

Kitov Holdings was incorporated under the laws of the State of Israel (under a previous name) on August 12, 1968 and its ordinary shares were originally listed for trading on the Tel Aviv Stock Exchange in 1978. Our ordinary shares are currently traded on the Tel Aviv Stock Exchange under the symbol “KTOV.”

In October 2012, the District Court in Lod approved the creditors arrangement in accordance with Section 350 of the Israeli Companies Law in order to effectuate the sale by Kitov Holdings (then known as Mainrom Line Logistics Ltd.) of all its activities, assets, rights, obligations and liabilities to a private company held by its then controlling shareholders, and all rights of Kitov Holdings’ creditors against it were extinguished. The sale was made pursuant to an arrangement between Kitov Holdings and its creditors. Following such sale and a related cash distribution to Kitov Holdings’ shareholders, Kitov Holdings remained without any assets, debt and/or liabilities. As described in the District Court approval, in connection with the sale, on October 31, 2012, the former controlling shareholders sold control of Kitov Holdings (then a shell company) to Mr. Sheer Roichman. From the completion of these transactions until the completion of the acquisition of Kitov Pharmaceuticals described below, Kitov Holdings did not conduct any business activities and was a public shell company.

We operate through our wholly owned Israeli subsidiary, Kitov Pharmaceuticals Ltd., in the research and development of combinations of existing drugs in advanced stages of development. Kitov Pharmaceuticals Ltd. was founded in June 2010. On July 11, 2013, we acquired Kitov Pharmaceuticals Ltd. As part of the acquisition, Mainrom Line Logistics Ltd. changed its name to Kitov Pharmaceuticals Holdings Ltd. See “Business – Share Transfer Agreement with Kitov Pharmaceuticals”.

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MANAGEMENT

Executive officers, directors and director nominees

The following table sets forth the name, age and position of each of our executive officers, directors and director nominees as of the date of this prospectus.

Name	Age	Position
John Paul Waymack	62	Chairman of the Board of Directors
Isaac Israel	37	Chief Executive Officer and Director
Simcha Rock	65	Chief Financial Officer and Director
Philip Serlin (1)(2)	55	Independent Director
Moran Sherf-Blau (1)(2)	35	External Director
Alain Zeitoun (1)(2)	54	External Director

(1)	Member of our audit committee that also serves as our financial statements committee.
(2)	Member of our compensation committee.

John Paul Waymack, M.D., Sc.D. was one of the founders of Kitov Pharmaceuticals and has served as the chairman of our board of directors and who fulfills duties and responsibilities of chief medical officer since July 2013. Dr. Waymack has over 20 years of experience in the biopharma field. Dr. Waymack is a former academic transplant surgeon and a former FDA medical officer, with over fifteen years of experience in drug development as a consultant to major pharmaceutical companies, including Pfizer, Roche, Pharmacia, Warner Lambert and Searle. During his 10 years of academic career, Dr. Waymack published over 100 scientific essays, mainly in the fields of prostaglandins and immunology. In addition, Dr. Waymack volunteered to the U.S. Army, where he was commissioned and served as a Major in the Medical Corp. in the position of chief of surgical studies in the U.S. Army’s Institute for Surgical Research. Dr. Waymack was also an associate professor of surgery at the University of Texas Medical Branch and at the University of Medicine and Dentistry of New Jersey.

Isaac Israel has served as our chief executive officer and a member of the board since October 2012. Mr. Israel was the founding chief executive officer of BeeContact Ltd. (formerly TASE:BCNT), from 2001 until 2007. Since 2008 Mr. Israel has served as founding chief executive officer of Uneri Capital Ltd., a consulting firm in the capital markets field, owned by Mr. Israel, that specializes in the healthcare sector. In providing such consulting services, Mr. Israel also serves as a member of the board of directors of various healthcare corporations, both private and public, including as chairman of the board of NextGen Biomed Ltd., which is traded on the TASE. Since 2011 Mr. Israel has also provided business development services to Capital Point Ltd. (TASE:CPTP).

Simcha Rock, CPA, MBA, has served as our chief financial officer and a member of the board since July 2013. Mr. Rock was a private equity manager at Edmond de Rothschild Private Equity Management, a firm specializing in the management of venture capital and other private equity investments funds, from February 2000 until January 2011, with responsibility for all financial, legal and administrative matters for several investment funds. Prior to 2000, Mr. Rock held financial management positions at Intel Electronics Ltd., The Jerusalem College of Technology, and JC Technologies Ltd. Mr. Rock holds a BA from Yeshiva University and an MBA from Cleveland State University.

Philip Serlin ,CPA, MBA, has served as a member of our board since July 2013. Mr. Serlin is the chief financial and operating officer of BioLineRx Ltd., a biopharmaceutical company traded on both NASDAQ and the Tel Aviv Stock Exchange. He formerly held senior financial positions with other publicly traded companies, as well as at Deloitte and the U.S. Securities and Exchange Commission. Mr. Serlin currently serves as a director at Vascular Biogenics Ltd., a biopharmaceutical company traded on The NASDAQ Capital Market. Mr. Serlin is a certified public accountant and holds a B.Sc. in accounting from Yeshiva University and a Master’s degree in economics and public policy from The George Washington University.

Moran Sherf-Blau, CPA, M.A., has served as a member of our board since December 2013. Ms. Sherf-Blau is the founder and owner of Total Finance Ltd., a company that provides accounting and financial management services to public, government, and private companies and acts as the chief financial officer of Bio-cell Ltd., a company traded on the TASE. Ms. Sherf-Blau also served as an executive certified public accountant in PricewaterhouseCoopers Israel.

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Alain Zeitoun, M.D., M.A., has served as a member of our board since December 2013. Dr. Zeitoun’s experience includes serving as chief executive officer of Chi2Gel, an Israeli medical device company, business unit director and European marketing leader at Merck Sharp and Dohme Israel (Merck & Co) as well as medical and marketing positions at Procter & Gamble and Boehringer Ingelheim pharmaceutical companies in France. In these positions, Dr. Zeitoun was in charge of several therapeutic fields, such as cardiology, rheumatology, orthopedics and gastroenterology. Dr. Zeitoun holds an M.D. degree from Paris Medical School and a Master’s degree from ESCP Europe Business School, Paris, France.

The spouses of Simcha Rock, our chief financial officer, and Philip Serlin, a member of our board, are first cousins. Other than this relationship, there are no family relationships among any of our office holders (including directors).

Compensation

Director Compensation

Under the Israeli Companies Law, 5754-1999, and related regulations, external directors are entitled to a fixed annual compensation and an additional payment for each meeting attended. We currently pay our external directors, Dr. Zeitoun and Ms. Sherf-Blau, an annual fee of NIS 21,258 (approximately $5,630) and a fee of NIS 1,231 (approximately $327) per meeting (or a smaller amount in case they do not physically attend the meeting). Mr. Phillip Serlin, an independent director, is compensated at the same rate. During the year ended December 31, 2014, we paid Dr. Zeitoun, Ms. Sherf-Blau and Mr. Serlin NIS 126,926 (approximately $33,614) in the aggregate.

Directors’ Service Contracts

There are no arrangements or understandings between us and any of our subsidiaries, on the one hand, and any of our directors, on the other hand, providing for benefits upon termination of their employment or service as directors of our company or any of our subsidiaries, except as provided in certain employment or service agreements with our executive officers who also serve as directors.

Executive Compensation

The aggregate compensation paid, and benefits in-kind granted to or accrued on behalf of all of our directors and senior management for their services, in all capacities, to us during the year ended December 31, 2014, was approximately $460,000. No additional amounts have been set aside or accrued by us to provide pension, retirement or similar benefits.

Below is a breakdown of the annual compensation paid to each of our executive officers during the year ended December 31, 2014:

Name	Position	Salary or other payments in (in $ thousands)	Value of Social[1] or Other[2] Benefits (in $ thousands)	Share-based payment (in $ thousands)	Reimbursement of expenses (in $ thousands)	Total (in $ thousands)
Dr. J. Paul Waymack	Chairman of the Board	128			5	133
Isaac Israel	Chief Executive Officer and Director	102	12		2	116
Simcha Rock	Chief Financial Officer and Director	134	7	47	7	195

1 “Social Benefits” include payments to the National Insurance Institute, advanced education funds, managers’ insurance and pension funds; vacation pay; and recuperation pay as mandated by Israeli law.

2 “Other Benefits” include car lease related benefits.

We have entered into engagement agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable laws.

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Our directors and executive officers hold exemption and indemnification letters and a valid D&O insurance policy. For information on exemption and indemnification letters granted to our officers and directors, please see “Management – Fiduciary Duties and Approval of Specified Related Party Transactions and Compensations under Israeli Law – Exculpation, Insurance and Indemnification of Directors and Officers.”

Consulting Agreement with Waymack Inc. (wholly owned by Dr. John Paul Waymack)

In July 2013, we entered into a consulting agreement with Waymack Inc. for the services of Dr. John Paul Waymack, one of our founders, pursuant to which Dr. Waymack provides services to us as chief medical officer and as the chairman of our board of directors. In return for Dr. Waymack’s services, as of March 2014 we paid Waymack Inc. a monthly fee of NIS 29,880 (approximately $8,690 per month based on the representative rate of exchange on June 30, 2014). As of September 2014, we are paying Waymack Inc. a monthly fee of $14,000. The service agreement may be terminated by either party upon 180 days’ advance notice to the other party. In addition to the above monthly fee Waymack Inc. is entitled to the following additional compensation:

Retirement Grant. A retirement grant upon termination of Dr. Waymack’s engagement with us, provided that the termination is not due to circumstances that do not entitle an employee to severance payments under any applicable law and/or under any judicial decision of a competent tribunal. The retirement grant is (i) three (3) times the monthly fee if the services provided by Dr. Waymack have been provided for a consecutive period of at least 18 months; or (ii) six (6) times the monthly fee if the services provided by Dr. Waymack have been provided for a consecutive period of at least three years.

Annual Bonus. Annual bonus, which shall not exceed twelve (12) times the monthly fee, of which at least 80% is based on measurable criteria and either (i) up to 20% or (ii) up to three (3) times the monthly fee is based on non-measurable criteria under our compensation policy. Below is a description of the annual bonus based on measurable criteria:

(i) a bonus in the amount of one (1) time the monthly fee for each NIS 5 million (gross) increase during the calendar year compared to the previous calendar year-end of our equity and/or asset value, taking into consideration and offsetting any relevant decrease in our equity and/or asset value which occurred in the 12 months previous to such increase; (ii) a bonus in the amount of one (1) time the monthly fee for each NIS 5 million (gross) increase in income from sales of our products in the calendar year compared to the previous calendar year; (iii) a bonus in the amount of three (3) times the monthly fee for completion of in-licensing transaction for a new product, provided however that in any event the bonus will not be paid prior to the clinical trial phase and IND approval with respect to the new product; (iv) a bonus in the amount of one (1) time the monthly fee for each NIS 10 million increase in our market value during the calendar year compared to the previous calendar year-end; (v) a bonus in the amount of six (6) times the monthly fee for each target successfully achieved in a clinical trial as of Phase II of the trial and a bonus in the amount of one (1) time the monthly fee for each target successfully achieved in a clinical trial as of Phase I; (vi) a bonus in the amount of six (6) times the monthly feeupon approval by the FDA (NDA approval) or any comparable regulatory authority in connection with our products provided however that such bonus shall not be paid for each product more than once; and (vii) a bonus in the amount of two (2) times the monthly fee after completion of registration of our securities on a U.S. stock exchange.

Special bonus based on either a Merger Transaction or a Commercialization Transaction. A special bonus equal to:

(i) 4% of our valuation determined in a Merger Transaction; provided that: (a) in the event that a commission is paid to third parties, the total bonus paid to Waymack Inc., any other office holders, and any third parties with respect thereto will not exceed 8% of the valuation, and the bonus paid to each such office holder shall be calculated pro rata; (b) in any event Waymack Inc. will not be entitled to a bonus based on a Merger Transaction in an amount exceeding $500,000; A “Merger Transaction” means one or more related transactions of either: (A) sale, lease, license or any transfer of all or most of our assets or securities; (B) merger so that the shareholders holding at least 50% of our issued and outstanding share capital prior to the consummation of such transaction hold less than 50% of our issued and outstanding share capital or the share capital of the surviving company following the consummation of such transaction, provided however that our valuation in such Merger Transaction is at least $25 million;

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(ii) 4% of the cumulative revenues actually received from a Commercialization Transaction, less any payments made to third parties. The initial bonus is payable upon the receipt of at least $5 million as a result of the commercialization of our products. In the event we receive additional revenues as a result of a Commercialization Transaction exceeding such amount, Waymack Inc. will be entitled to an additional monthly bonus against revenues received by us as a result of the Commercialization Transaction in the prior month; provided that: (a) in the event that a commission is paid to third parties, the total bonus paid to Waymack Inc. and any other office holders, and any third parties with respect thereto will not exceed 10% of the total revenues, and the bonus paid to each such office holder shall be calculated pro rata; (b) in any event Waymack Inc. will not be entitled to a bonus based on a Commercialization Transaction in an amount exceeding $500,000. A “Commercialization Transaction” means the execution of a licensing and/or distribution agreement of our products with revenues of at least $5 million. Waymack Inc. will be entitled to the bonus as a result of a Commercialization Transaction only upon our receipt of at least $5 million as a result of the commercialization of our products.

In the event our cash balance decreases below NIS 2 million, we may, by a resolution of the compensation committee and the board of directors, decrease and/or choose not to grant the annual bonus and/or the special bonus, provided that such resolution was made with respect to all of our office holders. Upon the increase of our cash balance above such amount, we shall grant the foregone annual bonus and/or the special bonus, as applicable.

In the event of the reference of our auditors in the auditors’ opinion on our financial statements with respect to significant doubt as to our ability to continue as a “going concern,” we may, by a resolution of the compensation committee and the board of directors, decrease and/or choose not to grant the special bonus, provided that such resolution was made with respect to all of our office holders. However, upon the removal of the auditors’ “going concern” reference, we may grant the special bonus with respect to a past merger transaction.

Employment Agreement with Mr. Isaac Israel (previously Service Agreement with Uneri Capital Ltd.)

In July 2013, we entered into a services agreement with Uneri Capital Ltd., a private company wholly owned by Mr. Isaac Israel, for the provision of part-time management services according to our needs. For such services we paid as of such date monthly payments of NIS 25,000 (approximately $7,300 per month based on the representative rate of exchange on June 30, 2014). As of September 2014 we terminated the engagement with Uneri Capital and entered into an employment agreement with Mr. Isaac Israel as our chief executive officer pursuant to which we pay Mr. Israel a base salary of NIS 40,000 (approximately $10,593) per month.

In addition to the above we provide Mr. Israel a leased company car at a monthly cost of up to NIS 4,000 (approximately $1,059), management insurance policy and advanced study fund. The employment agreement may be terminated upon 90 days’ prior notice to the other party. In addition, Mr. Israel is entitled to the following additional compensation:

Retirement Grant. A retirement grant upon termination of Mr. Israel’s employment with us, provided that the termination is not due to circumstances that do not entitle an employee to severance payments under any applicable law and/or under any judicial decision of a competent tribunal. The retirement grant is (i) one (1) time the monthly salary if the services provided by Mr. Israel have been provided for a consecutive period of at least 18 months; or (ii) three (3) times the monthly salary if the services provided by Mr. Israel have been provided for a consecutive period of at least three years;

Annual Bonus. Annual bonus, which shall not exceed twelve (12) times the monthly salary of which at least 80% is based on measurable criteria and either (i) up to 20% or (ii) up to three (3) times the monthly salary is based on non-measurable criteria under our compensation policy. The annual bonus based on measurable criteria is payable for the same events and in the same amounts as the agreement with Waymack Inc. described above, except that the bonus to Mr. Israel for each target successfully achieved in a clinical trial as of Phase I is two (2) times his monthly salary.

Special bonus based on either a Merger Transaction, Fund Raise or a Commercialization Transaction. A special bonus equal to: (i) 4% of our valuation determined in a Merger Transaction payable in the same manner as the agreement with Waymack Inc. described above; (ii) NIS 200,000 for each Fund Raise, provided however, in the event that a commission is paid to third parties, the total bonus paid to Mr. Israel, any other office holders and any third parties with respect thereto will not exceed 10% of the Fund Raise amount (gross); and (iii) 4% of the cumulative revenues actually received from a Commercialization Transaction, less any payments made to third parties, payable in the same manner as the agreement with Waymack Inc. described above. A “Fund Raise” means a raise by us of each NIS 10 Million (cumulative), in any calendar year, commencing as of October 1, 2014.

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We may, by a resolution of the compensation committee and the board of directors, decrease and/or choose not to grant the annual bonus and/or the special bonus, in the manner described above regarding the Service Agreement with Waymack Inc.

Consulting Agreement with Mr. Simcha Rock

In July 2013, we entered into a consulting agreement with Mr. Rock pursuant to which Mr. Rock provides services to us as our chief financial officer. In return for Mr. Rock’s services, as of March 2014, we paid Mr. Rock a monthly fee of NIS 35,000 (approximately $10,200 per month based on the representative rate of exchange on June 30, 2014). As of September 2014, we are paying Mr. Rock NIS 50,000 (approximately $13,242) per month. The agreement may be terminated by either party upon 90 days’ prior notice to the other party.

In addition to the above monthly fee Mr. Rock is, as of September 1, 2014, entitled to a leased company car at a monthly cost of up to NIS 3,000 (approximately $795) and to the following additional compensation:

Retirement Grant. A retirement grant upon termination of Mr. Rock’s employment with us, provided that the termination is not due to circumstances that do not entitle an employee to severance payments under any applicable law and/or under any judicial decision of a competent tribunal. The retirement grant is (i) one (1) time the monthly fee if the services provided by Mr. Rock have been provided for a consecutive period of at least 18 months; or (ii) three (3) times the monthly fee if the services provided by Mr. Rock have been provided for a consecutive period of at least three years;

Annual Bonus. Annual bonus, which shall not exceed twelve (12) times the monthly fee of which at least 80% is based on measurable criteria and either (i) up to 20% or (ii) up to three (3) times the monthly fee is based on non-measurable criteria under our compensation policy. The annual bonus based on measurable criteria is payable for the same events and in the same amounts as the agreement with Waymack Inc. described above, except that the bonus to Mr. Rock for meeting the targets of our clinical trials in a clinical trial as of Phase II is four (4) times his monthly fee and after completion of registration of our securities on a U.S. stock exchange the bonus to Mr. Rock shall be four (4) times the monthly fee and the measurable criteria for Mr. Rock includes a bonus in the amount of three (3) times the monthly fee for meeting our budget objectives.

Special bonus based on either a Merger Transaction, Fund Raise or a Commercialization Transaction. A special bonus equal to: (i) 4% of our valuation determined in a Merger Transaction payable in the same manner as the agreement with Waymack Inc. described above, provided that the bonus payable to Mr. Rock based on a Merger Transaction will not exceed $350,000; (ii) NIS 100,000 for each Fund Raise, provided however, in the event that a commission is paid to third parties, the total bonus paid to Mr. Rock, any other office holders and any third parties with respect thereto will not exceed 10% of the Fund Raise amount (gross); and (iii) 4% of the cumulative revenues actually received from a Commercialization Transaction, less any payments made to third parties, payable in the same manner as the agreement with Waymack Inc. described above, provided that the bonus payable to Mr. Rock based on a Commercialization Transaction will not exceed $350,000.

We may, by a resolution of the compensation committee and the board of directors, decrease and/or choose not to grant the annual bonus and/or the special bonus, in the manner described above regarding the Service Agreement with Waymack Inc.

In addition, in July 2014 we granted Mr. Rock 1,188,967 non-tradable options under our 2013 Option Plan to purchase 91,455 ordinary shares. Of these options: (a) 1,011,500 options to purchase 77,805 ordinary shares will vest pro rata on a monthly basis over a period of 18 months from the date of grant and will be exercisable at an exercise price of NIS 10.40 (approximately $2.75) per ordinary share for a period of three years commencing from the date of grant of the options; and (b) 177,467 options to purchase 13,651 ordinary shares vested as of the date of the grant and are exercisable at an exercise price of NIS 10.40 (approximately $2.75) per ordinary share and will have a term of three years from the date of grant. Following the attainment of the Milestone under the Share Transfer Agreement in connection with our Phase III trial for KIT-302, we will grant to Mr. Rock an additional 181,089 options to purchase 13,929 ordinary shares. See “Business – Share Transfer Agreement with Kitov Pharmaceuticals”. These options will vest as of the date of grant and will be exercisable at an exercise price of NIS 10.40 (approximately $2.75) per ordinary share and will have a term of three years from the date of grant.

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Corporate Governance Practices

Board of Directors and Officers

Our board of directors consists of six directors, including Dr. Zeitoun and Ms. Sherf-Blau, who qualify as external directors and whose appointment fulfills the requirements of the Companies Law to have two external directors (see “Management − Board of Directors and Officers − External Directors”). These two directors, as well as Mr. Serlin, also qualify as independent directors under the corporate governance standards of the NASDAQ Listing Rules and the independence requirements of Rule 10A-3 of the Exchange Act.

Under our articles of association, the number of directors on our board of directors will be no less than four and no more than 12 (including the two external directors). The number of directors may be changed, at any time and from time to time, by a simple majority vote of our shareholders at a shareholders’ meeting. The board members may appoint a director to fill any vacancies until the next annual meeting of the shareholders.

The directors will be elected by a majority vote of the shareholders at the shareholders’ annual general meeting. Each director will hold office until the subsequent annual general meeting. Notwithstanding the foregoing, if no directors are appointed at an annual general meeting, the incumbent directors previously appointed by the shareholders shall continue to hold office.

Each director will hold office commencing as of such director’s appointment by the annual general meeting; however the shareholders may determine a later date for such appointment.

The shareholders may at all times, by a simple majority vote of the shareholders, replace or dismiss a director (in the case of replacement, only if the appointed director is not a corporation). A director to be replaced shall be given a reasonable opportunity to address the shareholders at their meeting.

The tenure of a director expires pursuant to the provisions of the Companies Law, upon death or if s/he becomes incompetent, unless removed from office as described below. Notwithstanding the foregoing, the term of office for external directors under Israeli law is three years (see “Management − External Directors − Election and Dismissal of External Directors”).

In addition, under the Companies Law, our board of directors must determine the minimum number of directors who are required to have financial and accounting expertise. Under applicable regulations, a director with financial and accounting expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements. See “Management −External Directors – Qualifications of External Directors.” He or she must be able to thoroughly comprehend the financial statements of the company and initiate debate regarding the manner in which financial information is presented. In determining the number of directors required to have such expertise, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that we require at least one director with the requisite financial and accounting expertise and that Mr. Rock (who also serves as our CFO), Mr. Serlin and Ms. Sherf-Blau are each deemed to have such expertise.

Alternate Directors

Our articles of association provide, as allowed by the Companies Law, that any director may, at all times, appoint any person (which is not a corporation) by written notice to us to serve as an alternate director at the meeting of the board. A person who is not qualified to be appointed as a director, a person who is already serving as a director or a person who is already serving as an alternate director for another director, may not be appointed as an alternate director, unless otherwise permitted by applicable law. A director who is already serving as a director may be appointed as an alternate director for a member of a committee of the board of directors so long as he or she is not already serving as a member of such committee, and if the alternate director is to replace an external director, he or she is required to be an external director and to have either “financial and accounting expertise” or “professional expertise,” depending on the qualifications of the external director he or she is replacing. So long as the external director’s appointment is valid, the alternate director shall be entitled to participate and vote in every meeting of the board of directors from which the appointing director is absent. Subject to the terms of appointment, the alternate director will be regarded as a director and shall have all of the authority of the director he is replacing. An appointing director may at any time cancel the appointment of an alternate director. The term of appointment of an alternate director will end if the appointing director notifies us in writing of the termination or cancellation of the appointment or if the appointing director’s appointment is terminated.

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External Directors

Qualifications of External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on The NASDAQ Capital Market, are required to appoint at least two external directors who meet the qualification requirements set forth in the Companies Law. Dr. Zeitoun and Ms. Sherf-Blau serve as our external directors.

A person may not serve as an external director if the person is a relative of a controlling shareholder or if on the date of the person’s appointment or within the preceding two years the person or his or her relatives, partners, employers or anyone to whom that person is subordinate, whether directly or indirectly, or entities under the person’s control have or had any affiliation with any of (each an “Affiliated Party”): (1) us; (2) any person or entity controlling us on the date of such appointment; (3) any relative of a controlling shareholder; or (4) any entity controlled, on the date of such appointment or within the preceding two years, by us or by a controlling shareholder. If there is no controlling shareholder or any shareholder holding 25% or more of voting rights in the company, a person may not serve as an external director if the person has any affiliation to the chairman of the board of directors, the general manager (chief executive officer), any shareholder holding 5% or more of the company’s shares or voting rights or the senior financial officer as of the date of the person’s appointment.

The term “controlling shareholder” means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to have “control” of the company and thus to be a controlling shareholder of the company if the shareholder holds 50% or more of the “means of control” of the company. “Means of control” is defined as (1) the right to vote at a general meeting of a company or a corresponding body of another corporation; or (2) the right to appoint directors of the corporation or its general manager. For the purpose of approving transactions with controlling shareholders, the term also includes any shareholder that holds 25% or more of the voting rights of the company if the company has no shareholder that owns more than 50% of its voting rights. For purposes of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.

The term affiliation includes:

•	an employment relationship;
•	a business or professional relationship maintained on a regular basis;
•	control; and
•	service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The term “relative” is defined as a spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling and parent and the spouse of each of the foregoing.

The term “office holder” is defined as a general manager, chief business manager, deputy general manager, vice general manager, director or manager directly subordinate to the general manager or any other person assuming the responsibilities of any of the foregoing positions, without regard to such person’s title.

A person may not serve as an external director if that person or that person’s relative, partner, employer, a person to whom such person is subordinate (directly or indirectly) or any entity under the person’s control has a business or professional relationship with any entity that has an affiliation with any Affiliated Party, even if such relationship is intermittent (excluding insignificant relationships). Additionally, any person who has received compensation intermittently (excluding insignificant relationships) other than compensation permitted under the Companies Law may not continue to serve as an external director.

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No person can serve as an external director if the person’s position or other affairs create, or may create, a conflict of interest with the person’s responsibilities as a director or may otherwise interfere with the person’s ability to serve as a director or if such a person is an employee of the Israeli Securities Authority or of an Israeli stock exchange. If at the time an external director is appointed all current members of the board of directors, who are not controlling shareholders or relatives of controlling shareholders, are of the same gender, then the external director to be appointed must be of the other gender. In addition, a person who is a director of a company may not be elected as an external director of another company if, at that time, a director of the other company is acting as an external director of the first company.

The Companies Law provides that an external director must meet certain professional qualifications or have financial and accounting expertise, and that at least one external director must have financial and accounting expertise. However, if at least one of our other directors (1) meets the independence requirements of the Exchange Act, (2) meets the standards of the NASDAQ Listing Rules for membership on the audit committee and (3) has financial and accounting expertise as defined in the Companies Law and applicable regulations, then neither of our external directors is required to possess financial and accounting expertise as long as both possess other requisite professional qualifications. The determination of whether a director possesses financial and accounting expertise is made by the board of directors. A director with financial and accounting expertise is a director who by virtue of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements so that he or she is able to fully understand our financial statements and initiate debate regarding the manner in which the financial information is presented.

The regulations promulgated under the Companies Law define an external director with requisite professional qualifications as a director who satisfies one of the following requirements: (1) the director holds an academic degree in either economics, business administration, accounting, law or public administration, (2) the director either holds an academic degree in any other field or has completed another form of higher education in the company’s primary field of business or in an area which is relevant to his or her office as an external director in the company, or (3) the director has at least five years of experience serving in any one of the following, or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a substantial scope of business, (b) a senior position in the company’s primary field of business or (c) a senior position in public administration.

Until the lapse of a two-year period from the date that an external director of a company ceases to act in such capacity, the company in which such external director served, and its controlling shareholder or any entity under control of such controlling shareholder may not, directly or indirectly, grant such former external director, or his or her spouse or child, any benefit, including via (i) the appointment of such former director or his or her spouse or his child as an officer in the company or in an entity controlled by the company’s controlling shareholder, (ii) the employment of such former director and (iii) the engagement, directly or indirectly, of such former director as a provider of professional services for compensation, including via an entity under his or her control. With respect to a relation who is not a spouse or a child, such limitations shall only apply for one year from the date such external director ceased to be engaged in such capacity.

Election and Dismissal of External Directors

Under Israeli law, external directors are elected by a majority vote at a shareholders’ meeting, provided that either:

•	the majority of the shares that are voted at the meeting in favor of the election of the external director, excluding abstentions, include at least a majority of the votes of shareholders who are not controlling shareholders and do not have a personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder); or
•	the total number of shares held by non-controlling shareholders or any one on their behalf that are voted against the election of the external director does not exceed two percent of the aggregate voting rights in the company.

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Under Israeli law, the initial term of an external director of an Israeli public company is three years. The external director may be reelected, subject to certain circumstances and conditions, to two additional terms of three years, and thereafter, subject to conditions set out in the regulations promulgated under the Companies Law, to further three year terms. An external director may be removed by the same special majority of the shareholders required for his or her election, if he or she ceases to meet the statutory qualifications for appointment or if he or she violates his or her fiduciary duty to the company. An external director may also be removed by order of an Israeli court if the court finds that the external director is permanently unable to exercise his or her office, has ceased to meet the statutory qualifications for his or her appointment, has violated his or her fiduciary duty to the company, or has been convicted by a court outside Israel of certain offenses detailed in the Companies Law.

If the vacancy of an external directorship causes a company to have fewer than two external directors, the company’s board of directors is required under the Companies Law to call a special general meeting of the company’s shareholders as soon as possible to appoint such number of new external directors so that the company thereafter has two external directors.

Additional Provisions

Under the Companies Law, each committee authorized to exercise any of the powers of the board of directors is required to include at least one external director and its audit and compensation committees are required to include all of the external directors.

An external director is entitled to compensation and reimbursement of expenses in accordance with regulations promulgated under the Companies Law and is prohibited from receiving any other compensation, directly or indirectly, in connection with serving as a director except for certain exculpation, indemnification and insurance provided by the company, as specifically allowed by the Companies Law.

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of any public company must also appoint an audit committee comprised of at least three directors, including all of the external directors. The audit committee may not include:

•	the chairman of the board of directors;
•	a controlling shareholder or a relative of a controlling shareholder;
•	any director employed by us or by one of our controlling shareholders or by an entity controlled by our controlling shareholders (other than as a member of the board of directors); or
•	any director who regularly provides services to us, to one of our controlling shareholders or to an entity controlled by our controlling shareholders.

According to the Companies Law, the majority of the members of the audit committee, as well as the majority of members present at audit committee meetings, will be required to be “independent” (as defined below) and the chairman of the audit committee will be required to be an external director. Any persons disqualified from serving as a member of the audit committee may not be present at the audit committee meetings, unless the chairman of the audit committee has determined that such person is required to be present at the meeting or if such person qualifies under one of the exemptions of the Companies Law.

The term “independent director” is defined under the Companies Law as an external director or a director who meets the following conditions and who is appointed or classified as such according to the Companies Law: (1) the conditions for his or her appointment as an external director (as described above) are satisfied and the audit committee approves the director having met such conditions and (2) he or she has not served as a director of the company for over nine consecutive years with any interruption of up to two years of his or her service not being deemed a disruption to the continuity of his or her service.

Listing Requirements

Under the NASDAQ Listing Rules, we are required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise.

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Our audit committee consists of Mr. Serlin, Dr. Zeitoun and Ms. Sherf-Blau. Ms. Sherf-Blau serves as the chairman of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Listing Rules. Our board of directors has determined that Ms. Sherf-Blau and Mr. Serlin are audit committee financial experts as defined by the SEC rules and have the requisite financial experience as defined by the NASDAQ Listing Rules.

Each of the members of the audit committee is “independent” as such term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Approval of Transactions with Related Parties

The approval of either the audit committee or the compensation committee is required to effect specified actions and transactions with office holders and controlling shareholders and their relatives, or in which they have a personal interest. See “Management − Share-Based Compensation − Fiduciary Duties and Approval of Specified Related Party Transactions and Compensation under Israeli Law.”

Audit Committee Role

The audit committee may not approve an action or a transaction with a controlling shareholder or with an office holder unless at the time of approval the audit committee meets the composition requirements under the Companies Law.

Our board of directors will adopt an audit committee charter setting forth the responsibilities of the audit committee consistent with the rules of the SEC and the NASDAQ Listing Rules, which will include:

•	retaining and terminating our independent auditors, subject to board of directors and shareholder ratification;
•	pre-approval of audit and non-audit services to be provided by the independent auditors;
•	reviewing with management and our independent directors our quarterly and annual financial reports prior to their submission to the SEC; and
•	approval of certain transactions with office holders and controlling shareholders, as described above, and other related-party transactions.

Additionally, under the Companies Law, the role of the audit committee includes the identification of irregularities in our business management, among other things, by consulting with the internal auditor or our independent auditors and suggesting an appropriate course of action to the board of directors. In addition, the audit committee or the board of directors, as set forth in the articles of association of the company, is required to approve the yearly or periodic work plan proposed by the internal auditor. The audit committee is required to assess the company’s internal audit system and the performance of its internal auditor. The Companies Law also requires that the audit committee assess the scope of the work and compensation of the company’s external auditor. In addition, the audit committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Companies Law and resolve whether transaction with a controlling shareholder shall be subject to an auction type process. The audit committee charter will state that in fulfilling its role the committee is entitled to demand from us any document, file, report or any other information that is required for the fulfillment of its roles and duties and to interview any of our employees or any employees of our subsidiaries in order to receive more details about his or her line of work or other issues that are connected to the roles and duties of the audit committee.

Compensation Committee

Amendment No. 20 to the Companies Law, which became effective as of December 2012 (“Amendment No. 20”), established new regulations relating to the terms of office and employment of directors and officers in public companies and companies that have publicly issued debentures. Such companies are required to appoint a compensation committee in accordance with the guidelines set forth in Amendment No. 20.

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The compensation committee must consist of at least three members. All of the external directors must serve on the committee and constitute a majority of its members. The chairman of the compensation committee must be an external director. The remaining members need not be external directors but must be directors who qualify to serve as members of the audit committee (as described above). In accordance with Amendment No. 20, our compensation committee is composed of three members Mr. Serlin, Dr. Zeitoun and Ms. Sherf-Blau. The chairman of the compensation committee is Ms. Sherf-Blau.

In accordance with the Companies Law, the roles of the compensation committee are, among others, as follows:

•	to recommend to the board of directors the compensation policy for directors and officers, and to recommend to the board of directors once every three years whether the compensation policy that had been approved should be extended for a period of more than three years;

•	to recommend to the board of directors updates to the compensation policy, from time to time, and examine its implementation;

•	to decide whether to approve the terms of office and employment of directors and officers that require approval of the compensation committee; and

•	to decide whether the compensation terms of the chief executive officer of the company which were determined pursuant to the compensation policy need not be brought for approval of the shareholders because it will harm the ability to engagement with the chief executive officer.

In addition to the roles mentioned above our compensation committee also makes recommendations to our board of directors regarding the awarding of employee equity grants.

In accordance with the provisions of Amendment No. 20, public companies must adopt a compensation policy with respect to the terms of service and employment of their directors and officers. The compensation policy must be approved by the compensation committee and board of directors, and subject to limited exceptions, by the shareholders. Shareholder approval requires one of the following: (i) the majority of shareholder votes counted at general meeting including the majority of all of the votes of those shareholders who are non-controlling shareholders and do not have a personal interest in the approval of the compensation policy, who participate at the meeting (excluding abstentions) or (ii) the total number of votes against the proposal among the shareholders mentioned in paragraph (i) does exceed two percent (2%) of the voting rights in the company. Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed arguments and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of the meeting of shareholders, is for the benefit of the company.

Compensation Policy

Under Amendment No. 20, public companies must adopt a compensation policy with respect to the terms of service and employment of their directors and officers. On January 12, 2014, our shareholders approved our compensation policy (as amended by our shareholders on November 20, 2014, the “Compensation Policy”) which will be in effect for a period of three years from the date of approval. The Compensation Policy does not, on its own, grant any rights to our directors or officers. The Compensation Policy includes both long term and short term compensation elements and is to be reviewed from time to time by our compensation committee and board, according to the requirements of the Companies Law.

In general, compensation for officers will be examined while taking into consideration the following parameters, including, among others (i) education, qualifications, expertise, seniority (with us in particular, and in the officer’s profession in general), professional experience and achievements of the officer; (ii) meeting by the officer of the targets set for him, if relevant; (iii) the officer’s position, the scope of his responsibility and previous wage agreements that were signed with him; and (iv) the ratio between the total cost of the proposed engagement terms of an officer and the total cost of the wages for all of our other employees, officers and contractors, and in particular compared to the average or median wage of such employees, officers and contractors and the effect of this ratio and difference, if any, on labor relations.

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Under the Compensation Policy, we are entitled to provide a compensation package to officers which may include fixed salary (a base salary and ancillary benefits), annual cash bonus and share-based compensation, or any combination thereof, and additional standard benefits (“Compensation Package”).

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor may not be a related party or an office holder or a relative of a related party or of an office holder, nor may the internal auditor be the company’s independent auditor or the representative of the same.

A “related party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as a chief executive officer of the company. Our internal auditor is Pinhas Bar-Shmuel, certified public accountant (Isr.), of RSM Shiff Hazenfratz & Co.

Fiduciary Duties and Approval of Specified Related Party Transactions and Compensation under Israeli Law

Fiduciary Duties of Office Holders

The Companies Law imposes a duty of care and a fiduciary duty on all office holders of a company. The duty of care of an office holder is based on definition of negligence under the Israeli Torts Ordinance (New Version) 5728-1968. This duty of care requires an office holder to act with the degree of proficiency with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the business advisability of a given action brought for his or her approval or performed by virtue of his or her position; and
•	all other important information pertaining to such action.

The fiduciary duty incumbent on an office holder requires him or her to act in good faith and for the benefit of the company, and includes, among other things, the duty to:

•	refrain from any act involving a conflict of interest between the performance of his or her duties in the company and his or her other duties or personal affairs;
•	refrain from any activity that is competitive with the business of the company;
•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself or herself or others; and
•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

We may approve an act specified above which would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses his or her personal interest a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law, setting forth, among other things, the appropriate parties of the company entitled to provide such approval, and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Transactions

The Companies Law requires that an office holder promptly disclose to the company any personal interest that he or she may have and all related material information or documents relating to any existing or proposed transaction by the company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. An office holder is not obliged to disclose such information if the personal interest of the office holder derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction.

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Under the Companies Law, once an office holder has complied with the above disclosure requirement, a company may approve a transaction between the company and the office holder or a third party in which the office holder has a personal interest. However, a company may not approve a transaction or action that is not to the company’s benefit.

Under the Companies Law, unless the articles of association of a company provide otherwise, a transaction with an office holder or with a third party in which the office holder has a personal interest, which is not an extraordinary transaction, requires approval by the board of directors. The Companies Law provides that such a transaction, which is not an extraordinary transaction, may be approved by the board of directors or a committee of the board of directors or any other entity (which has no personal interest in the transaction) authorized by the board of directors. If the transaction considered is an extraordinary transaction with an office holder or third party in which the office holder has a personal interest, then audit committee approval is required prior to approval by the board of directors. For the approval of compensation arrangements with directors and executive officers, see “Management − Compensation of Directors and Executive Officers.”

Any persons who have a personal interest in the approval of a transaction that is brought before a meeting of the board of directors or the audit committee may not be present at the meeting or vote on the matter. However, if the chairman of the board of directors or the chairman of the audit committee has determined that the presence of an office holder with a personal interest is required, such office holder may be present at the meeting for the purpose of presenting the matter. Notwithstanding the foregoing, a director who has a personal interest may be present at the meeting and vote on the matter if a majority of the directors or members of the audit committee have a personal interest in the approval of such transaction. If a majority of the directors at a board of directors meeting have a personal interest in the transaction, such transaction also requires approval of the shareholders of the company.

A “personal interest” is defined under the Companies Law as the personal interest of a person in an action or in a transaction of the company, including the personal interest of such person’s relative or the interest of any other corporate body in which the person or such person’s relative is a director or general manager, a 5% shareholder or holds 5% or more of the voting rights, or has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from the fact of holding shares in the company. A personal interest also includes (1) a personal interest of a person who votes according to a proxy of another person, including in the event that the other person has no personal interest, and (2) a personal interest of a person who gave a proxy to another person to vote on his or her behalf regardless of whether the discretion of how to vote lies with the person voting or not.

An “extraordinary transaction” is defined under the Companies Law as any of the following:

•	a transaction other than in the ordinary course of business;
•	a transaction that is not on market terms; or
•	a transaction that may have a material impact on the company’s profitability, assets or liabilities.

Disclosure of Personal Interests of a Controlling Shareholder and Approval of Transactions

The Companies Law also requires that a controlling shareholder promptly disclose to the company any personal interest that he or she may have and all related material information or documents relating to any existing or proposed transaction by the company. A controlling shareholder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, and the terms of engagement of the company, directly or indirectly, with a controlling shareholder or a controlling shareholder’s relative (including through a corporation controlled by a controlling shareholder), regarding the company’s receipt of services from the controlling shareholder, and if such controlling shareholder is also an office holder of the company, regarding his or her terms of employment, require the approval of each of (i) the audit committee or the compensation committee with respect to the terms of the engagement of the company, (ii) the board of directors and (iii) the shareholders, in that order. In addition, the shareholder approval must fulfill one of the following requirements:

•	a majority of the shares held by shareholders who have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

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•	the shares voted by shareholders who have no personal interest in the transaction who vote against the transaction represent no more than 2.0% of the voting rights in the company.

In addition, any extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest with a term of more than three years requires the abovementioned approval every three years, however, such transactions not involving the receipt of services or compensation can be approved for a longer term, provided that the audit committee determines that such longer term is reasonable under the circumstances.

The Companies Law requires that every shareholder that participates, in person, by proxy or by voting instrument, in a vote regarding a transaction with a controlling shareholder, must indicate in advance or in the ballot whether or not that shareholder has a personal interest in the vote in question. Failure to so indicate will result in the invalidation of that shareholder’s vote.

Compensation of Directors and Executive Officers

Directors. Under Amendment No. 20, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under the regulations promulgated under the Companies Law, the approval of the shareholders at a general meeting. If the compensation of our directors is inconsistent with our stated compensation policy, then, provided that those provisions that must be included in the compensation policy according to the Companies Law have been considered by the compensation committee and board of directors, shareholder approval will also be required, as follows:

•	at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or
•	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the company.

Executive Officers Other Than the Chief Executive Officer. Amendment No. 20 requires the compensation of a public company’s executive officers (other than the chief executive officer) to be approved by, first, the compensation committee, second, by the company’s board of directors and third, if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

Chief Executive Officer. The compensation paid to a public company’s chief executive officer is required to be approved by, first, the company’s compensation committee; second, the company’s board of directors, and third, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide a detailed report for their decision.

The compensation committee and board of directors approval should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation). The compensation committee may waive the shareholder approval requirement with regards to the approval of the engagement terms of a candidate for the chief executive officer position, if they determine that the compensation arrangement is consistent with the company’s stated compensation policy, and that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate.

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Duties of Shareholders

Under the Companies Law, a shareholder has a duty to refrain from abusing its power in the company and to act in good faith and in an acceptable manner in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, when voting at meetings of shareholders on the following matters:

•	an amendment to the articles of association;
•	an increase in the company’s authorized share capital;
•	a merger; and
•	the approval of related party transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from discriminating against other shareholders.

The remedies generally available upon a breach of contract will also apply to a breach of the shareholder duties mentioned above, and in the event of discrimination against other shareholders, additional remedies are available to the injured shareholder.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or any other power with respect to a company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Approval of Private Placements

Under the Companies Law and the regulations promulgated thereunder, a private placement of securities does not require approval at a general meeting of the shareholders of a company; provided however, that in special circumstances, such as a private placement completed in lieu of a special tender offer (See “Certain Relationships And Related Party Transactions – Acquisitions under Israeli Law”) or a private placement which qualifies as a related party transaction (See “ Management – Share Based Compensation - Fiduciary Duties and Approval of Specified Related Party Transactions and Compensation under Israeli Law”), approval at a general meeting of the shareholders of a company is required.

Exculpation, Insurance and Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738 – 1968 (the “Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;
•	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

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•	a monetary liability imposed on him or her in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;
•	expenses associated with an Administrative Procedure conducted regarding an office holder, including reasonable litigation expenses and reasonable attorneys’ fees; and
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;
•	a monetary liability imposed on the office holder in favor of a third party;
•	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and
•	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

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We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including with respect to liabilities resulting from the Registration Statement on Form F-1 of which this prospectus forms a part, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. When the Registration Statement on Form F-1 of which this prospectus forms a part becomes effective, the maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is with respect to all permitted indemnification, including in connection with a public offering of our securities, an amount equal to 25% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnification payment was made. Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

To our knowledge, there is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Home Country Practices

As a foreign private issuer, we are permitted to follow Israeli corporate governance practices instead of NASDAQ Listing Rules, provided that we disclose which requirements we are not following and the equivalent Israeli requirement. We intend to rely on this “foreign private issuer exemption” with respect to the following items:

•	Independent Directors - Our board of directors includes two external directors in accordance with the Israeli Companies Law, but does not require that a majority of our board members be independent as required by the NASDAQ Listing Rules. Furthermore, Israeli law does not require, nor do our independent directors conduct, regularly scheduled meetings at which only our independent directors are present.

•	Compensation of Officers - Under NASDAQ Listing Rules, the Company must adopt a formal written compensation committee charter addressing the scope of the compensation committee's responsibilities, including structure, processes and membership requirements, among others. We do not have such a formal written charter.

•	Shareholder Approval - We seek shareholder approval for all corporate actions requiring such approval in accordance with the requirements of the Israeli Companies Law, which are different from the shareholder approval requirements under the NASDAQ Listing Rules. The NASDAQ Listing Rules require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity-based compensation plans and arrangements, issuances that will result in a change of control of a company, certain transactions other than a public offering involving issuances of 20% or more of the shares or voting power in a company, and certain acquisitions of the stock or assets of another company involving issuances of 20% or more of the shares or voting power in a company or if any director, officer or holder of 5% or more of the shares or voting power of the company has a 5% or greater interest in the company or assets to be acquired or consideration to be paid and the transaction could result in an increase in the outstanding common shares or voting power by 5% or more.

Under the Israeli Companies Law, shareholder approval is required for any transaction, including any grant of equity-based compensation, to a director or a controlling shareholder, but is not generally required to establish or amend an equity based compensation plan. Similarly, shareholder approval is required for a private placement that is deemed a “extraordinary private placement” or that involves a director or controlling shareholder. A “extraordinary private placement” is a private placement in which a company issues securities representing 20% or more of its voting rights prior to the issuance and the consideration received pursuant to such issuance is not comprised, in whole or in part, solely of cash or securities registered for trade on an exchange or which is not made pursuant to market conditions, and as a result of which the shareholdings of a 5% holder of the shares or voting rights of the company increases or as a result of which a person will become a holder of 5% of the shares or voting rights of the company or a controlling shareholder after the issuance.

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•	Quorum - As permitted under the Israeli Companies Law, pursuant to our articles of association, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 25% of the voting rights of our shares (and in an adjourned meeting, with some exceptions, any number of shareholders), instead of 33 1/3% of the issued share capital required under the NASDAQ Listing Rules.

•	Nominations Committee - As permitted under the Israeli Companies Law, our board of directors selects director nominees, subject to the terms of our articles of association, which provide that incumbent directors are re-nominated for additional terms. Directors are not selected, or recommended for board of director selection, by independent directors constituting a majority of the board’s independent directors or by a nominations committee comprised solely of independent directors as required by the NASDAQ Listing Rules.

•	Nominations Committee Charter or Board Resolution - Under NASDAQ Listing Rules, U.S. domestic listed companies, must adopt a formal written charter or board resolution, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws. We do not have such a formal written charter or board resolution.

Otherwise, we intend to comply with the rules generally applicable to U.S. domestic companies listed on The NASDAQ Capital Market. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other NASDAQ Listing Rules related to corporate governance. We also intend to comply with Israeli corporate governance requirements under the Israeli Companies Law applicable to public companies.

Disclosure of Compensation of Executive Officers

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our chief executive officer and other two most highly compensated executive officers on an individual, rather than an aggregate, basis. Nevertheless, a recent amendment to regulations promulgated under the Israeli Companies Law will require us, after we become a public company, to disclose the annual compensation of our five most highly compensated office holders on an individual basis, rather than on an aggregate basis, as was previously permitted for Israeli public companies listed overseas. This disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the annual proxy statement for our 2015 annual meeting of shareholders, which will be furnished under cover of a Form 6-K and we may elect to provide such information at an earlier date.

2013 Option Plan

On November 27, 2013, we adopted the 2013 Kitov Pharmaceutical Holdings Ltd. Stock Option Allocation Plan, or the 2013 Option Plan. The 2013 Option Plan provides for the granting of options to our directors, officers, employees and consultants and to the directors, officers, employees and consultants of our subsidiaries and affiliates. The 2013 Option Plan provides for options to be granted at the determination of our board of directors (who is entitled to delegate its powers under the 2013 Option Plan to the Company's compensation committee) in accordance with applicable laws. The exercise price and vesting period are determined by our board of directors. As of June 30, 2015, there were 2,483,753 non-tradable options exercisable into 232,888 ordinary shares issuable upon the exercise of outstanding options under the 2013 Option Plan.

 The 2013 Option Plan will be effective up to the earliest of (a) its cancellation by the board of directors and (b) October 31, 2023. Nevertheless, options granted up to the plan’s expiration date, whether vested or not vested up to that date, will remain effective and will not expire prior to their expiration date (within 10 (ten) years from the allocation date).

Upon termination of employment for any reason, other than in the event of death or for cause, all unvested options will expire and all vested options at time of termination will generally be exercisable for 90 days following termination, subject to the terms of the 2013 Option Plan and the governing option agreement. If we terminate a grantee for cause (as defined in the 2013 Option Plan) the grantee’s right to exercise all vested and unvested the options granted to him will expire immediately. Upon termination of employment due to death, all the vested options at the time of termination will be exercisable by the grantee’s heirs or estate, for twelve (12) months from the latest of: (i) death or (ii) option expiration date, subject to the terms of the 2013 Option Plan and the governing option agreement.

The 2013 Option Plan enables us to grant options through one of the following tax programs, at our discretion and subject to the applicable legal limitations: (a) according to section 102 of the Israeli Income Tax Ordinance, through a program with a trustee that is appointed by us or (b) according to the provisions of section 3(i) in the Israeli Income Tax Ordinance.

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The plan includes directives for protecting the option holders during the exercise period with respect to distribution of bonus stock, issue of rights, splitting or consolidating our share capital and dividend distribution. We will be entitled at our sole discretion, to change the terms of the plan and/or replace it and/or terminate it regarding future grants at any time, as we deem appropriate. It is also clarified that we will be entitled to change the terms of plan regarding grants that were granted to the grantees, provided that the terms of the options which were already granted will not be changed in a way that may materially impair the rights of the grantees, without the consent of the grantees. Our board of directors will determine, at its sole discretion, if a certain change may materially impair the rights of the grantee.

Without limiting the foregoing, in every case of a material event whereby (i) we will become a private company with shares no longer be traded on a stock exchange; (ii) there occurs a restructuring, including merger transaction in which we are not the surviving corporation or as a result of which there is a change in control; (iii) there occurs an arrangement between us and our creditors and/or shareholders and/or option holders; (iv) there occurs the sale of all or a substantial part of our assets; or (v) there occurs our liquidation, the board of directors, in its sole discretion, may adjust and change the terms of the options according to the plan for all the grantees or to certain grantees, in its sole discretion, including by (i) accelerating the vesting period of unvested options and (ii) replacing vested options with securities of the purchaser or any party related to the purchaser or other compensation to the grantee. Unless otherwise determined by the board of directors, non-vested options will expire soon before the material event or will be exercised, according to the decision of the board of directors. The board of directors will have the right to require the grantees to exercise all the vested options, soon before the occurrence of the material event and any option that will not be exercised will expire and will be devoid of any value.

Administration of Our Option Plan

Our option plan is administered by our board of directors, regarding the granting of options and the terms of option grants, including exercise price, method of payment, vesting schedule, acceleration of vesting and the other matters necessary in the administration of these plans. Options granted under the 2013 Option Plan to eligible Israeli employees, officers and directors are granted under Section 102 of the Israel Income Tax Ordinance pursuant to which the options or the ordinary shares issued upon their exercise must be allocated or issued to a trustee and be held in trust for two years from the date upon which such options were granted in order to benefit from the provisions of Section 102. Under Section 102, any tax payable by an employee from the grant or exercise of the options is deferred until the transfer of the options or ordinary shares by the trustee to the employee or upon the sale of the options or ordinary shares, and gains may qualify to be taxed as capital gains at a rate equal to 25%, subject to compliance with specified conditions.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus and after this offering by:

•	each person or entity known by us to own beneficially more than 5% of our outstanding ordinary shares;

•	each of our directors and executive officers individually; and

•	all of our executive officers and directors as a group.

The beneficial ownership of our ordinary shares in this table is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. For purposes of the table below, we deem ordinary shares issuable pursuant to options or warrants that are currently exercisable or exercisable within 60 days of June 30, 2015, if any, to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of ordinary shares beneficially owned after the offering is based on 37,958,560 ordinary shares to be issued outstanding immediately after the offering. The percentage of ordinary shares beneficially owned prior to the offering is based on 12,957,330 ordinary shares issued and outstanding as of June 30, 2015 (not including 21 shares held in treasury).

The percentages of ordinary shares beneficially owned after the offering assume that the underwriters will not exercise their over-allotment option to purchase additional ADSs and/or warrants in the offering. Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the ordinary shares listed below have sole investment and voting power with respect to such shares.

None of our shareholders has different voting rights from other shareholders. To the best of our knowledge, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Unless otherwise noted below, each shareholder’s address is c/o Kitov Pharmaceuticals Holdings Ltd., One Azrieli Center, Round Building, Tel Aviv, 6701101, Israel.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% or greater shareholders

Dr. John Paul Waymack (1)	1,111,721	8.58%	1,111,721	2.93%

Dexcel Ltd. (2)	755,294	5.83%	755,294	1.99%
Directors and executive officers who are not 5% or greater shareholders
Isaac Israel	15,385	0.12%	15,385	0.04%
Simcha Rock (3)	7,692	0.56%	7,692	0.19%
Philip Serlin	-	0%	-
Moran Sherf-Blau	-	0%	-
Alain Zeitoun	-	0%	-
Total (directors and executive officers)		9.26%		3.16%
All directors and executive officers who are not 5% or greater shareholders as a group (5 persons)	23,077	0.68%	23,077	0.23%

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(1)	Includes 1,081,183 ordinary shares held directly by JPW PCH LLC, a Virginia limited liability company, owned 51% by Dr. John Paul Waymack and 30,538 ordinary shares held directly by Dr. John Paul Waymack. Dr. John Paul Waymack may be deemed to beneficially own all of the shares held directly by JPW PCH LLC. Does not include a right exercisable by JPW PCH LLC into 1,103,248 additional ordinary shares upon achievement of the milestone in connection with our Phase III clinical trial for KIT-302 described in the Share Transfer Agreement (see “Business – Share Transfer Agreement with Kitov Pharmaceuticals”).

(2)	Dexcel Ltd. is a private company wholly owned by Dexon Holdings Ltd. which is a private company wholly owned by Dan Oren. Dexcel Ltd.’s address is 1 Dexcel Street, Or Akiva, Israel. Mr. Oren may be deemed to beneficially own all of the shares held directly by Dexcel Ltd.

(3)	Does not include 181,089 options to be granted to Mr. Rock upon achievement of the milestone in connection with our Phase III trial for KIT-302 described in the April 2013 Share Transfer Agreement. See “Management - Compensation – Executives and Directors Compensation.”

U.S Shareholders

As of the date of this prospectus, there are no U.S. persons that are holders of record of our ordinary shares. We have no information with regard to the number and the corresponding percentage of shares beneficially held in the United States, but believe the number of U.S. shareholders to be immaterial, if any.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loans from JPW PCH LLC and Dr. Morris Laster

Until the closing of the Share Transfer Agreement in July 2013, our subsidiary, Kitov Pharmaceuticals, financed its operations through shareholder loans made by Kitov Pharmaceutical’s founders, JPW PCH LLC, or JPW, and Dr. Morris Laster, amounting to $356,000. These loans were made without interest and had no stated maturity date. These loans have been repaid in full.

Loans from Mr. Sheer Roichman

On February 11, 2013, Mr. Sheer Roichman, then the controlling shareholder, loaned NIS 200,000 (approximately $54,000 based on the representative rate of exchange on the date of February 11, 2013) to Kitov Holdings (then known as Mainrom Line Logistics Ltd.), and on May 30, 2013, Mr. Roichman loaned an additional amount of NIS 50,000 (approximately $13,600 based on the representative rate of exchange on the date of May 30, 2013). These loans were unsecured, did not bear interest and were linked to the Israeli consumer price index, or CPI. In July 2013, Mr. Sheer Roichman loaned Kitov Holdings NIS 500,000 (approximately $141,000 based on the representative rate of exchange on July 11, 2013), free of interest and linkage to the CPI. All of these loans have been repaid in full.

From November 2013 to February 2014, we received loans in the aggregate amount of NIS 990,000 (approximately $285,000 based on the representative rate of exchange on December 31, 2013) pursuant to a loan agreement with several lenders, including Mr. Sheer Roichman and third parties. The loans did not bear interest and were not linked to the CPI. However, we paid to the lenders a credit allocation commission in the amount of approximately NIS 330,000 (approximately $95,000 based on the representative rate of exchange on December 31, 2013), payable to the lenders together with the principal of the loan on the loan repayment date. The entire loan and commission have been repaid according to its terms.

Loans from Dr. John Paul Waymack, Dr. Morris Laster, Mr. Sheer Roichman and Others

In August 2013, we received loans in the aggregate amount of NIS 1.02 million (approximately $285,000 based on the representative rate of exchange on August 25, 2013) pursuant to a loan agreement with Dr. John Paul Waymack, our current controlling shareholder (through JPW), Dr. Morris Laster, Mr. Sheer Roichman, Mr. Isaac Israel, Mr. Simcha Rock and an additional third party. The loans were linked to the Israeli CPI and were repayable in November 2013. The loans have been repaid in full.

Agreements with Executive Officers and Key Employees

We have entered into agreements with our executive officers and key employees. See “Management — Compensation – Executive Compensation.”

Share Transfer Agreement

Pursuant to a share transfer agreement in April 2013 by and between Kitov Holdings, Kitov Pharmaceuticals, Kitov Pharmaceutical’s shareholders at the time, Dr. Morris Laster and JPW PCH LLC, and the controlling shareholder in Kitov Holdings at such time, Mr. Sheer Roichman and Haiku Capital Ltd. (a private company wholly owned by Mr. Roichman), Kitov Holdings (then called Mainrom Line Logistics Ltd.) acquired the shares of Kitov Pharmaceuticals in exchange for the issuance of 1,351,478 ordinary shares to Kitov Pharmaceutical’s shareholders, representing at the time 63.75% of the fully diluted share capital of Kitov Holdings. See “Business – Share Transfer Agreement with Kitov Pharmaceuticals”.

Court Arrangement

In October 2012, Kitov Holdings (then known as Mainrom Line Logistics Ltd.) sold all of its activities, assets, rights, obligations and liabilities to a private company held by its then controlling shareholders pursuant to an arrangement between Kitov Holdings and its creditors which was confirmed by the District Court in Lod, Israel under Section 350 of the Israeli Companies Law. See “Business – Company History”.

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Participation in this Offering

Certain of our directors and executive officers and their affiliated entities have indicated an interest in purchasing an aggregate of up to approximately $225,000 in ADSs and warrants in this offering at the aggregate offering price. However, because indications of interest are not binding agreements or commitments to purchase, these directors and executive officers may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering.

Other Agreements

For information on exemption and indemnification letters granted to our officers and directors, please see “Management – Exculpation, Insurance and Indemnification of Directors and Officers.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our articles of association are summaries and do not purport to be complete.

Ordinary Shares

The following is a description of our ordinary shares. Our authorized share capital is 500,000,000 ordinary shares, with no par value.

The ordinary shares do not have preemptive rights, preferred rights or any other right to purchase our securities. Neither our articles of association nor the laws of the State of Israel restrict the ownership or voting of ordinary shares by non-residents of Israel, except for subjects of countries which are enemies of Israel.

According to Section 8 of our articles of association, we may engage in any legal business. Our registration number with the Israeli Registrar of Companies is 520031238.

Transfer of Shares. Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to our articles of association unless that transfer is restricted or prohibited by another instrument or by law.

Notices. Under the Israeli Companies Law and our articles of association, we are required to publish notices in two Hebrew-language daily newspapers at least 21 days’ prior notice of a shareholders’ meeting. However, under regulations promulgated under the Israeli Companies Law, we are required to publish notice in two daily newspapers at least 35 calendar days prior any shareholders’ meeting in which the agenda includes matters which may be voted on by voting instruments. Regulations under the Israeli Companies Law exempt companies whose shares are listed for trading both on a stock exchange in and outside of Israel, from some provisions of the Israeli Companies Law. An amendment to these regulations exempts us from the requirements of the Israeli proxy regulation, under certain circumstances.

According to the Israeli Companies Law and the regulations promulgated thereunder, for purposes of determining the shareholders entitled to notice and to vote at such meeting, the board of directors may fix the record date not more than 40 nor less than four calendar days prior to the date of the meeting, provided that an announcement regarding the general meeting shall be given prior to the record date.

Election of Directors. The number of directors on the board of directors shall be no less than four but no more than twelve, including the external directors. The general meeting is entitled, at any time and from time to time, in a resolution approved by a regular majority of the votes of the shareholders present and voting at the meeting in person, by proxy or by a voting instrument, not taking into consideration abstaining votes, or by a regular majority of the board of directors to change the minimum or maximum number of directors as stated above. For more information, please see “Management – Corporate Governance Practices– Board of Directors and Officers.”

Dividend and Liquidation Rights. Our profits, in respect of which a resolution was passed to distribute them as dividend or bonus shares, shall be paid pro rata to the amount of shares held by the shareholders. In the event of our liquidation, the liquidator may, with the general meeting’s approval, distribute parts of our property in specie among the shareholders and he may, with similar approval, deposit any part of our property with trustees in favor of the shareholders as the liquidator, with the approval mentioned above, deems fit.

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Voting, Shareholders’ Meetings and Resolutions. Holders of ordinary shares are entitled to one vote for each ordinary share held on all matters submitted to a vote of shareholders. The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present, in person or by proxy, or who has sent us a voting instrument indicating the way in which he is voting, who hold or represent, in the aggregate, at least 25% of the voting rights of our outstanding share capital. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or any time and place as prescribed by the board of directors in notice to the shareholders. At the reconvened meeting one shareholder at least, present in person or by proxy constitutes a quorum except where such meeting was called at the demand of shareholders. With the agreement of a meeting at which a quorum is present, the chairman may, and on the demand of the meeting he must, adjourn the meeting from time to time and from place to place, as the meeting resolves. Annual general meetings of shareholders are held once every year within a period of not more than 15 months after the last preceding annual general shareholders’ meeting. The board of directors may call special general meetings of shareholders. The Israeli Companies Law provides that a special general meeting of shareholders may be called by the board of directors or by a request of two directors or 25% of the directors in office, whichever is the lower, or by shareholders holding at least 5% of our issued share capital and at least 1% of the voting rights, or of shareholders holding at least 5% of our voting rights.

An ordinary resolution requires approval by the holders of a majority of the voting rights present, in person or by proxy, at the meeting and voting on the resolution.

Allotment of Shares. Our board of directors has the power to allot or to issue shares to any person, with restrictions and condition as it deems fit.

Board of Directors

Under our articles of association, resolutions by the board of directors shall be decided by a majority of votes of the directors present, or participating, in the case of voting by media, and voting, each director having one vote. In the event of a tie, the chairman of the board does not hold a tie-breaking vote.

In addition, the Israeli Companies Law requires that certain transactions, actions and arrangements be approved as provided for in a company’s articles of association and in certain circumstances by the audit committee and by the board of directors itself. Those transactions that require such approval pursuant to a company’s articles of association must be approved by its board of directors. In certain circumstances, audit committee and shareholder approval is also required. The vote required by the audit committee and the board of directors for approval of such matters, in each case, is a majority of the directors participating in a duly convened meeting. Under the Israeli Companies Law, the audit committee is to be comprised of at least three members appointed by the board of directors, which members must include all of the external directors. The majority of members of the audit committee should be independent directors, and the chairman of the audit committee should be an external director.

The Israeli Companies Law requires that a member of the board of directors or senior management of the company promptly and, in any event, not later than the first board meeting at which the transaction is discussed, disclose any personal interest that he or she may have, either directly or by way of any corporation in which he or she is, directly or indirectly, a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, as well as all related material information known to him or her, in connection with any existing or proposed transaction by the company. In addition, if the transaction is an extraordinary transaction, (that is, a transaction other than in the ordinary course of business, otherwise than on market terms, or is likely to have a material impact on the company’s profitability, assets or liabilities), the member of the board of directors or senior management must also disclose any personal interest held by his or her spouse, siblings, parents, grandparents, descendants, spouse’s descendants, siblings and parents, and the spouses of any of the foregoing.

Once the member of the board of directors or senior management complies with the above disclosure requirement, a company may approve the transaction in accordance with the provisions of its articles of association. Under the provisions of the Israeli Companies Law, whoever has a personal interest in a matter, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter, unless it is not an extraordinary transaction as defined in the Israeli Companies Law. However, if the chairman of the board of directors or the chairman of the audit committee has determined that the presence of an office holder with a personal interest is required for the presentation of a matter, such officer holder may be present at the meeting. Notwithstanding the foregoing, if the majority of the directors have a personal interest in a matter, they shall be allowed to participate and vote on this matter, but an approval of the transaction by the shareholders in the general meeting shall be required.

Our articles of association provide that, subject to the Israeli Companies Law, all actions executed in good faith by the board of directors or by a committee thereof or by any person acting as a director or a member of a committee of the board of directors, will be deemed to be valid even if, after their execution, it is discovered that there was a flaw in the appointment of these persons or that any one of these persons was disqualified from serving at his or her office.

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Our articles of association provide that, subject to the provisions of the Israeli Companies Law, the board of directors may appoint board of directors’ committees. The committees of the board of directors shall report to the board of directors their resolutions or recommendations on a regular basis, as shall be prescribed by the board of directors. The board of directors may cancel the resolution of a committee that has been appointed by it; however, such cancellation shall not affect the validity of any resolution of a committee, pursuant to which we acted, vis-à-vis another person, who was not aware of the cancellation thereof. Decisions or recommendations of the committee of the board which require the approval of the board of directors will be brought to the directors’ attention a reasonable time prior to the discussion at the board of directors.

According to the Israeli Companies Law, a contract of a company with its directors, regarding their conditions of service, including the grant to them of exemption from liability from certain actions, insurance, and indemnification as well as the company’s contract with its directors on conditions of their employment, in other capacities, require the approval of the audit committee, the board of directors, and the shareholders.

Exchange Controls

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares. In May 1998, a new “general permit” was issued under the Israeli Currency Control Law, 1978, which removed most of the restrictions that previously existed under the law and enabled Israeli citizens to freely invest outside of Israel and freely convert Israeli currency into non-Israeli currencies. Dividends, if any, paid to holders of our ordinary shares, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, may be paid in non-Israeli currency or, if paid in Israeli currency, may be converted into U.S. dollars at the rate of exchange prevailing at the time of conversion.

Access to corporate records

Under the Israeli Companies Law, shareholders are provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of class rights

Under the Israeli Companies Law and our articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company.

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class.

If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

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Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may determine in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

The description above regarding a full tender offer shall also apply, with necessary changes, when a full tender offer is accepted and the offeror has also offered to acquire all of the company’s securities.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company.

Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private offering, on the condition that the shareholders’ meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder in control of the offeror, a person who has personal interest in acceptance of the special tender offer, a holder of at least 25% of the voting rights in the company, or any person acting on their or on the offeror’s behalf, including their relatives or companies under their control, are not taken into account.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

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If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them shall refrain from making a subsequent tender offer for the purchase of shares of the target company and may not execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, a majority of each party’s shareholders, by a majority of each party’s shares that are voted on the proposed merger at a shareholders’ meeting.

The board of directors of a merging company is required pursuant to the Israeli Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that, as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voting at the shareholders’ meeting (excluding abstentions) that are held by parties other than the other party to the merger, any person who holds 25% or more of the means of control (See “Management – Audit Committee – Approval of Transactions with Related Parties” for a definition of means of control) of the other party to the merger or any one on their behalf including their relatives (See “Management – External Directors – Qualifications of External Directors” for a definition of relatives) or corporations controlled by any of them, vote against the merger.

In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Israeli Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Unsecured creditors are entitled to receive notice of the merger, as provided by the regulations promulgated under the Israeli Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Private Placements

Under the Israeli Companies Law, if (i) as a result of a private placement a person would become a controlling shareholder or (ii) a private placement will entitle investors to receive 20% or more of the voting rights of a company as calculated before the private placement, and all or part of the private placement consideration is not in cash or in public traded securities or is not in market terms and if as a result of the private placement the holdings of a substantial shareholder shall increase or as a result of it a person shall become a substantial shareholder, then in either case, the allotment must be approved by the board of directors and by the shareholders of the company. A “substantial shareholder” is defined as a shareholder who holds five percent or more of the company’s outstanding share capital, assuming the exercise of all of the securities convertible into shares held by that person. In order for the private placement to be on “market terms” the board of directors has to determine, on the base of detailed explanation, that the private placement is on market terms, unless proven otherwise.

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Establishment

We were incorporated under the laws of the State of Israel. We are registered with the Israeli Registrar of Companies in Jerusalem.

Transfer agent and registrar

Our transfer agent and registrar will be the depositary for our ADSs, Bank of New York Mellon, and its address is 101 Barclay Street, New York, NY.

Listing

We have applied to have our ADSs and warrants approved for listing on The NASDAQ Capital Market under the symbols “KTOV” and “KTOVW”, respectively.

DESCRIPTION OF SECURITIES

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 20 shares (or a right to receive 20 shares) deposited with Bank Hapoalim or Bank Leumi, as custodian for the depositary in Israel. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under the heading “Where You Can Find Additional Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation and Government Programs - Taxation of our Shareholders" for more detail. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

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How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed by the holder of the ADSs or as described in the following sentence.  If we asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs.  The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless we notify the depositary that:

·	we do not wish to receive a discretionary proxy;
·	there is substantial shareholder opposition to the particular question; or
·	the particular question would have an adverse impact on our shareholders.

We are required to notify the depositary if one of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least [45] days in advance of the meeting date.

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Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert foreign currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as an agent, fiduciary or broker on behalf of any other person and earns revenue, including, without limitation, fees and spreads that it will retain for its own account.  The spread is the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives in an offsetting foreign currency trade. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined, subject to its obligations under the deposit agreement.

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Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

•	we appear to be insolvent or enter insolvency proceedings

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the prorata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the number of ADSs that may be outstanding at any time as a result of pre-release will not normally exceed      % of the total number of ordinary shares deposited under the deposit agreement, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so. The depositary has full discretion as to how and to what extent it may disregard the limit for the amount of ADSs that may be outstanding at any time as a result of the pre-release.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

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Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Warrants to be Issued as Part of this Offering

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the Warrant Agent Agreement, also referred to as the warrant agreement, and form of Warrant Certificate, which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agreement and form of Warrant Certificate. Warrants issued in connection with this offering will be administered by the Bank of New York Mellon, as warrant agent.

Exercisability. The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), together with the ADS issuance fee of $0.05 per ADS and other applicable charges and taxes. Unless otherwise specified in the warrant, the holder will not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants.

Cashless Exercise. In the event that a registration statement covering ordinary shares underlying the warrants is not effective, and an exemption from registration is not available for the resale of such ordinary shares underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the warrant agreement. The issuance fee of $0.05 per ADS, as well as other applicable charges and taxes, are due and payable upon any cashless exercise.

Exercise Price. The initial exercise price per ADS purchasable upon exercise of the warrants is equal to 100% of the per ADS public offering price. In addition to the exercise price per ADS, the $0.05 issuance fee per ADS and other applicable charges and taxes are due and payable upon exercise.

Anti-Dilution Provisions.     The exercise price is subject to adjustment in the event of sales of our ADSs or an equivalent number of ordinary shares during the one-year period following the closing at a price per share less than the exercise price then in effect (or securities convertible or exercisable into ADSs or equivalent number of ordinary shares at a conversion or exercise price less than the exercise price then in effect subject to customary exceptions). In addition, the exercise price and the number of ADSs issuable upon exercise are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock subdivisions and combinations, reclassifications or similar events affecting our ADSs or ordinary shares.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to the warrant agent, together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing. The warrants will be issued in registered form under the warrant agreement between us and the warrant agent.

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Fundamental Transaction. If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another person, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of ordinary shares, (4) we effect any reclassification or recapitalization of our ADSs or ordinary shares or any compulsory share exchange pursuant to which our ordinary shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of our outstanding ordinary shares, each, a “Fundamental Transaction”, then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ADSs then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrant agreement or by virtue of such holder’s ownership of ADSs or ordinary shares, the holder of warrants does not have rights or privileges of a holder of ADSs or ordinary shares, including any voting rights, until the holder exercises the warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed for our ADSs or warrants. Sales of substantial amounts of our ordinary shares, ADSs or warrants following this offering, or the perception that these sales could occur, could adversely affect prevailing market prices of our ordinary shares, the ADSs and warrants and could impair our future ability to obtain capital, especially through an offering of equity securities. Assuming that the underwriters do not exercise their over-allotment option to purchase additional ADSs and warrants in this offering and assuming no exercise of options outstanding following this offering, we will have an aggregate of ordinary shares outstanding upon the completion of this offering (including those represented by ADSs). All of the ADSs and warrants sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” (as that term is defined under Rule 144 of the Securities Act), who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.

Our ordinary shares held by our existing shareholders have not been registered under the Securities Act and may not be sold publicly in the United States unless they are registered or an exemption from the registration requirements is available.

Eligibility of restricted shares for sale in the public market

The following indicates approximately when our ordinary shares will be eligible for sale into the public market under the provisions of Rule 144 and Rule 701 (but subject to the further contractual restrictions arising under the lock-up agreements described below):

•	upon the completion of this offering, ordinary shares held by non-affiliates of our company that have been held for at least one year will be available for resale under Rule 144(b)(1)(ii); and

•	upon the completion of this offering, ordinary shares held by affiliates or non-affiliates of our company that have been held for at least six months will be available for resale under Rule 144, so long as at least 90 days have elapsed after the completion of this offering, and subject to the current public information requirement and, in the case of affiliates of our company, the volume, manner of sale and other limitations under Rule 144.

Underwriter’s Warrants

We have agreed to issue to the representative of the underwriters warrants to purchase up to 5% of the ADSs sold in this offering, including the ADSs sold pursuant to the exercise of the over-allotment option, if any. The ADSs issuable upon exercise of these warrants are identical to those offered by this prospectus. We are registering hereby the issuance of the representative’s warrants and the ADSs issuable upon exercise of the warrants. The representative’s warrants are exercisable for cash or on a cashless basis at per share exercise price equal to the exercise price of the warrants issued to the investors and expiring on a date which is no more than five years from such effective date in compliance with FINRA Rule 5110(f)(2)(H)(i). The representative’s warrants and the ADSs underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date. In addition, the representative’s warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the date of effectiveness in compliance with FINRA Rule 5110(f)(2)(H)(iv). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the representative’s warrants, other than underwriting commissions incurred and payable by the holders. The exercise price and number of ADSs issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of ADSs at a price below the warrant exercise price.

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Lock-up agreements

We and our officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and these other individuals have agreed, subject to specified exceptions, not to sell or transfer any ADSs or ordinary shares or securities convertible into, or exchangeable or exercisable for, ADSs or ordinary shares, during a period ending 180 days after the date of this prospectus, without first obtaining the written consent of representative of the underwriters.

The 180-day restricted period is subject to extension if (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions imposed in the lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Rule 144

Shares held for six months

In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the completion of this offering, a person, including an affiliate, who has beneficially owned our ordinary shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from us or from an affiliate of us as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us (which information will be deemed to be available as long as we continue to file required reports with the SEC). In the case of an affiliate shareholder, the right to sell is also subject to the fulfillment of certain additional conditions, including manner of sale provisions, notice requirements, and a volume limitation that limits the number of shares that may be sold thereby, within any three-month period, to the greater of:

•	1% of the number of ordinary shares then outstanding; or

•	the average weekly trading volume of our ordinary shares on The NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 144 also provides that affiliates that sell our ordinary shares that are not restricted securities must nonetheless comply with the same restrictions applicable to restricted securities, other than the holding period requirement.

Shares held by non-affiliates for one year

Under Rule 144 as currently in effect, a person who is not considered to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such shares may be sold immediately upon the completion of this offering.

Rule 701

In general, under Rule 701 as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, as described below.

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Rule 701 will apply to the options granted under our 2013 Option Plan prior to the completion of this offering, along with the shares acquired upon exercise of these options, including exercises after the completion of this offering. Securities issued in reliance on Rule 701 are restricted securities and may be sold beginning 90 days after the completion of this offering in reliance on Rule 144 by:

•	persons other than affiliates, without restriction; and

•	affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144,

in each case, without compliance with the six-month holding period requirement of Rule 144.

Form S-8 registration statements

Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register our ordinary shares issued or reserved to be issued under our 2013 Option Plan. The registration statement on Form S-8 will become effective automatically upon filing. Ordinary shares issued upon exercise of a share option or other award and registered pursuant to the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to the 180-day lock-up or, if subject to the lock-up, immediately after the 180-day lock-up period expires.

TAXATION AND GOVERNMENT PROGRAMS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares, ADSs or warrants (the “Shares”). You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations and Government Programs

The following is a summary of the material Israeli tax laws applicable to us, and some Israeli Government programs benefiting us. This section also contains a discussion of some Israeli tax consequences to persons owning our Shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons that own, directly or indirectly, 10% or more of our outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion. Some parts of this discussion are based on a new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax, currently at the rate of 26.5% of a company’s taxable income. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate.

Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

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Taxation of Our Shareholders

Capital Gains

Capital gain tax is imposed on the disposal of capital assets by an Israeli resident, and on the disposal of such assets by a non- Israel resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Income Tax Ordinance of 1961 (New Version) (the “Ordinance”) distinguishes between “Real Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli CPI between the date of purchase and the date of disposal.

In 2015, the capital gain accrued by individuals on the sale of our Shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12 months period, such gain will be taxed at the rate of 30%.

The real capital gain derived by corporations will be generally subject to a corporate tax rate of 26.5% in 2015.

Individual and corporate shareholder dealing in securities in Israel are taxed at the tax rates applicable to business income – 26.5% for corporations in 2015 and a marginal tax rate of up to 48% in 2015 for individuals, plus a 2% excess tax which is levied on individuals whose taxable income in Israel exceeds NIS 810,720 in 2015. Notwithstanding the foregoing, capital gain derived from the sale of our Shares by a non-Israeli shareholder may be exempt under the Ordinance from Israeli taxation provided that the following cumulative conditions are met: (i) the shares were purchased upon or after the registration of the securities on the stock exchange (this condition shall not apply to shares purchased on or after January 1, 2009), (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed, (iii) if the seller is a corporation, no more than 25% of its means of control are held, directly and indirectly, by an Israeli resident shareholders, and (iv) if the seller is a corporation, there is no Israeli Resident that is entitled to 25% or more of the revenues or profits of the corporation directly or indirectly. In addition, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Double Tax Treaty exempts U.S. resident from Israeli capital gain tax in connection with such sale, provided (i) the U.S. resident owned, directly or indirectly, less than 10% of an Israeli resident company’s voting power at any time within the 12 month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days at the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.

Either the purchaser, the Israeli stockbrokers or financial institution through which the shares are held is obliged, subject to the above mentioned exemptions, to withhold tax upon the sale of securities from the real capital gain at the rate of 25% in respect of a corporation and/or an individual.

At the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and June 30 of every tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Ordinance and regulations promulgated thereunder the aforementioned return need not be filed and no advance payment must be paid. Capital gain is also reportable on the annual income tax return.

Dividends

A distribution of dividend by our company from income attributed to a Preferred Enterprise will generally be subject to withholding tax in Israel at the following tax rates: Israeli resident individuals - 20% with respect to dividends to be distributed as of 2014; Israeli resident companies – 0% for a Preferred Enterprise; Non-Israeli residents – 20% with respect to dividends to be distributed as of 2014, subject to a reduced rate under the provisions of any applicable double tax treaty, subject to an approval from the Israeli Tax Authorities. A distribution of dividends from income, which is not attributed to a Preferred Enterprise to an Israeli resident individual, will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a “Controlling Shareholder” (as defined above) at the time of distribution or at any time during the preceding 12 months period. If the recipient of the dividend is an Israeli resident corporation, such dividend will be exempt from income tax provided the income from which such dividend is distributed was derived or accrued within Israel.

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The Ordinance provides that a non-Israeli resident (either individual or corporation) is generally subject to an Israeli income tax on the receipt of dividends at the rate of 25% (30% if the dividends recipient is a “Controlling Shareholder” (as defined above), at the time of distribution or at any time during the preceding 12 months period); those rates are subject to a reduced tax rate under the provisions of an applicable double tax treaty. Thus, under the U.S.-Israel Double Tax Treaty the following rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting stock of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends (other than dividend or interest received from subsidiary corporations, 50 percent or more of the outstanding shares of the voting stock of which is owned by the paying corporation at the time such dividends or interest is received) – the tax rate is 12.5%, (ii) if both the conditions mentioned in section (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to a Preferred Enterprise as defined in the Israel’s Encouragement of Capital Investments Law (1959) – the tax rate is 15% and (iii) in all other cases, the tax rate is 25%. The aforementioned rates under the Israel U.S. Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Financial institutions through which shareholders typically hold securities are generally required, subject to any of the foregoing exemptions, reduced tax rates and the demonstration of a shareholder regarding his, her or its foreign residency, to withhold tax upon the distribution of dividend at the rate of 25%, so long as the shares are registered with a Nominee Company (for corporations and individuals).

Foreign Exchange Regulations

Non-residents of Israel who hold our Shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and may be restored at any time by administrative action.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

U.S Federal Income Tax Considerations

The following is a description of certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our ADSs and warrants by a holder. This description addresses only the U.S. federal income tax consequences to holders that are initial purchasers of our ADSs and warrants pursuant to this offering and that will hold such ADSs and warrants as capital assets. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities, commodities or currencies;

•	tax exempt entities or organizations;

•	certain former citizens or residents of the United States;

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•	persons that received our ADSs or warrants as compensation for the performance of services;

•	persons that will hold our ADSs or warrants as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our ADSs or warrants through such an entity;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	holders that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares.

Moreover, this description does not address the U.S. federal estate, gift, or alternative minimum tax consequences, or any U.S. state, local or non-U.S. tax consequences of the acquisition, ownership and disposition of our ADSs and warrants.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service, or IRS, will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ADSs and warrants or that such a position would not be sustained. Holders should consult their own tax advisers concerning the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ADSs and warrants in their particular circumstances.

For purposes of this description, the term “U.S. Holder” means a beneficial owner of our ADSs or warrants that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has elected to be treated as a domestic trust for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of our ADSs or warrants that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ADSs and warrants, the U.S. federal income tax consequences relating to an investment in our ADSs and warrants will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax consequences of acquiring, owning and disposing of our ADSs and warrants in its particular circumstances.

In general, if you hold ADSs, you will be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, gain or loss generally will not be recognized if you exchange ADSs for the underlying ordinary shares represented by those ADSs.

Persons considering an investment in our ADSs or warrants should consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of our ADSs and warrants, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

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Taxation of Dividends and Other Distributions on Our ADSs

Subject to the discussion below under “Passive Foreign Investment Company Consequences,” if you are a U.S. Holder, the gross amount of any distribution made to you with respect to our ADSs before reduction for any Israeli taxes withheld therefrom, generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ADSs applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Moreover, such lower rate of taxation shall not apply if we are a PFIC for the taxable year in which it pays a dividend, or was a PFIC for the preceding taxable year. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in our ADSs and thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder has held our ADSs for more than one year as of the time such distribution is received.

If you are a U.S. Holder, dividends paid to you with respect to our ADSs will be foreign source income for foreign tax credit purposes. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends generally constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

The amount of a distribution paid to a U.S. Holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the U.S. Holder receives the distribution, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. Holder realizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in foreign currency are converted into U.S. dollars on the day they are received, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend.

Subject to certain limitations, including the Medicare tax, discussed below, “qualified dividend income” received by a non-corporate U.S. Holder will be subject to tax at a preferential maximum tax rate of 20 percent. Distributions taxable as dividends paid on the our ADSs should qualify for the preferential 20 percent rate provided that either: (i) we are entitled to benefits under the income tax treaty between the United States and Israel (the “Treaty”) or (ii) our ADSs will become readily tradable on an established securities market in the United States and certain other requirements are met. We believe that we will be entitled to benefits under the Treaty and that our ADSs will become readily tradable on an established securities market in the United States, and therefore any dividend distributions with respect to our ADSs should be “qualified dividends” eligible for the preferential tax rate. However, no assurance can be given that our ADSs will become readily tradable. The preferential rate does not apply unless certain holding period requirements are satisfied. With respect to our ADSs, the U.S. Holder must have held such ADSs for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date. The preferential rate also does not apply to dividends received from a passive foreign investment company or in respect of certain hedged positions or in certain other situations. The legislation enacting the preferential tax rate on qualified dividends contains special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to the preferential tax rate. U.S. Holders of our ADSs should consult their own tax advisors regarding the effect of these rules in their particular circumstances.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income (or withholding) tax on dividends received by you on your ADSs, unless:

•	you conduct a trade or business in the U.S. and such income is effectively connected with that trade or business (and, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment or fixed base that such holder maintains in the U.S.); or

•	you are an individual and have been present in the U.S. for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

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Sale, Exchange or Other Disposition of Our ADSs and Warrants

Subject to the discussion below under “Passive Foreign Investment Company Consequences,” if you are a U.S. Holder, you generally will recognize gain or loss on the sale, exchange or other disposition of our ADSs and warrants equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in our ADSs and warrants, and such gain or loss will be capital gain or loss. The adjusted tax basis in an ADS and warrant generally will be equal to the cost of such ADS and warrant. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of an ADS or warrant is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period determined at the time of such sale, exchange or other disposition for such ADS or warrant exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such ADSs and warrants unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base that you maintain in the United States); or

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Consequences

We may be classified as a Passive Foreign Investment Company (PFIC). If we were to be so classified in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average quarterly value of its total gross assets (which may be determined in part by the market value of our ADSs and warrants, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ADSs and warrants. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ADSs or warrants, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ADSs or warrants, regardless of whether we continue to meet the tests described above.

We were not classified as a PFIC in the year ended December 31, 2014. We have not performed tests to determine whether we will be classified as a PFIC, and we therefore do not know whether we will be classified as a PFIC for the taxable year ending December 31, 2015. Furthermore, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2015 taxable year until after the close of the year. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets and activities in those years. In addition, our status as a PFIC may depend on how quickly we utilize the cash proceeds from this offering in our business. There can be no assurance that we will not be considered a PFIC for any taxable year.

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If we were a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ADSs or warrants) and (b) any gain realized on the sale or other disposition of the ADSs or warrants. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (i) the excess distribution or gain had been realized ratably over your holding period, (ii) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax, at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest change discussed below), and (iii) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.” Certain elections may be available that would result in an alternative treatment (such as mark-to-market treatment) of our ADSs or warrants.

If a U.S. Holder makes the mark-to-market election, then, in lieu of being subject to the tax and interest charge rules discussed above, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ADSs or warrants at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs or warrants over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in its ADSs or warrants will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs or warrants in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

The mark-to-market election is available only if we are a PFIC and our ADSs or warrants are “regularly traded” on a “qualified exchange.” Our ADSs and warrants will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of our ADSs and warrants are traded on a qualified exchange on at least 15 days during each calendar quarter. The NASDAQ Capital Market is a qualified exchange for this purpose. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the tax and interest charge rules discussed above with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in any of our subsidiaries that are treated as PFICs. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ADSs or warrants are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. Holder owns ADSs or warrants during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to us, generally with the U.S. Holder’s federal income tax return for that year.

U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

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Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ADSs and warrants. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ADSs and warrants.

Certain Reporting Requirements with Respect to Payments of Offer Price

U.S. Holders paying more than $100,000 for our ADSs and warrants generally will be required to file IRS Form 926 reporting the payment of the Offer Price for our ADSs and warrants to us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain holders of our ADSs and warrants. Information reporting generally will apply to payments of dividends on our ADSs, and to proceeds from the sale or redemption of our ADSs and warrants made within the United States, or by a U.S. payer or U.S. middleman, to a holder of our ADSs and warrants, other than an exempt recipient (including a payee that is not a U.S. person that provides an appropriate certification and certain other persons). A payer may be required to withhold backup withholding tax from any payments of dividends on our ADSs, or the proceeds from the sale or redemption of our ADSs and warrants within the United States, or by a U.S. payer or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in our ADSs and warrants, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ADSs and warrants.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ADSs AND WARRANTS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

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EXPENSES RELATED TO OFFERING

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of ADSs and warrants in this offering. The underwriting discounts and commissions to be paid to the underwriters represent 8% of the total amount of the offering. All amounts listed below are estimates except the SEC registration fee, NASDAQ listing fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Itemized expense	Amount
SEC registration fee	$2,770.14
FINRA filing fee	2,375
NASDAQ Capital Market listing fee	50,000
Printing and engraving expenses	50,000
Legal fees and expenses	382,300
Accounting fees and expenses	80,000
Miscellaneous	50,000
Total	$617,445.14

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UNDERWRITING

H.C. Wainwright & Co., LLC is acting as the sole manager of the offering and as representative of the underwriters. Subject to the terms and conditions set forth in an underwriting agreement among us and the representative of the underwriters named below, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of ADSs and warrants listed next to its name in the following table.

	Number of	Number of
Underwriters	ADSs	Warrants
H.C. Wainwright & Co., LLC	1,250,000	1,250,000

Total	1,250,000	1,250,000

The underwriters are committed to purchase all the ADSs and warrants offered by us if they purchase any ADSs and warrants. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the ADSs, warrants or combinations thereof covered by the underwriters’ over-allotment option described below. The underwriters are offering the ADSs and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Certain of our directors and executive officers and their affiliated entities have indicated an interest in purchasing an aggregate of up to approximately $225,000 in ADSs and warrants in this offering at the aggregate offering price. However, because indications of interest are not binding agreements or commitments to purchase, these directors and executive officers may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering.

Discounts and Commissions

The underwriters propose initially to offer the ADSs and warrants to the public at the public offering prices set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $    per ADS and warrant. After the initial offering of the ADSs and warrants, the public offering price and other selling terms may be changed by the representative.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per ADS and warrant	Total Without Over-Allotment Option	Maximum Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions
Non-accountable expense allowance
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received in the offering; provided, however, that an allowance shall not be paid in connection with the over-allotment option if the over-allotment option is exercised. We have also agreed to pay the representative’s accountable expenses relating to the offering, including (a) all actual filing fees incurred in connection with the review of this offering by FINRA; all fees and expenses relating to the listing of our ADSs and warrants on The NASDAQ Capital Market, (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $4,000 per individual and up to an aggregate of $20,000, (c) all actual fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under state securities laws, or “blue sky” laws, or under the securities laws of foreign jurisdictions designated by the representative, (d) all actual fees, expenses and disbursements relating to the registration, qualification or exemption of our ADSs and warrants under the securities laws of such foreign jurisdictions as the representative may reasonably designate, (e) the costs of all mailing and printing of the underwriting documents as the representative may reasonably deem necessary, (f) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones in an amount not to exceed $5,000, (g) the fees and expenses of the representative’s legal counsel not to exceed $100,000, $25,000 of which has been paid in advance, (h) up to $15,000 of the representative’s road show expenses for the offering and (i) up to $10,000 of the fees and expenses of the representative’s clearing firm.

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The total estimated expenses of the offering, excluding underwriting discounts, commissions, and non-accountable expense allowances are approximately $617,799.65 and are payable by us.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to (i) 187,500 additional ADSs at price of per ADS, which price reflects underwriting discounts and commissions, and/or (ii) warrants to purchase up to an additional 187,500 ADSs at price of per warrant, which price reflects underwriting discounts and commissions. The over-allotment option may be used to purchase ADSs, warrants or any combination thereof, as determined by the underwriters, but such purchases cannot exceed an aggregate of 15% of the number of ADSs and warrants sold in the primary offering. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of units by underwriters in excess of the total number of ADSs and warrants set forth in the table above. If any of these additional securities are purchased, the underwriters will offer the additional ADSs and warrants on the same terms as those on which the units are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Representative’s Warrants

We have agreed to issue to the representative of the underwriters warrants to purchase up to 5% of the ADSs sold in this offering, including the ADSs sold pursuant to the exercise of the over-allotment option, if any. The ADSs issuable upon exercise of these warrants are identical to those offered by this prospectus. We are registering hereby the issuance of the representative’s warrants and the ADSs issuable upon exercise of the warrants. The representative’s warrants are exercisable for cash or on a cashless basis at per share exercise price equal to the exercise price of the warrants issued to the investors and expiring on a date which is no more than five years from such effective date in compliance with FINRA Rule 5110(f)(2)(G)(i). The representative’s warrants and the ADSs underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date. The exercise price and number of ADSs issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of ADSs at a price below the warrant exercise price.

Lock-Up Agreements

We and our officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and these other individuals have agreed, subject to specified exceptions, not to sell or transfer any ADSs or ordinary shares or securities convertible into, or exchangeable or exercisable for, ADSs or ordinary shares, during a period ending 180 days after the date of this prospectus, without first obtaining the written consent of representative of the underwriters.

Specifically, we and these other individuals have agreed not to offer, sell, contract, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to result in, the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to any securities, ordinary shares or securities convertible, exchangeable or exercisable into our ordinary shares beneficially owned, held or thereafter acquired.

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The restrictions described above do not apply to:

•	the establishment of a 10b5-1 trading plan under the Exchange Act by a security holder for the sale of ADSs or ordinary shares, provided that such plan does not provide for the transfer of ADSs or ordinary shares during the restricted period;

•	transfers by security holders of ADSs or ordinary shares or other securities as a bona fide gift or by will or intestacy;

•	transfers by distribution by security holders of ADSs or ordinary shares or other securities to partners, members, or stockholders of the security holder;

•	transfers by security holders of ADSs or ordinary shares or other securities to any trust for the direct or indirect benefit of the security holder or the immediate family of the security holder;

provided that in the case of each of the preceding types of transactions, the transfer does not involve a disposition for value and each transferee or distributee signs and delivers a lock-up agreement agreeing to be subject to the restrictions on transfer described above;

•	dispositions of ADSs or ordinary shares or other securities solely in connection with the “cashless” exercise of stock options for the purpose of exercising such stock options solely in the case of termination of employment or board service following death, disability or other than for cause;

•	ADSs or ordinary shares or other securities acquired in open market transactions after completion of this offering; or

•	a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our capital stock involving a change of control of the Company provided that the recipient signs and delivers a lock-up agreement agreeing to be subject to the restrictions on transfer described above.

The 180-day restricted period is subject to extension if (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions imposed in the lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Right of First Refusal

Subject to certain conditions, we granted the representative of the underwriters in this offering, for a period of nine months after the date of effectiveness, a right of first refusal to act as sole book-running manager for each and every future public and private equity and public debt offerings.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

NASDAQ Listing

We have applied to have our ADSs and warrants listed for trading on The NASDAQ Capital Market under the symbols “KTOV” and “KTOVW,” respectively. No assurance can be given that such listings will be approved; however, it is a condition of the underwriters’ obligation to purchase the securities in the offering that the ADSs and warrants have been approved for listing on The NASDAQ Capital Market.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our ADSs and warrants, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ADSs and warrants. In connection with the offering, the underwriters may purchase and sell our ADSs or warrants in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs or warrants than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs or warrants in the offering pursuant to the exercise of their over-allotment option to purchase additional ADSs or warrants, as applicable. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing ADSs or warrants, as applicable, in the open market. In determining the source of ADSs or warrants, as applicable, to close out the covered short position, the underwriters will consider, among other things, the price of ADSs or warrants available for purchase in the open market as compared to the price at which they may purchase ADSs or warrants, as applicable, through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs or warrants, as applicable, in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs or warrants in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs or warrants made by the underwriters in the open market prior to the completion of the offering.

110

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs and warrants or preventing or retarding a decline in the market price of our ADSs and warrants. As result, the price of our ADSs and warrants may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our ADSs and warrants, including the imposition of penalty bids. This means that if the representative of the underwriters purchases ADSs or warrants in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those ADSs or warrants, as applicable as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs and warrants. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of ADSs and warrants

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs and warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

111

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €€43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €€50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaireet financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

112

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The prospectus under which the securities are offered has not been approved or reviewed by the Israeli Securities Authority, or the ISA. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$— Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

113

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de ValoresMobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) omhandel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art.1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

114

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49 (2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the ordinary shares, ADSs and warrants being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Haynes and Boone, LLP, New York, New York. Certain legal matters in connection with this offering relating to Israeli law will be passed upon for the underwriters by Doron Tikotzky Kantor Gutman Cederboum &SRFF. Certain legal matters concerning this offering relating to U.S. law will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of Kitov Pharmaceuticals Holdings Ltd. as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, have been included herein in reliance upon the report of Somekh Chaikin, a Member Firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2014 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements and consolidating information do not include any adjustments that might result from the outcome of this uncertainty.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19715.

We have been informed by our legal counsel in Israel, Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment may no longer be appealed;

•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

115

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

116

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our ADSs and warrants. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through this web site at http://www.sec.gov.

We are not currently subject to the informational requirements of the Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations of these requirements by filing reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 120 days after the end of our fiscal year ended December 31, 2015 and each subsequent fiscal year, an annual report on Form 20-F containing financial statements which will be examined and reported on, with an opinion expressed, by an independent registered public accounting firm. We also intend to file with the SEC reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year.

We maintain a corporate website at www.kitovpharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

117

Kitov Pharmaceuticals

Holdings Ltd.

Consolidated Financial

Statements

As of December 31, 2014

Kitov Pharmaceuticals Holdings Ltd.

Consolidated Financial Statements as of December 31, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders Kitov Pharmaceuticals Holdings Ltd.

We have audited the accompanying consolidated statements of financial position of Kitov Pharmaceuticals Holdings Ltd (hereinafter – “the Company”)  and its subsidiary as of December 31, 2014 and 2013 and the related consolidated statements of operations, changes in equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiary of  December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with  International Financial Reporting Standards as issued by the International Accounting Standards Board.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company’s recurring losses from operations and negative cash flows raise substantial doubt about the entity’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The consolidated financial statements and consolidating information do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Somekh Chaikin

Certified Public Accountants (Isr.)

Member firm of KPMG International

Tel-Aviv, Israel

July 19, 2015

F-2

Kitov Pharmaceuticals Holdings Ltd.

Consolidated Statements of Financial Position

		December 31	December 31
		2014	2013
	Note	USD thousands	USD thousands
Assets
Cash	4	1,313	193
Other receivables	5	446	118

Total current assets		1,759	311

Total assets		1,759	311

Liabilities
Accounts payable		500	54
Other payables	7	114	420
Loans from related parties	8,11	294	783
Derivative instruments	9	78	-

Total current liabilities		986	1,257

Equity (Deficit)

Share capital, no par value		-	-
Share premium	9	9,104	2,654
Receipts on account of warrants		200	-
Capital reserve for share-based payments	10	560	141
Capital reserve from transactions with related parties		761	859
Accumulated loss		(9,852)	(4,600)

Total equity (deficit)		773	(946)

Total liabilities and equity (deficit)		1,759	311

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Kitov Pharmaceuticals Holdings Ltd.

Consolidated Statements of Operations for the year ended December 31,

		2014	2013
	Note	USD thousands	USD thousands

Research and development expenses	13	3,192	109
General and administrative expenses	14	1,269	1,061
Stock exchange listing expense	3B	-	1,383
Other expenses	15	720	-
Operating Loss		5,181	2,553

Finance expense	16	345	75
Finance income		(274)	-
Financial expenses, net		71	75

Loss for the year		5,252	2,628

Loss per share data
Basic and diluted loss per share – USD		1.17	*1.60
Number of shares used in calculating basic and diluted loss per share		4,481,684	*1,641,177

* Retroactively adjusted to reflect the reverse stock split that took place in November 2014, see note 9A.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Kitov Pharmaceuticals Holdings Ltd.
Consolidated Statements of Changes in Equity (Deficit)

	Share Capital	Share premium	Receipts on account of warrants	Capital reserve for share- based payments	Capital reserve from transactions with related parties	Accumulated loss	Total

For the year ended December 31, 2014:

Balance as of January 1, 2014	-	2,654	-	141	859	(4,600)	(946)
Changes for the year ended
December 31, 2014:
Issuance of shares, net of issuance costs	-	6,200		57	-	-	6,257
Issuance of warrants in a rights offering	-	(200)	200	-	-	-	-
Share issuance deriving from a strategic cooperation agreement (see note 12)	-	327	-	333	-	-	660
Share-based payments	-	-	-	88	-	-	88
Options exercised	-	123	-	(59)	-	-	64
Capital reserve from transactions with related parties	-	-	-	-	43	-	43
Return of funds to a related party (see note 11D.)	-	-	-	-	(141)	-	(141)
Total comprehensive loss for the year	-	-	-	-	-	(5,252)	(5,252)

Balance as of December 31, 2014	-	9,104	200	560	761	(9,852)	773

	Share Capital	Share premium	Capital reserve for share-based payments	Capital reserve from transactions with related parties	Accumulated loss	Total

For the year ended December 31, 2013:

Balance as of January 1, 2013	-	1,089	-	476	(1,972)	(407)

Issuance of shares pursuant to share purchase transaction	-	1,383	-	-	-	1,383
Share-based payments	-	-	296	-	-	296
Options exercise	-	182	(155)	-	-	27
Capital reserve from transactions with related parties	-	-	-	383	-	383
Total comprehensive loss for the year	-	-	-	-	(2,628)	(2,628)

Balance as of December 31, 2013	-	2,654	141	859	(4,600)	(946)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Kitov Pharmaceuticals Holdings Ltd.

Consolidated Statements of Cash Flows for the year ended December 31,

	2014	2013
	USD thousands

Cash flows from operating activities:
Loss for the year	(5,252)	(2,628)

Adjustments:
Finance expense, net	71	75
Stock exchange listing expense (See note 3B)	-	1,383
Share-based payments	88	296
Expenses in regard to a strategic cooperation agreement (see note 12)	660	-
Non-remunerable services provided by related parties	37	228

	(4,396)	646

Changes in assets and liabilities:
Changes in receivables	(375)	(110)
Changes in accounts payable	453	(11)
Changes in other payables	(208)	255

	(130)	134

Net cash used in operating activities	(4,526)	(512)

Cash flows from financing activities:
Loan received from related parties	-	578
Repayment of loans from related parties	(622)	-
Loans received from third parties	132	108
Repayment of loans from third parties	(246)	-
Proceeds from issuance of shares	6,848	-
Share issuance expenses paid	(571)	-
Proceeds from issuance of warrants	349	-
Warrants issuance expenses paid	(25)	-
Receipts from option exercise	57	27
Interest paid	(100)	(12)

Net cash provided by financing activities:	5,822	701

Net increase in cash	1,296	189
Cash at the beginning of the year	193	-
Effect of translation adjustments on cash	(176)	4

Cash at end of the year	1,313	193

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 1 - General

A.	Reporting entity

Kitov Pharmaceuticals Holdings Ltd. (hereinafter: "the Company") was incorporated in Israel in August 1968 as a private company with limited shares. Since September 1978, the Company’s shares have been listed for trading on the Tel Aviv Stock Exchange. The Company's address is Azrieli Towers, the Round Tower, 132 Menachem Begin Road, Tel Aviv.

In October 2012, the Company disposed of all of its previous operations, and in July 2013, the Company acquired shares of Kitov Pharmaceuticals Ltd. (hereinafter: "Kitov") from its shareholders, in exchange for the Company’s shares (hereinafter: "the Acquisition").

The Company together with Kitov are referred to, in these financial statements, as "the Group"

As of the date of the financial statements, the Company is engaged, through Kitov, in the development of combination drugs that treat two clinical conditions simultaneously, pain deriving from osteoarthritis and hypertension.

During the reported years, the Company has incurred losses and negative cash flows from operations, and the accumulated loss has reached USD 10 million. The Company has financed its operations mainly through the issuance and sale of its securities. The Company is acting to raise additional funds required for its operations in accordance with the Company's work plan. However, there is no certainty regarding the Company’s ability to obtain such funding. The Company estimates that cash as of the approval date of the financial statements will allow it to fund its operations through the fourth quarter of 2015.

As of the balance sheet date, there is significant doubt with regard to the Company's continued operation as a going concern. The financial statements include no adjustments for measurement or presentation of assets and liabilities, which may be required should the Company fail to operate as a going concern.

B.	Immaterial adjustment of previously released financial statements

An adjustment was made to the financial statements as of December 31, 2014  that have been issued previously regarding the classification  of warrants which have been issued to the public in September 2014. These warrants were classified in equity rather than as a financial liability as required since their exercise price was not considered fixed. These warrants are measured at fair value at each period end with the resulting adjustment charged to finance expense. The total effect on the statement of operation was USD 246 thousand and derivative instruments of USD 78 thousand was added to current liabilities. These financial statements incorporate the immaterial adjustment.

Note 2 - Basis of Preparation of the Financial Statements

A.	Statement of compliance with International Financial Reporting Standards

The Company has prepared the financial statements in accordance with International Financial Reporting Standards (hereinafter: "IFRS"), as issued by the International Accounting Standard Board (“IASB”).

F-7

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 2 - Basis of Preparation of the Financial Statements (continued)

B.	Functional and presentation currency

These financial statements are presented in US dollars (USD), which is the Group's functional currency, rounded to the nearest one thousand, unless otherwise noted. The USD is the currency that represents the principal economic environment in which the Group operates.

C.	Use of estimates and judgment

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Management prepares the estimates on the basis of past experience, various facts, external circumstances, and reasonable assumptions according to the pertinent circumstances of each estimate.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

D.	Fair value determination - share-based payments

In preparing these financial statements, the Group is required to determine the fair value of share-based payment arrangements. In order to determine the fair value, the Company conducted an independent valuation. For more information about assumptions used in determination of the fair value of granted options, see Note 10.

E.	Exchange rates and linkage bases

Balances in foreign currency or linked thereto are included in the financial statements at the representative exchange rates, as published by the Bank of Israel, which were prevailing as of the statement of financial position date.

Data on exchange rates are as follows:

Representative
exchange rate of $
(NIS/$ 1)
Date of financial statements:
December 31, 2014	3.889
December 31, 2013	3.471

Changes in exchange rates for the
year ended:	%
December 31, 2014	12.0
December 31, 2013	(7.0)

F-8

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 3 - Significant Accounting Policies

The following accounting policies have been consistently applied, with adjustments necessary for presentation as set forth in sections B and C below.

A.	Subsidiary

A subsidiary is an entity controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of the subsidiary are included in the consolidated financial statements from the date that control commences until the date that control is lost.

B.	Acquisition of entity as part of re-structuring (As Pooling)

The financial statements include the operations acquired through the Acquisition. In conformity with IFRS 3, the Company acquired Kitov operations, as described in Note 1 above. Since the Company was the acquired entity for accounting purposes and was not an actual business (but rather a public company shell) - the transaction was, in fact, a re-structuring made for the purpose of issuing shares. Accordingly, the transaction was accounted for using the As Pooling method, with assets and liabilities of the acquired operations recognized in the financial statements at their carrying amounts by Kitov immediately prior to the transaction.

Furthermore, the Company's comparative figures were re-stated to reflect the Company's financial position and operating results as if it has always owned the operations acquired in the Acquisition.

In light of the above, balances of assets, liabilities, expenses and revenues which refer to the Company's past operations prior to the Acquisition are excluded from these financial statements.

The consideration for the Acquisition consists of stock exchange listing expenses, which in accordance with IFRS 2, were recognized in the statement of operations in the amount of USD 1,383 thousand. The amount of the expenses represents the effective cost of the acquisition of the Company, at that time a public shell, from an accounting perspective, by Kitov Pharmaceuticals Ltd.

C.	Foreign currency transactions

Transactions in foreign currency are translated to the respective functional currencies of Group companies at exchange rates as of the transaction dates. Monetary assets and liabilities denominated in foreign currency as of the reporting date are translated into the functional currency at the exchange rate as of said date. Exchange rate differences with respect to monetary items are the differences between the amortized cost in the functional currency as of the start of the year, adjusted for the effective interest during the year, and the amortized cost in foreign currency, translated at the exchange rate as of the end of the year. Non-monetary items denominated in foreign currency and measured at historical cost, are translated using the exchange rate as of the transaction date. Exchange rate differences arising from translation into the functional currency are recognized on the statement of operations.

D.	Non-derivative financial liabilities

Non-derivative financial liabilities include: borrowings from related parties and others, trade payables and accounts payable.

F-9

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 3 - Significant Accounting Policies (continued)

Initial recognition of financial liabilities

The Group initially recognizes debt instruments issued as they are created. Other financial liabilities are initially recognized on the trade date on which the Group becomes party to contractual terms of the instrument.

Financial liabilities are initially recognized at fair value less any attributable transaction costs. Subsequent to initial recognition, financial liabilities are measured at amortized cost using the effective interest method.

Transaction costs directly related to a specific instrument are classified as financial liabilities and are recognized as an asset under deferred expenses on the statement of financial position. These transaction costs are deducted from the financial liability upon initial recognition thereof, or are amortized as finance expenses on the statement of operations when the issuance of the instrument is no longer expected to take place.

De-recognition of financial liabilities

Financial liabilities are de-recognized upon expiration of the Group's liability, as set forth in the agreement, or when reversed or cancelled.

E.	Intangible assets – research and development costs

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss when incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group has the intention and sufficient resources to complete development and to use or sell the asset. The expenditure capitalized in respect of development activities includes the cost of materials, direct labor and overhead costs that are directly attributable to preparing the asset for its intended use, and capitalized borrowing costs. Other development expenditure is recognized in profit or loss as incurred. In subsequent periods, any capitalized development expenditure is measured at cost less accumulated amortization and accumulated impairment losses.

As the Company has not met the criteria mentioned above, all development costs are currently recognized in profit and loss as expense.

F.	Loss per share

The Group presents loss per share data for its ordinary share capital. Loss per share is calculated by dividing the loss attributable to holders of ordinary shares, by the weighted average number of ordinary shares outstanding during the period.

G.	Transactions with controlling shareholder

Assets and liabilities included in a transaction with a controlling shareholder are measured at fair value on the date of the transaction. As the transaction is on the equity level, the Company includes the difference between the fair value and the consideration from the transaction in its equity.

F-10

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 3 - Significant Accounting Policies (continued)

H.	Share-based payment transactions

The fair value of share-based payment grants to employees and officers is recognized as payroll expense, against equity, over the period in which non-contingent eligibility for such grant is earned. The amount charged as share-based payment grants expense is contingent on vesting conditions, which are service or performance conditions and is adjusted to reflect the number of grants expected to vest. As for share-based payment grants contingent on non-vesting conditions, or on vesting conditions which are performance conditions that are market conditions, the Company accounts for these conditions when estimating the fair value of such grants; therefore the Company recognizes an expense with respect to these grants, regardless of fulfillment of these conditions.

I.	Financing income and expense

Finance income comprises changes in the fair value of financial liability through profit and loss.

Finance expenses include loss from exchange rate differences and interest paid on loans received. Interest expense is recognized, using the effective interest method. In the statements of cash flows, Interest paid is presented as part of cash flows from financing activities

J.	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and warrants are recognized as a deduction from equity, net of any tax effects.

K.	Share issuance expense

Share issuance expense is recognized when incurred, as pre-paid expenses, when an issuance is expected to take place. Expenses are recognized under Share Premium upon the issuance of shares.

L.	Issuance of units of securities

The consideration received from the issuance of units of securities is attributed initially to financial liabilities that are measured each period at fair value through profit or loss, and then to financial liabilities that are measured only upon initial recognition at fair value. The remaining amount is the value of the equity component.

Direct issuance costs are attributed to the specific securities in respect of which they were incurred, whereas joint issuance costs are attributed to the securities on a proportionate basis according to the allocation of the consideration from the issuance of the units, as described above.

Note 4 - Cash

	As of December 31
	2014	2013
	USD thousands

Balance in USD	165	80
Balance in other currencies (primarily NIS)	1,148	113
Total cash	1,313	193

F-11

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 5 - Other Receivables

	As of December 31
	2014	2013
	USD thousands

Government authorities - VAT	420	38
Prepaid expenses	26	80

Total receivables	446	118

Note 6 - Subsidiary

The following is condensed information regarding the subsidiary directly held by the Company:

	Incorporated	Group’s ownership		Company’s direct ownership of		Amounts provided by the Company to the subsidiary		Total investment
	in	equity		equity		Loans	Guarantees	in subsidiary
						USD thousands
Kitov Pharmaceuticals Ltd.	Israel	100	%*	100	%*	6,081	-	(5,464)

*	20% of Kitov share capital is held in trust on behalf of the Company.

Note 7 - Other Payables

	As of December 31
	2014	2013
	USD thousands
Due to related parties (note 11)	82	40
Accrued expenses	10	266
Employees and payroll related Government authorities	22	-
Other*	-	114
	114	420

*	Loans obtained from lenders other than related parties. For terms of these loans, see Note 8 below.

Note 8 - Loans from Related Parties and Others

A.	Composition as of December 31:

	2014	2013
	USD thousands

Related parties	294	783
Others - presented under Other Payables, see Note 7	-	114
	294	897

F-12

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 8 - Loans from Related Parties and Others (continued)

B.	Below is information regarding the balances as of December 31:

Loan currency	Interest and linkage terms	Note	2014	2013

USD	No interest or linkage	(1)	294	363
NIS	No interest, linked to CPI	(2)	-	69
NIS	No interest, linked to CPI	(2)	-	298
NIS	No interest or linkage	(2)	-	167
			294	897

(1)	Amounts received from related parties in Kitov for financing operations prior to the date of Kitov's Acquisition by the Company. These loans were fully repaid through March 2015.

(2)	These loans were fully repaid during 2014.

Note 9 - Equity

A.	The Company's share capital

	As of December 31, 2014		As of December 31, 2013
	Authorized	Issued and paid-in	Authorized	Issued and paid-in

Ordinary shares, no par value*	500,000,000	5,971,467	38,461,538	2,010,401

*	In November 2014, the Company completed a 1-for-13 reverse stock split of its outstanding share capital. These financial statements and the accompanying notes give retroactive effect to the reverse stock split for all periods presented. In addition, the reverse stock split resulted in an adjustment in the number of shares issuable upon the exercise of warrants at a 1:13 ratio. Furthermore, an increase to the authorized share capital was approved, following which it stands at 500,000,000 shares.

B.	During the year, the Group recognized the following amounts under share capital, reserves and share premium

	For the year ended December 31
	2014	2013
	USD thousands
Share premium for shares issued in conjunction with the Acquisition*	-	1,383
Issuance of shares, net of issuance costs	6,257	-
Share issuance deriving from a strategic cooperation agreement (see note 12)	660	-
Share-based payments	88	296
Options exercised	64	27
Receipts (repayment) of a loan from a related party (see note 11D)	(141)	141
Capital reserve from related parties**	43	242

	6,971	2,089

*	Stock exchange listing expenses were determined based on the quoted share price as of the Acquisition date, amounting to USD 1,383 thousand. See Note 3B.

**	The change in capital reserve from related parties consists of non-remunerable services provided by related parties.

F-13

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 9 – Equity (continued)

C.	Financing rounds

1.	In March 2014, the Company issued 2,211,538 shares at a price of Israeli Shekel (NIS) 7.80 per share. Total gross proceeds amounted to NIS 17,250,000 (USD 4.9 million). In addition, in August 2014, the Company issued to the underwriters 1,437,500 warrants (series 1) at an exercise price of NIS 9.75 per share, exercisable into 110,577 shares for their services. The warrants are exercisable through June 30, 2015. The fair value of these warrants total $57 thousand

2.	In May 2014 the Company filed a rights offering prospectus, in which it issued 5,717,074 warrants (series 1) on a pro-rata basis to all its shareholders, exercisable from their issuance date through June 30, 2015. Each 13 warrants are exercisable into one share, for a cash payment of NIS 9.75 per share. The exercise price is not linked to any index. The warrants were registered for trading on June 11, 2014. Any warrant that is not exercised during the exercise period will expire, and the holder will not have any right or claim on it. Company's management estimated the value of the warrants at USD200 thousand. This amount was recorded as payments on account of warrants against premium on shares.

3.	In September 2014 the Company issued 1,548,000 shares and 25,156,250 warrants (series 2) exercisable into 1,627,339 shares at a price per unit of NIS 5.20. The warrants are exercisable from their issuance date through September 2, 2015. Total gross proceeds amounted to NIS 8,050,000 (USD 2.2 million). Net proceeds amounted to USD 2,072 thousand, of which USD 349 thousand, which represent the market value of the warrants at their first day of trade, were attributed to liabilities, warrant issuance cost of USD 25 thousand were charged to finance expenses in the statement of operations and the remaining USD 1,748 thousand were attributed to share premium. As of December 31, 2014, the fair market value of the warrants was USD 78 thousand. The change in value since issuance has been recorded as finance income.

Note 10 - Share-based Payment Arrangements

The Company grants options to service providers as well as under the 2013 Option Plan. On November 27, 2013, the Company adopted the 2013 Kitov Pharmaceutical Holdings Ltd. Stock Option Allocation Plan, or the 2013 Option Plan. The 2013 Option Plan provides for the granting of options to directors, officers, employees and consultants and to the directors, officers, employees and consultants of subsidiaries and affiliates. The 2013 Option Plan provides for options to be granted at the determination of the board of directors (which is entitled to delegate its powers under the 2013 Option Plan to the Company's compensation committee) in accordance with applicable laws. The exercise price and vesting period are determined by the board of directors.

F-14

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 10 - Share-based Payment Arrangements (continued)

A.	Below are details of options granted during the reporting period.

1.	1,195 thousand options granted in July 2013 to Lior Tamar Investments Ltd., serving as advisors to the Company. Each option may be immediately exercised into one ordinary share at an exercise price of NIS 0.10 per share. These options were exercised in 2013 and 2014. The shares were included in the 1-for-13 reverse stock split. See note 9A.

2.	1,370 thousand options granted to the Company's CFO and Board member, Mr. Simcha Rock. Each 13 options may be exercised into one ordinary share, at an exercise price of NIS 10.40 per share. Exercise period is 36 months from date of issuance.

-	1,012 thousand options vest over 18 months (in equal monthly portions) starting from the date the Company raises NIS 1,000,000 or more. (This condition was met with the public issuance in March 2014, see Note 9.C.1.)

-	181 thousand options subject to the achievement of a milestone (success in clinical trial), the outcome of which is expected during 2015.

-	177 thousand options immediately exercisable.

3.	400 thousand options granted to an external advisor of the Company. Each 13 options may be exercised into one ordinary share. The grant includes 200 thousand options which may be immediately exercised into ordinary shares, at an exercise price of NIS 5.85 per share and 200 thousand options which may be immediately exercised into ordinary shares at an exercise price of NIS 7.15 per share. Exercise period is 24 months from date of issuance.

4.	933 thousand options granted to an external consultant in August 2014. The grant was comprised of:

-	600 thousand options of which each 13 options may be exercised into one ordinary share, at an exercise price of NIS 15.60 per share over a vesting period of 2 years. Exercise period is 48 months from date of issuance.

-	333 thousand options of which each option may be immediately exercised into one ordinary share, at an exercise price of NIS 0.60 per share. These options were exercised in 2014. The shares were included in the 1-for-13 reverse stock split. See note 9A.

5.	250 thousand options granted to an employee in August 2014. Each 13 options may be exercised into one ordinary share, at an exercise price of NIS 8.45 per share over a vesting period of 3 years. Exercise period is 120 months from date of issuance.

B.	Other share based payment arrangements

See note 12 with regard to share based payments to a strategic cooperation service provider.

F-15

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 10 - Share-based Payment Arrangements (continued)

C.	The number and weighted average exercise prices (in NIS) of share options are as follows:

	Weighted average exercise price		Number of options
	2014	2013	2014	2013
Outstanding at January 1	0.46	-	1,819,475	-
Forfeited during the year	-	-	-	-
Expired during the year	-	-	-	-
Exercised during the year	0.21	0.10	567,949	960,000
Granted during the year	0.8	0.46	2,620,833	2,779,475
Outstanding at December 31	0.78	0.46	3,872,359	1,819,475
Exercisable at December 31	0.54	0.65	4,171,684	6,138,932

D.	The fair value of the Company’s share options granted to employees, directors and service providers was estimated by applying the Black Scholes model using the following assumptions:

	2014	2013
Share Price - NIS	0.52 - 0.60	0.65
Expected volatility (%)	56 - 115	72-97
Expected duration (years)	4-10	2-5
Dividend yield (%)	0	0
Risk free rate interest rate (%)	0.75 - 3	1.2 - 2.3

The expected volatility of the share prices reflects the assumption that the historical volatility of the share price is reasonably indicative of expected future trends. The expected term of the instruments has been based on general option holder behavior.

E.	Expenses recognized in the financial statements:

	For the year ended December 31
	2014	2013
	USD thousands
Total share based general and administrative expense recognized	88	296

Note 11 - Transactions and Balances with Related Parties

A.	Related party balances are included in the balance sheet under the following items:

	As of December 31
	2014	2013
	USD thousands
Accounts payable	-	5
Other payables	82	40
Loans from related parties	294	783

F-16

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 11 - Transactions and Balances with Related Parties (continued)

B.	The statement of operations includes amounts referring to transactions with related parties, as follows:

	For the year ended December 31
	2014	2013
	USD thousands
General and administrative expenses*	477	382
Research and development expenses*	-	47
Interest and linkage expenses	6	31

*	Balance includes non-remunerable service expense. See note 9B and notes C1 and C2 below.

C.	Service agreement with related parties

Upon the closing of the Acquisition, employment agreements were signed with the controlling shareholder and with Company officers, as follows:

1.	Agreement for consulting services with a company owned by Dr. Paul Waymack. The monthly payment amounts to NIS 30 thousand (USD 9 thousand). Actual payments commenced in March 2014, after completion of a funding round. Expenses for services rendered by Dr. Waymack, for the months of January and February 2014, are included in the financial statements against capital reserves as these services were not remunerable. In November 2014 the general shareholders' meeting approved a raise in the monthly payment to USD 14 thousand, retroactively from September 2014.

2.	Agreement with Mr. Simcha Rock for his full time services to the Company as the Company's CFO. The monthly payment amounts to NIS 35 thousand (USD 10 thousand). Actual payments commenced in March 2014 after completion of a funding round. Expenses with respect to services rendered by Mr. Rock in the months of January and February 2014 are included in the financial statements against capital reserves as these services were not remunerable. In November 2014 the general shareholders' meeting approved a raise in the monthly payment to NIS 50 thousand (USD 13 thousand), retroactively from September 2014.

3.	On November 20, 2014 the general shareholders' meeting approved the employment of Mr. Isaac Israel (replacing his existing engagement as a service provider). Mr. Israel's basic salary will be NIS 40 thousand per month (USD 10 thousand) and will be linked to the Consumer Price Index.

In addition. Dr. Waymack, Mr. Rock, and Mr. Israel are entitled to annual and special bonuses, see Note 12.C.

D.	In 2013 the Company received USD 141 thousand from a former controlling shareholder. The return of this sum was subject to certain circumstances under the control of the Company, and therefore was classified as a capital reserve. In 2014 the Company returned this amount to the former controlling shareholder.

F-17

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 12 - Commitments

A.	In April 2014, the Company signed a strategic cooperation agreement with Dexcel Ltd. (hereinafter: “Dexcel”), including formulation development services for the drug KIT-302 (hereinafter: “the drug”), the right to negotiate the commercial manufacture of the drug, and the right to negotiate the marketing of the drug.

In consideration for the services provided by Dexcel, the Company will pay USD 2 million in 4 equal USD 0.5 million payments. The first payment was made 30 days after the date of the signing on the agreement, and the other three payments will be paid according to milestones, the second payment of which was made in May 2015. In addition, the Company will pay USD 1.5 million worth of shares in 3 tranches of USD 0.5 million each. The first tranche was issued at a share price of NIS 11.05 per share, and 157,783 shares were issued. The other two tranches will be issued upon reaching milestones, at a price per share based on the average price per share during the 45 days prior to the date of completing the relevant milestone. Upon completion of a milestone, the second tranche was issued subsequent to balance sheet date in May 2015 at a share price of NIS 3.359, totaling 597,511 shares. Dexcel is required to pay the Company USD 0.5 million in 2 payments upon completion of milestones for the right to negotiate the global marketing rights and the commercial manufacturing of the drug. The first payment was received in May 2015. Payments made to Dexcel, net of receipts from Dexcel, are charged to research and development expenses based on milestones achieved and progress of the work done.

The intellectual property (hereinafter - “IP”) owned by the Company prior to this agreement will continue to be owned by the Company. Dexcel was granted the right to use the Company’s IP for the purpose of development and marketing of the drug. Any IP developed in the process of the drug’s development and manufacturing will be owned jointly by the Company and Dexcel, and the Company and Dexcel will give each other the right to use this IP. In addition, any IP developed by Dexcel in the process of the drug’s development and manufacturing, and which is not under the joint IP, will be owned by Dexcel, and Dexcel will give the Company the right to use it in connection with the drug.

B.	The Company has an annual commitment under a lease agreement for its office premises of approximately NIS 240 thousand (approximately USD 64 thousand) for a period of five years beginning January 1, 2015.

C.	The Company’s Chairman of the Board, Chief Executive Officer, and Chief Financial Officer are entitled to annual and special bonuses under the terms of their employment and consulting agreements. These bonuses will become due upon the achievement of certain milestones, including fund raising, merger transactions, and agreements for the commercialization of the Company’s products. None of these milestones were met in 2014.

F-18

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 13 - Research and Development Expenses

Research and development expenses include consulting expenses for development of drug formulation and for non-clinical, clinical, regulatory and project management work required for the Company's drug portfolio.

	For the year ended December 31
	2014	2013
	USD thousands

Payroll expenses - related party	-	47
Sub-contractors	3,192	62
	3,192	109

Note 14- General and Administrative Expenses

	For the year ended December 31
	2014	2013
	USD thousands
Payroll expenses (see also Note 10 with regard to share-based payment arrangements)	523	554
Professional consulting	532	385
Board member remuneration and insurance	54	57
Rent and office maintenance	52	26
Other general and administrative expenses	108	39

	1,269	1,061

Note 15 - Other Expenses

As part of the Acquisition, Haiku, a wholly owned company of the controlling shareholder at the time of the transaction, was eligible to receive, out of all funds raised by the Company in one or multiple transactions, an amount of up to NIS 2,500 thousand. Following the share issuance described in Note 9C1., an amount of NIS 2,500 thousand (USD 720 thousand) was paid to Haiku. This amount was recorded as other expenses.

Note 16–Finance Expense (Income)

	For the year ended December 31
	2014	2013
	USD thousands
Finance expense
Fees and interest expense	21	17
Loss from exchange rate differences, net	216	27
Interest and linkage on related party loans	-	31
Credit allocation fee	83	-
Warrant issuance costs	25	-
	345	75
Finance income

Net change in fair value of financial instrument designated at fair value through profit and loss	274	-
	274	-

F-19

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Consolidated Financial Statements

Note 17 - Taxes on Income

A.	Corporate tax rate

The tax rate applicable to the Company for 2014 is 26.5%

B.	The Company and its subsidiary incurred losses in 2014, as well as carry-forward losses from previous years, which will not be utilized in the foreseeable future. Therefore the Group companies did not record current taxes or deferred taxes.

The carry-forward loss for tax purposes for the Company and its subsidiary, together with the balance of research and development expenses to be recognized in coming years, amounts to USD 5 million as of December 31, 2014 (2013 – USD1 million).

C.	The Company's 2009 tax assessment is deemed finalized, pursuant to section 145 of the Income Tax Ordinance. The subsidiary has no finalized tax assessments to date.

Note 18 -  Subsequent Events

In March 2015 the Company issued 6,388,077 shares, 24,913,200 warrants (series 2) exercisable into 1,916,400 shares and 3,194,000 warrants (series 3) exercisable into 3,194,000 shares at a price per unit of NIS 1.30. Total gross proceeds amounted to NIS 8,304,400 (USD 2.1 million), of which NIS 505,000 (USD 0.1 million) was allocated to the warrants' fair value. The warrants are exercisable through September 2, 2015 and April 30, 2015, respectively.

Proceeds from the issuance were received by the share issue manager on March 31, 2015, and were transferred to the Company on April 1, 2015.

F-20

Kitov Pharmaceuticals

Holdings Ltd.

Condensed Consolidated

Interim Financial

Statements

As of June 30, 2015

F-21

Kitov Pharmaceuticals Holdings Ltd.

Condensed Consolidated Interim Financial Statements as of June 30, 2015

F-22

Kitov Pharmaceuticals Holdings Ltd.

Condensed Consolidated Statements of Financial Position

		June 30	December 31
		2015	2014
		(unaudited)	audited
	Note	USD thousands	USD thousands

Assets
Cash and cash equivalents		1,652	1,313
Other receivables		351	446

Total current assets		2,003	1,759

Fixed assets		6	-

Total assets		2,009	1,759

Current Liabilities
Accounts payables		228	500
Other payables		293	114
Related parties	5	-	294
Derivative instruments		266	78

Total current liabilities		787	986

Non-current liabilities

Post employment benefit liabilities		90	-

Equity

Share capital, no par value		-	-
Share premium	4	11,626	9,104
Receipts on account of warrants		-	200
Capital reserve for share-based payments		279	560
Capital reserve from transactions with related parties		761	761
Accumulated loss		(11,534)	(9,852)

Total equity		1,132	773

Total liabilities and equity		2,009	1,759

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-23

Kitov Pharmaceuticals Holdings Ltd.

Condensed Consolidated Statements of Operations

	For the six months ended
	June 30
	2015	2014
	USD thousands	USD thousands

Research and development expenses	919	1,928
General and administrative expenses	708	476
Other expenses	-	720

Operating loss	1,627	3,124

Finance expense	55	91
Finance income	-	(6)

Loss for the period	1,682	3,209

Loss per share
Basic and diluted loss per share - USD	0.18	*0.91
Number of shares used in calculating basic and diluted loss per share	9,338,280	*3,529,217

* Retroactively adjusted to reflect the reverse stock split that took place in November 2014.

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-24

Kitov Pharmaceuticals Holdings Ltd.

Condensed Consolidated Statements of Changes in Equity

					Capital
					reserve from
				Capital	transactions
			Receipts on	reserve for	with
	Share	Share	account of	share-based	related	Accumulated
	capital	premium	warrants	payments	parties	loss	Total
	USD thousands

For the six months ended June 30, 2015:

Balance as of January 1, 2015	-	9,104	200	560	761	(9,852)	773

Issuance of shares, net of issuance costs	-	1,821	-	-	-	-	1,821
Exercise and expiration of Warrants (series 1)	-	201	(200)	-	-	-	1
Share issuance deriving from a strategic cooperation agreement	-	500	-	(333)	-	-	167
Share-based payments	-	-	-	52	-	-	52
Total comprehensive loss for the period	-	-	-	-	-	(1,682)	(1,682)

Balance as of June 30, 2015	-	11,626	-	279	761	(11,534)	1,132

				Capital
				reserve from
			Capital	transactions
			reserve for	with
	Share	Share	share-based	related	Accumulated
	capital	premium	payments	parties	loss	Total
	USD thousands

For the six months ended June 30, 2014:

Balance as of January 1, 2014	-	2,654	141	859	(4,600)	(946)

Issuance of shares, net of issuance costs	-	4,451	57	-	-	4,508
Issuance of warrants in a right offering	-	(200)	200	-		-
Share issuance deriving from a strategic cooperation agreement		327	167	-	-	494
Share-based payments	-	-	31	-	-	31
Options exercised	-	46	(39)	-	-	7
Capital reserve from transactions with related parties	-	-	-	43	-	43
Return of funds to a related party	-	-	-	(141)	-	(141)
Total comprehensive loss for the period	-	-	-	-	(3,209)	(3,209)

Balance as of June 30, 2014	-	7,278	557	761	(7,809)	787

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-25

Kitov Pharmaceuticals Holdings Ltd.

Condensed Consolidated Statements of Cash Flows

	For the six months ended June 30
	2015	2014

Cash flows from operating activities:
Loss for the period	(1,682)	(3,209)
Adjustments:
Finance expense (income), net	55	85
Share-based payment	37	31
Expenses in regard to a strategic cooperation agreement	167	494
Non-remunerable services provided by related parties	-	37

	(1,423)	(2,562)
Changes in assets and liabilities:
Changes in other receivables	123	(335)
Changes in accounts payables	(277)	89
Changes in other payables	178	(142)
Changes in Post employment benefit liabilities	90	-

	114	(388)

Net cash used in operating activities	(1,309)	(2,950)

Cash flows from investing activities:
Acquisition of fixed assets	(6)	-
Net cash used in investing activities	(6)	-

Cash flows from financing activities:
Repayment of loans from related parties	(294)	(495)
Loans received from third parties	-	132
Repayment of loans from third parties	-	(189)
Proceeds from issuance of shares	1,929	4,964
Share issuance expenses paid	(108)	(456)
Proceeds from issuance of warrants	157	-
Option issuance expenses paid	(5)	-
Receipts from warrants exercised	1	-
Interest paid	(4)	(86)
Net cash provided by financing activities	1,676	3,870

Net increase (decrease) in cash and cash equivalents	361	920
Cash and cash equivalents at the beginning of the period	1,313	193
Effect of translation adjustments on cash and cash equivalents	(22)	18

Cash and cash equivalents at the end of the period	1,652	1,131

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

F-27

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Condensed Consolidated Interim Financial Statements as of June 30, 2015 (unaudited)

Note 1 -General

A.	Reporting entity

Kitov Pharmaceuticals Holdings Ltd. (hereinafter: "the Company") was incorporated in Israel in August, 1968 as a private company with limited shares. Since September, 1978, the Company’s shares have been listed for trading on the Tel Aviv Stock Exchange. The Company's address is Azrieli Towers, the Round Tower, 132 Menachem Begin Road, Tel Aviv.

In October 2012, the Company disposed of all of its previous operations, and in July, 2013, the Company acquired shares of Kitov Pharmaceuticals Ltd. (hereinafter: "Kitov") from its shareholders, in exchange for the Company’s shares (hereinafter: "the Acquisition").

The Company together with Kitov are referred to, in these financial statements, as "the Group"

As of the date of the financial statements, the Company is engaged, through Kitov, in the development of combination drugs that treat two clinical conditions simultaneously, pain deriving from osteoarthritis and hypertension.

During the reported period, the Company incurred losses and negative cash flows from operations. The accumulated loss has reached USD 11.5 million. The Company has financed its operations mainly through the issuance and sale of its securities. The Company is acting to raise additional funds required for its operations according to the Company's work plan. The Company estimates that cash as of the approval date of the financial statements will allow it to fund its operations through the fourth quarter of 2015.

As of the balance sheet date, there is significant doubt about the Company's continued operating as a going concern. The financial statements include no adjustments for measurement or presentation of assets and liabilities, which may be required should the Company fail to operate as a going concern.

B.	Immaterial adjustment of previously released financial statements

An adjustment was made to the financial statements as of December 31, 2014  that have been issued previously regarding the classification  of warrants which have been issued to the public in September 2014. These warrants were classified in equity rather than as a financial liability as required since their exercise price was not considered fixed. These warrants are measured at fair value at each period end with the resulting adjustment charged to finance expense. The total effect on the statement of operations for the year ended December 31, 2014 was USD 246 thousand and derivative instruments of USD 78 thousand were added to current liabilities. These financial statements incorporate the immaterial adjustment

Note 2 - Basis of Preparation

A.	Statement of compliance

These condensed consolidated interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting and do not include all of the information required for full annual financial statements. They should be read in conjunction with the financial statements as at and for the year ended December 31, 2014 (hereinafter – “the annual financial statements”).

F-28

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Condensed Consolidated Interim Financial Statements as of June 30, 2015 (unaudited)

Note 2 - Basis of Preparation (continued)

B.	The Company’s presentation currency is the US dollar (USD).

The following presents the exchange rates of the New Israeli Shekel (NIS) to the USD:

		As of
As of June 30		December 31
2015	2014	2014

3.769	3.438	3.889

The following presents changes in USD rates:

For the six months ended		For the year ended
June 30		December 31
2015	2014	2014
%	%	%

(3.08)	(0.95)	11.0

C.	Use of estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Note 3 - Significant Accounting Policies

The accounting policies applied by the Group in these condensed consolidated interim financial statements are the same as those applied by the Group in its annual financial statements.

Note 4 –Share Capital and Share Premium

A.	The Group recognized the following amounts in share capital, share premium and capital reserves:

	For the six months ended		For the Year ended
	June 30, 2015	June 30, 2014	December 31, 2014
	USD thousands	USD thousands	USD thousands
Issuance of shares, net of issuance costs*	1,821	4,508	6,257
Share issuance deriving from a strategic cooperation agreement	167	494	660
Share-based payments	52	31	88
Options exercised	1	7	64
Return of funds to a related party	-	(141)	(141)
Capital reserve from related parties	-	43	43
	1,791	4,942	6,971

F-29

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Condensed Consolidated Interim Financial Statements as of June 30, 2015 (unaudited)

Note 4 –Share Capital and Share Premium (continued)

*	During the six months ended June 30, 2015 and 2014 issuance costs totaled USD 108 thousand and USD 513 thousand, respectively. During the year ended December 31, 2014 these costs totaled USD 650 thousand. These costs are included as a deduction from equity.

B.	On March 30, 2015 the Company issued 6,388,000 shares at a price per share of NIS 1.30 and 24,913,200 warrants (series 2) exercisable into 1,916,400 shares and 3,194,000 warrants (series 3) exercisable into 3,194,000 shares for no consideration. Total gross proceeds amounted to NIS 8,304,400 (USD 2.1 million). Warrants (series 3) expired on April 30, 2015. Warrants (series 2) are exercisable through September 2, 2015. Regarding the extension of the exercise period, see note F. below.

Net proceeds amounted to USD 1,974 thousand, of which USD 157 thousand, which represent the market value of the warrants at their first day of trade, were attributed to liabilities, warrant issuance cost of USD 5 thousand were charged to finance expense in the statement of operations and the remaining USD 1,821 thousand were attributed to share premium.

Proceeds from the issuance were received by the share issue manager on March 31, 2015, and were transferred to the Company on April 1, 2015.

C.	In February, 2015, the Company's board of directors decided to grant 44,786 options to two consultants in return for their services. The options are exercisable into 44,786 shares. The options became exercisable immediately on the grant date, May 14, 2015, for an exercise price of NIS 4.00 for a period of 24 months.

D.	During the reported period 4,571 warrants (series 1) were exercised into 352 shares for proceeds of approximately USD 1 thousand.

E.	In May 2015 the Company issued 597,511 shares to Dexcel Ltd. in exchange for formulation development services, and paid Dexcel a net amount of USD 0.25 million, following the meeting of milestones.

F.	In June 2015 the Company's board of directors decided to act to extend the exercise period of warrants (series 2) by six months until March 1, 2016. In accordance with a court order, the Company called for a shareholders' meeting and a warrant holders' meeting on August 9, 2015. The meetings did not have a quorum and were therefore re-convened on August 16, 2015. The extension was approved by the two meetings. On August 18, 2015 the Company submitted to the court the results of the said meetings.

Note 5 -Transactions and Balances with Related Parties

A.	Balances with related parties are included in the statement of financial position in the following items:

	June 30,	December 31,
	2015	2014
	USD thousands	USD thousands

Other payables	83	82
Long term Liability for Retirement	90	-
Loans from related parties	-	294

F-30

Kitov Pharmaceuticals Holdings Ltd.

Notes to the Condensed Consolidated Interim Financial Statements as of June 30, 2015 (unaudited)

Note 5 -Transactions and Balances with Related Parties (continued)

B.	The statements of operations include the following transactions with related parties and related parties:

	For the six months ended
	June 30
	2015	2014
	USD thousands	USD thousands
General and administrative expenses	381	215

Other expenses	-	720

Financing expenses	-	2

Note 6 - Subsequent Events

A.	Regarding the extension of the exercise period of warrants (series 2) by six months until March 1, 2016, see note 4F.

B.	In August 2015, the Company entered into a loan agreement with certain lenders in the aggregate amount of $430,000, under the terms of which the Company has a put option enabling the Company to require the lenders to provide additional funding of up to $430,000 (the “Loan”). Upon repayment of the Loan (or conversion into ordinary shares under certain circumstances), the Company will pay the lenders a fee in amounts ranging up to 50% of the Loan, depending on factors such as a future public offering, location of offering, timing of offering and participation of the lenders in the offering. The Loan and fee must be repaid either in cash or converted into shares, under certain circumstances, upon a public offering either in the US or Israel, but in any event, no later than December 31, 2015.

In connection with the loan, the Company has also granted the lenders warrants to purchase 1,720,000 ordinary shares with an exercise price of NIS 1.80, which may be exercised through August 31, 2016.

Until full repayment of the Loan and fee, the Company has undertaken not to incur any borrowings, other than those advanced by related parties or used for the repayment the Loan.

In addition, until full repayment of the Loan and fee, the Company’s shareholders' equity, as reflected in its most recent published financial statements, may not reflect a deficit greater than $500,000; otherwise, each lender may request immediate repayment of its portion of the then unpaid outstanding loan balance, if any.

F-31

American Depositary Shares Each Representing 20 Ordinary Shares

Warrants to Purchase    American Depositary Shares

PROSPECTUS

Rodman & Renshaw a unit of H.C. Wainwright & Co.	Joseph Gunnar & Co.

Until        , 25 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required in Prospectus

Item 6.            Indemnification of Office Holders (including Directors).

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738-1968 (the “Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•	a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent; and

•	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

II - 1

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a monetary liability imposed on the office holder in favor of a third party;

•	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

•	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this Registration Statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including with respect to liabilities resulting from this Registration Statement on Form F-1, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. When this Registration Statement on Form F-1 becomes effective, the maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is with respect to all permitted indemnification, including in connection with a public offering of our securities, an amount equal to 25% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnification payment was made. Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

II - 2

Item 7.            Recent Sales of Unregistered Securities.

The following is a summary of transactions during the three years preceding this offering, involving offers and sales of our securities which took place outside the United States and were not registered under the Securities Act:

On March 3, 2014, we issued 2,211,450 ordinary shares, in exchange for NIS 17.25 million (approximately $4.9 million based on the representative rate of exchange on the date of closing, March 3, 2014) in a public offering on the Tel Aviv Stock Exchange pursuant to a prospectus we filed with the Israel Securities Authority. As part of the offering, we committed to our shareholders that we would initiate a rights offering to all existing shareholders. The specific terms of the rights offering were not described in the prospectus.

On May 28, 2014, we published a prospectus for a rights offering under which each shareholder received, at no cost, one Series 1 traded warrant for each ten ordinary shares held by such shareholder. No consideration was received by us in connection with the issuance of the warrants. The aggregate number of Series 1 traded warrants issued was 5,717,074 exercisable into 439,757 ordinary shares. The Series 1 Traded warrants were traded on the Tel Aviv Stock Exchange and expired on June 30, 2015.

On September 3, 2014 we issued 1,548,077 ordinary shares, and 25,156,250 Series 2 tradable warrants exercisable into 1,935,019 ordinary shares in exchange for NIS 8.05 million (approximately $2.2 million based on the representative rate of exchange on the date of closing, September 3, 2014) in a public offering on the Tel Aviv Stock Exchange, and on March 30, 2015 we issued additional 24,913,200 Series 2 tradable warrants exercisable into1,916,400 ordinary shares under the same terms and conditions. The Series 2 tradable warrants were exercisable any time until September 2, 2015 at an exercise price of NIS 5.20 (approximately $1.38) and are traded on the Tel Aviv Stock Exchange. On August 30, 2015, following approval of the extension by the special meetings of our shareholders and our holders of our Series 2 tradable warrants on August 16, 2015, the Tel Aviv District courts approved, under Section 350 of the Israeli Companies Law, the extension of the exercise period of the Series 2 tradable warrants until March 1, 2016.

On March 31, 2015 we issued 6,388,000 ordinary shares and 24,913,200 Series 2 tradable warrants exercisable into 1,916,323 ordinary shares, and 3,194,000 Series 3 tradable warrants exercisable into 3,194,000 ordinary shares, in exchange for NIS 8.304 million (approximately $2.1 million based on the representative rate of exchange on the date of closing, March 31, 2015) in a public offering on the Tel Aviv Stock Exchange. The Series 3 warrants expired on April 30, 2015.

We had 2,483,753 outstanding options under our 2013 Option Plan to purchase an aggregate of 232,888 ordinary shares, of which options to purchase 171,057 shares are exercisable. Each of these options is exercisable for an exercise price of between NIS 4.00 (approximately $1.06) and NIS 15.60 (approximately $4.13) per share. All the options will be fully vested within three years. These options have expiration dates of between May 2016 and August 2024.

None of the transactions after our initial public offering in Israel used the services of a U.S. underwriter.

Item 8.            Exhibits and Financial Statement Schedules.

Exhibit Number	Exhibit Description

1.1**	Form of Underwriting Agreement
3.1**	Articles of Association of the Registrant and Certificate of Company Name Change (both unofficial English translations from Hebrew).

II - 3

4.1**	Form of Deposit Agreement among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder.
4.2**	Form of Warrant Agent Agreement.
4.3**	Form of American Depositary Receipt (included in Exhibit 4.1).
4.4**	Form of Underwriters' Warrant.
5.1**	Form of Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares.
10.1†**	Development Services Agreement, dated as of April 1, 2014, by and between Kitov Pharmaceuticals Holdings Ltd. and Dexcel Ltd.
10.2**	Master Research Services Agreement, dated February 4, 2014, between Kitov Pharmaceuticals Holdings Ltd. and Java Clinical Research Limited.
10.3**	Change Order Forms under Master Research Services Agreement between Kitov Pharmaceuticals Holdings Ltd. and Java Clinical Research Limited dated March 26, 2014, September 22, 2014, and April 2, 2015.
10.4**	Share Transfer Agreement, dated as of April 2, 2013, Kitov Pharmaceuticals Holdings Ltd. (then known as Mainron Line Logisitics Ltd.), Kitov Pharmaceuticals Ltd., the shareholders of Kitov Pharmaceuticals, Sheer Roichman and Haiku Capital Ltd.
10.5**	Form of Letter of Exemption adopted on July 2013 (unofficial English translation from Hebrew).
10.6**	Form of Letter of Indemnity adopted on July 2013 (unofficial English translation from Hebrew).
10.7**	2013 Stock Option Plan, as amended (unofficial English translation from Hebrew).
10.8**	Loan Agreement, dated August 12, 2015 between Kitov Pharmaceuticals Holdings Ltd. and certain lenders.
21.1**	List of subsidiaries of the Registrant
23.1	Consent of Somekh Chaikin, independent registered public accounting firm, a Member Firm of KPMG International
23.2**	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant (included in Exhibit 5.1)

† Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

** Previously filed.

II - 4

Item 9.            Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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6.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

d.	The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, State of Israel on November 20, 2015.

KITOV PHARMACEUTICALS HOLDINGS LTD.

By:	/s/ Isaac Israel
Name: Isaac Israel
Title: Chief Executive Officer

By:	/s/ Simcha Rock
Name: Simcha Rock
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on November 20, 2015 in the capacities.

Signatures	Title	Date

*	Chairman of the Board of Directors	November 20, 2015
J. Paul Waymack

/s/ Isaac Israel	Chief Executive Officer and Director	November 20, 2015
Isaac Israel	(Principal Executive Officer)

/s/ Simcha Rock	Chief Financial Officer and Director	November 20, 2015
Simcha Rock	(Principal Financial Officer and
Principal Accounting Officer)

*	Director	November 20, 2015
Philip Serlin

*	Director	November 20, 2015
Moran Sherf-Blau

Director
Alain Zeitoun * By: /s/ Isaac Israel Isaac Israel Attorney-in-fact

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Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in on this 20th day of November, 2015.

By:	Puglisi & Associates
Authorized U.S. Representative

	By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

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